UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

 SCHEDULE 14C

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FC Global Realty Incorporated

 (Name of Registrant as Specified In Its Charter)

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FC GLOBAL REATY INCORPORATED

 15150 North Hayden Road, Suite 235

 Scottsdale, Arizona 85260

 Notice of Action Taken Pursuant to Written Consent of Stockholders

Dear Stockholder:

The accompanying Information Statement is furnished to holders of shares of Common Stock of FC Global Realty Incorporated (“our company”,” “our,” “we” or “us”) pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder, in connection with an approval by written consent of the holders of our voting shares.

The purpose of this Notice and Information Statement is to notify our stockholders that, on May 15, 2019, we received written consents from stockholders to approve an amendment to our amended and restated articles of incorporation to, among other things (i) change the name of our company to “Gadsden Properties, Inc.”; (ii) increase the number of authorized shares of our Common Stock from 500,000,000 shares to 5,000,000,000 shares; and (iii) add certain provisions restricting ownership and transfer of shares to comply with requirements under the Internal Revenue Code for real estate investment trusts (the “Charter Amendment”).

Our board of directors approved the Charter Amendment and recommended that our stockholders approve it as well. In connection with the adoption of the Charter Amendment, our board of directors elected to seek the written consent of the holders of our outstanding voting shares in order to reduce associated costs and implement the Charter Amendment in a timely manner.

This Notice and the accompanying Information Statement are being furnished to you to inform you that the Charter Amendment has been approved by stockholders. The board of directors is not soliciting your proxy in connection with the Charter Amendment and proxies are not requested from stockholders.

The Charter Amendment will become effective upon filing with the Nevada Secretary of State’s Office, which will occur promptly following the 20th day after this Information Statement is first mailed to our stockholders. You are urged to read the Information Statement in its entirety for a description of the Charter Amendment.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Michele Pupach
Michele Pupach
Secretary

July 25, 2019

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED

TO STOCKHOLDERS ON OR ABOUT JULY 29, 2019

WE ARE NOT ASKING YOU FOR A PROXY

 AND YOU ARE REQUESTED NOT TO SEND US A PROXY

FC GLOBAL REATY INCORPORATED

 15150 North Hayden Road, Suite 235

 Scottsdale, Arizona 85260

INFORMATION STATEMENT

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS

 IS REQUIRED IN CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

 YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is first being mailed on or about July 29, 2019 to the holders of record of the outstanding Common Stock, $0.01 par value per share (the “Common Stock”), of FC Global Realty Incorporated, a Nevada corporation (“we,” “us,” “our” or “our company”), as of the close of business on May 15, 2019 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to a written consent in lieu of a meeting, dated May 15, 2019 (the “Written Consent”), of stockholders owning as of the Record Date (i) at least a majority of the outstanding shares of our Common Stock; (ii) all of the outstanding shares of our 7% Series A Cumulative Convertible Perpetual Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), Series B Non-Voting Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), and 10% Series C Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”); and (iii) at least a majority of the shares of our outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class.

The Written Consent authorized and approved an amendment to our current amended and restated articles of incorporation (the “Current Charter”) to, among other things (i) change the name of our company to “Gadsden Properties, Inc.”; (ii) increase the number of authorized shares of our Common Stock from 500,000,000 shares to 5,000,000,000 shares; and (iii) add certain provisions restricting the ownership and transfer of shares to comply with requirements under the Internal Revenue Code for real estate investment trusts (the “Charter Amendment”). A copy of the Charter Amendment is attached to this Information Statement as Appendix A.

The Written Consent is sufficient under the Nevada Revised Statutes, the Current Charter and our amended and restated bylaws to approve the Charter Amendment. Accordingly, the Charter Amendment will not be submitted to the other stockholders of our company for a vote, and this Information Statement is being furnished to such other stockholders to provide them with certain information concerning the Written Consent in accordance with the requirements of the Exchange Act, and the regulations promulgated under the Exchange Act, including Regulation 14C.

We will, when permissible following the expiration of the 20-day period mandated by Rule 14c of the Exchange Act and the provisions of the Nevada Revised Statutes, file the Charter Amendment with the Nevada Secretary of State’s Office. The Charter Amendment will become effective upon such filing.

AUTHORIZATION BY THE BOARD OF DIRECTORS

 AND THE MAJORITY STOCKHOLDERS

On May 15, 2019, our board of directors unanimously adopted resolutions approving the Charter Amendment and recommended that our stockholders approve it. In connection with the adoption of these resolutions, our board of directors elected to seek the written consent of stockholders in order to reduce associated costs and implement the Charter Amendment in a timely manner. On May 15, 2019, our stockholders Gadsden Growth Properties, Inc. (“Gadsden”) and FHDC Group, LLC (“FHDC” and together with Gadsden, the “Majority Stockholders”) executed and delivered the Written Consent to us.

Pursuant to our amended and restated bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Pursuant to the Nevada Revised Statutes, the Current Charter and our amended and restated bylaws, approval of the Charter Amendment at a meeting would require the affirmative vote of at least: (i) a majority of the total number of shares of our outstanding Common Stock; (ii) a majority of the total number of shares of our outstanding Series A Preferred Stock, voting as a separate class; (iii) a majority of the total number of shares of our outstanding Series B Preferred Stock, voting as a separate class; (iv) two-thirds of the total number of shares of our outstanding Series C Preferred Stock, voting as a separate class; and (v) a majority of the total number of shares of our outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class.

Holders of shares of Common Stock are entitled to one (1) vote per share. As of the Record Date, there were 389,104,820 shares of Common Stock issued and outstanding, of which Gadsden held 229,101,205 shares, or approximately 58.88%, and FHDC held 132,667,366 shares, or approximately 34.10%. Holders of shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock were entitled to vote with respect to the Charter Amendment on an as-converted to Common Stock basis. As of the Record Date, we had issued and outstanding 889,075 shares of Series A Preferred Stock, all of which were held by Gadsden, 6,264,993 shares of Series B Preferred Stock, all of which were held by Gadsden, and 2,498,682 shares of Series C Preferred Stock, of which FHDC held 2,000,000 shares and Gadsden held 498,682.

Accordingly, we have obtained all necessary corporate approvals in connection with the Charter Amendment. We are not seeking written consent from any other stockholder, and other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by Written Consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the action taken by the Majority Stockholders was by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our voting stock as of the Record Date by (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each person who is known by us to beneficially own more than 5% of our voting stock. Unless otherwise specified, the address of each of the persons set forth below is in care of our company, 15150 North Hayden Road, Suite 235, Scottsdale, AZ 85260.

	Amount of Beneficial Ownership(1)			Percent	Percent of	Percent of	Percent of
Name and Address of Beneficial Owner	Common Stock	Series A Preferred Stock	Series C Preferred Stock	of Common Stock(2)	Series A Preferred Stock(3)	Series C Preferred Stock(4)	Total Voting Stock(5)
John Hartman, CEO and Director	0	0	0	*	*	*	*
George Bell, COO	0	0	0	*	*	*	*
Scott Crist, CFO	0	0	0	*	*	*	*
Brian Ringel, Corporate Controller	0	0	0	*	*	*	*
Douglas A. Funke, Director	0	0	0	*	*	*	*
Dennis M. McGrath, Director (6)	1,370,752	0	0	*	*	*	*
B.J. Parrish, Director	0	0	0	*	*	*	*
Kristen E. Pigman, Director (7)	13,841,684	0	0	3.56%	*	*	*
Dolev Rafaeli, Director (8)	4,390,409	0	0	1.13%	*	*	*
James Walesa, Director	0	0	0	*	*	*	*
All directors and officers as a group (10 persons named above)	19,602,845	0	0	5.04%	*	*	1.34%
Gadsden Growth Properties, Inc. (9)	229,101,205	889,075	498,682	58.88%	100.00%	19.96%	54.77%
FHDC Group, LLC (10)	132,667,366	0	2,000,000	34.10%		80.04%	43.36%

*	Less than 1%

(1)	Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Except as set forth below, each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of its stock. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)	Based on 389,104,820 shares of Common Stock outstanding as of the Record Date.

(3)	Based on 889,075 shares of Series A Preferred Stock outstanding as of the Record Date. Each share of Series A Preferred Stock is, upon the occurrence of certain events, convertible into an estimated 501 shares of Common Stock, with the exact number of shares to be equal to $25 divided by the VWAP per share of Common Stock during the twenty (20) consecutive trading days prior to the applicable conversion date. VWAP is defined, generally, as the volume weighted average price for Common Stock on the applicable trading market, subject to a minimum of $0.0499. Holders of Series A Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(4)	Based on 2,498,682 shares of Series C Preferred Stock outstanding as of the Record Date. Each share of Series C Preferred Stock is, upon the occurrence of certain events, convertible into an estimated 250 shares of Common Stock, with the exact number of shares to be equal to $10 divided by 80% of the VWAP per share of Common Stock during the twenty (20) consecutive trading days prior to the applicable conversion date. VWAP is defined, generally, as the volume weighted average price for Common Stock on the applicable trading market, subject to a minimum of $0.05. Holders of Series C Preferred Stock vote with the holders of Common Stock on all matters on an as-converted to Common Stock basis.

(5)	Percentage of Total Voting Stock represents total ownership with respect to all shares of Common Stock, Series A Preferred Stock and Series C Preferred Stock, as a single class and on an as-converted to Common Stock basis.

(6)	Includes 1,331,862 shares of Common Stock and vested options to purchase 38,890 shares of Common Stock.

(7)	Represents shares held by Opportunity Fund I-SS, LLC. Kristen Pigman is the Director of OP Fund I Manager, LLC, which is the member and manager of Opportunity Fund I-SS, LLC, and has voting and dispositive power over the securities held by it. Mr. Pigman disclaims beneficial ownership of such securities except to the extent of his pecuniary in such securities, if any.

(8)	Includes 4,352,909 shares of Common Stock and vested options to purchase 37,500 shares of Common Stock.

(9)	We have been informed that the investment committee of the board of directors of Gadsden Growth Properties, Inc. has voting and investment control over the securities held by it, subject to the continuing oversight of its board of directors. We have been informed that the members of the investment committee are John Hartman (Chair), Kristen E. Pigman and James Walesa. The address of Gadsden Growth Properties, Inc. is 15150 N. Hayden Road, Suite 220, Scottsdale, Arizona 85260.

(10)	Jae Rye is the Managing Member of FHDC Group, LLC and has voting and dispositive power over the securities held by it. Mr. Rue disclaims beneficial ownership of such securities except to the extent of his pecuniary in such securities, if any. The address of FHDC Group, LLC is 2051 Junction Avenue, Suite 230, San Jose, California 95131.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

CHANGES IN CONTROL

On March 13, 2019, we entered into a Stock Purchase Agreement with Gadsden pursuant to which Gadsden agreed to transfer and assign to us all of its general partnership interests and Class A limited partnership interests in Gadsden Growth Properties, L.P., a Delaware limited partnership, the operating partnership of Gadsden that held all of its assets and liabilities, in exchange for shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock. The parties amended the Stock Purchase Agreement on April 5, 2019 and May 2, 2019 (as amended, the “Purchase Agreement”).

On April 5, 2019, closing of the Purchase Agreement was completed. Pursuant to the Purchase Agreement, we issued to Gadsden 430,306,645 shares of Common Stock, 889,075 shares of Series A Preferred Stock, 11,696,944 shares of Series B Preferred Stock and 2,498,682 shares of Series C Preferred Stock. An additional 278,178,750 shares of Common Stock (the “Holdback Shares”) were to be issued to Gadsden upon filing of an amendment to our amended and restated articles of incorporation to increase our authorized Common Stock (the “Charter Amendment Date”). The Holdback Shares are subject to forfeiture based on the reconciliation and adjustment of the net asset value of Gadsden’s assets and its proposed real estate investments that have not closed as of the closing date of the Purchase Agreement (the “Scheduled Investments”) as described below.

On May 2, 2019, the parties amended the Purchase Agreement to (i) decrease the number of shares of Common Stock and Holdback Shares issued to Gadsden, and increase the number of shares of Series B Preferred Stock issued, as the result of an error in the original calculation of the shares to be issued; (ii) provide for the issuance of the Holdback Shares on the closing date, rather than the Charter Amendment Date; and (iii) provide for the issuance of certain of the shares of the Series B Preferred Stock and Series C Preferred Stock to FHDC in exchange for the equivalent number of shares of Gadsden held by it.

Specifically, such amendment provided that we issue the following securities as consideration under the Purchase Agreement: (i) to Gadsden, 229,101,205 shares of Common Stock, of which 110,477,220 shares are designed as Holdback Shares and will be held by Gadsden in a segregated account (the “Gadsden Specified Account”), which shall be subject to release in accordance with the terms of the Purchase Agreement, and 118,623,985 shares will not be subject to the Gadsden Specified Account; (ii) to Gadsden, 889,075 shares of Series A Preferred Stock; (iii) to Gadsden, 6,264,993 shares of Series B Preferred Stock; (iv) to Gadsden, 498,682 shares of Series C Preferred Stock; (v) to FHDC, 5,432,000 shares of Series B Preferred Stock, subject to entry into the Exchange Agreement (as defined below); and to FHDC, 2,000,000 shares of Series C Preferred Stock (together with the 5,432,000 shares of Series B Preferred Stock referred to above, the “FHDC Shares”), subject to entry into the Exchange Agreement.

On May 2, 2019, we entered into a Cancellation and Exchange Agreement (the “Exchange Agreement”) with Gadsden and FHDC, pursuant to which FHDC agreed to cancel (i) 5,432,000 shares of its Series B Non-Voting Convertible Preferred Stock and (ii) 2,000,000 shares of its 10% Series C Cumulative Convertible Preferred Stock of Gadsden held by it in exchange for the FHDC Shares.

In order to effect the forgoing, on May 2, 2019, we cancelled 201,205,440 shares of Common Stock issued to Gadsden and Gadsden placed a number of its remaining shares equal to the Holdback Shares into the Gadsden Specified Account. In addition, in accordance with the terms of the Exchange Agreement, we cancelled 5,432,000 shares of Series B Preferred Stock and 2,000,000 shares of Series C Preferred Stock issued to Gadsden and issued such shares to FHDC. On May 6, 2019, we also issued an additional 49 shares of Series B Preferred Stock to Gadsden.

On May 12, 2019, FHDC converted its 5,432,000 shares of Series B Preferred Stock into 132,667,366 shares of Common Stock.

The number of shares issued under the Purchase Agreement is based upon an estimated net asset value of Gadsden of $211,573,000 (the “Contract NAV”). The Contract NAV includes Gadsden’s assets and all of its Scheduled Investments. The Purchase Agreement provides for a reconciliation and adjustment of the final net asset value of Gadsden as described below.

If the Contract NAV is more than Gadsden’s final net asset value, then the difference (the “Shortfall”) will be settled by the transfer of shares of Common Stock, at a value equal to 3.771023733 shares of Common Stock for each $1.00 of Shortfall if the final net asst value is $80 million or more (and 2.860407207 for each $1.00 of Shortfall to the extent that the final net asst value is less $80 million). The Shortfall will first be paid by transfer of Holdback Shares by Gadsden to our company and such transferred shares will be cancelled. If the amount of the Shortfall is more than the value of the Holdback Shares, then we will issue more shares of Common Stock to our stockholders of record as of the closing date.

Gadsden’s final net asset value will be determined as the fair value of the each of its assets on the closing date and the Scheduled Investments acquired on or prior to May 20, 2019. Such fair value will be determined in accordance with the following:

●	in accordance with United States generally accepted accounting principles, and shall be derived from our annual report on Form 10-K for either of the fiscal years ended December 31, 2019 or December 31, 2020 with Gadsden having the option to choose which such fiscal year to utilize;

●	as of the date of an appraisal from a licensed appraiser with knowledge of the applicable market that need not be a national firm; or

●	if an asset is sold or otherwise disposed of by Gadsden in consideration for cash, the gross cash proceeds from the sale minus any indebtedness or other liabilities relating to the asset being sold or otherwise disposed of that were not assumed by the purchaser and that remain indebtedness or other liabilities of our company following the sale or other disposition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with our financial statements and the notes thereto attached as Appendix B to this Information Statement.

Our Company

Our company, founded in 1980, has transitioned from its former business as a skin health company to a company focused on real estate development and asset management, concentrating primarily on investments in, and the management and development of, income producing real estate assets.

Until the sale of our consumer products division, we were a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. Starting in 2014, we began to sell off certain business units and product lines and on January 23, 2017, we sold the last then remaining major product line. Following this transaction, we had only minimal operations and assets remaining of immaterial value to our company. In 2018, we sold certain of those assets, remaining inventory and assets of this business line, and now no longer operate within the skin health business.

Our focus is now to build our company into a leading real estate, asset management and development company concentrating primarily on investments in high yield income producing assets and other opportunistic commercial properties via direct property ownership and asset management. Our objective is to generate long-term net asset value growth while adhering to institutional best practices and a deep research process for all investments.

For income producing properties, we intend to acquire assets that provide recurring income with the potential for income growth over the long-term. We believe there can be an attractive risk/reward profile to such properties based on the location and the underlying creditworthiness of the tenants. We intend to use such income generation to fund additional acquisitions and development opportunities and for general corporate purposes. In addition, we intend to invest in land assets that can be developed into income generating properties or properties for sale. We believe that our size and scale provide an opportunity to take advantage of smaller-tier assets that most traditional investors do not focus on due to size limitations, thus creating unique investment opportunities. In particular, we intend to target assets in secondary and tertiary markets that require minimal capital expenditures but generate initial unlevered cash flow yields that are higher than those in primary markets.

A second component of our investment strategy will revolve around sourcing asset management opportunities for which we would operate as an asset manager of real estate properties. We are not structured as a Real Estate Investment Trust, or REIT, thus we have the ability to retain earnings and to operate in real estate asset management, development and peripheral real estate activities, items that may be limited by REIT requirements. We will look to utilize our existing infrastructure to provide economies of scale to owners of real estate assets as we grow our portfolio over time.

Existing Portfolio

As of March 31, 2019, our real estate portfolio consisted of the following properties.

In 2017, we acquired (i) three vacant land sites intended for development as gas stations in northern California, (ii) a majority membership interest in a limited liability company that owns a vacant land site located in Northern California, and (iii) an interest in a limited liability company which owns property located in Los Lunas, New Mexico being developed as a single family residential development. As discussed below, we have entered into contracts to sell two of these vacant land sites.

In 2018, our subsidiary, RETPROP I, LLC, completed the acquisition of a 7,738 square foot medical office building in Dayton, Ohio. The building’s former owner, and current tenant, a medical practice, has entered into a lease with us to continue its occupancy through April 2022, with the option to renew that lease for two additional five-year terms.

On January 14, 2019, we acquired, from Gadsden, a preferred interest in Gadsden Roseville, LLC, which is the sole owner of a parcel located on Roseville Road in Sacramento, California, for a cash payment of $350,000. The Roseville parcel is an approximately 9.6 acres parcel that is titled for the development of approximately 65 small lot single family detached homes.

Recent Developments

On May 2, 2019, we entered into a definitive sales contract with an independent third party for a land parcel located at 1039 Atwater Blvd, Atwater, CA 95301 (the “1039 Atwater Property”). The 1039 Atwater Property is comprised of 0.89 acres zoned Central Commercial, permitting a wide variety of commercial uses. The contracted sales price is $430,000 cash, net of delinquent property taxes, customary sales commissions and closing costs. The 1039 Atwater property is in escrow and scheduled to close on July 10, 2019. The carrying value of the 1039 Atwater Property was $430,000 as of March 31, 2019, and is included in Investment Properties, net, in the accompanying condensed consolidated balance sheet.

On April 29, 2019, we entered into a definitive sales contract with an independent third party for a land parcel located at 715 Atwater Blvd, Atwater, CA 95301 (the “715 Atwater Property”). The 715 Atwater Property is comprised of 0.45 acres zoned RT permitting both commercial and residential uses. The contracted sales price is $225,000 cash, net of delinquent property taxes, customary sales commissions and closing costs. The 715 Atwater property is in escrow and scheduled to close on July 15, 2019. The carrying value of the 715 Atwater Property was $230,000 as of March 31, 2019, and is included in Investment Properties, net, in the accompanying condensed consolidated balance sheet.

Please also see “Changes in Control” above for a description of the Purchase Agreement with Gadsden.

Results of Operations

Comparison of Three Months Ended March 31, 2019 and 2018

The following table sets forth key components of our results of operations during the three months ended March 31, 2019 and 2018.

(all dollar amounts in thousands)

	Three Months Ended March 31,
	2019	2018
Rental income	$15	$—
Depreciation expense	(1)	—
Operating expenses:
General and administrative	592	1,210
Operating loss	(578)	(1,210)
Revaluation of option to purchase redeemable convertible preferred stock	—	(273)
Interest and other financing expense, net	(71)	(34)
Equity in earnings of equity method investments	11	—
Loss from continuing operations	(638)	(1,517)
Loss from discontinued operations	—	(133)
Net loss including portion attributable to non-controlling interest	(638)	(1,650)
Loss attributable to non-controlling interest	2	1
Net loss	(636)	(1,649)
Dividend on redeemable convertible preferred stock	—	(79)
Accretion of redeemable convertible preferred stock to redemption value	—	(1,968)
Net loss attributable to common stockholders and participating securities	$(636)	$(3,696)

Rental income. For the three months ended March 31, 2019, rental income was $15 thousand compared to $0 in the three months ended March 31, 2018. The increase was due to the acquisition of a rental income producing property in April 2018.

General and administrative expenses. For the three months ended March 31, 2019, general and administrative expenses were approximately $0.59 million and are mainly comprised of payroll and related expenses, professional service, rent and other operating expenses. For the three months ended March 31, 2018, general and administrative expenses were approximately $1.2 million.

Revaluation of option to purchase redeemable convertible preferred stock. For the three months ended March 31, 2018, the revaluation of the option to purchase redeemable convertible preferred stock decreased by approximately $0.27 million due to the decrease in the conversion rate of the underlying redeemable convertible preferred stock, which caused the fair value of the instrument to decrease.

Interest and other financing expense, net. Net interest and other financing expense related to our notes payable and currency conversion differences for the three months ended March 31, 2019 was approximately $71 thousand. Net interest and other financing expense related to our notes payable and currency conversion differences for the three months ended March 31, 2018 was approximately $34 thousand.

Loss from discontinued operations. For the three months ended March 31, 2018, we recognized a loss of approximately $0.13 million related to the discontinued operations as a result of the sale of residual inventory to third parties, offset in part by historical tax assessments and adjustments.

Net loss. The factors discussed above resulted in net loss, including discontinued operations, of approximately $0.64 million for the three months ended March 31, 2019, as compared to net loss of approximately $3.70 million for the three months ended March 31, 2018.

Comparison of Years Ended December 31, 2018 and 2017

The following table sets forth key components of our results of operations during the years ended December 31, 2018 and 2017.

(All dollar amounts in thousands)

	Year Ended December 31,
	2018	2017
Rental income, net	$41	$—
Depreciation expense	(5)	—
Operating expenses:
General and administrative	3,900	10,817
Impairment of investment properties	326	—
Impairment of investment in other company	1,455	1,439
Operating loss	(5,645)	(12,256)
Revaluation of option to purchase redeemable convertible preferred stock	3,288	(3,018)
Extinguishment of option to purchase redeemable convertible preferred stock	440	—
Revaluation of asset contribution related financial instruments, net	—	(1,392)
Interest and other financing income (expense), net	3	(267)
Income tax provision	—	—
Loss from continuing operations	(1,914)	(16,933)
Loss from discontinued operations	(172)	(2,459)
Net loss including portion attributable to non-controlling interest	(2,086)	(19,392)
Loss attributable to non-controlling interest	42	8
Net loss	(2,044)	(19,384)
Dividend on redeemable convertible preferred stock	(177)	—
Deemed dividend related to the Remediation Agreement	(446)	—
Accretion of redeemable convertible preferred stock to redemption value	(2,001)	—
Net loss attributable to common stockholders	$(4,668)	$(19,384)

Rental income. For the year ended December 31, 2018, rental income was $41 thousand compared to $0 in the year ended December 31, 2017. The increase was due to the acquisition of a rental income producing property in April 2018.

General and administrative expenses. Our general and administrative expenses are mainly comprised of payroll and related expenses, professional service, rent and other operating expenses. For the year ended December 31, 2018, general and administrative expenses were approximately $3.9 million, as compared to approximately $10.8 million for the year ended December 31, 2017. The decrease was due to the sale of the last remaining global skin health product lines in January 2017.

Impairment of investment properties. We periodically evaluate our long-lived assets, including investment properties, for indicators of impairment in accordance with ASC 360, “Property, Plant, and Equipment”, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The judgments regarding the existence of indicators of impairment are based on the operating performance, market conditions, as well as our ability to hold and our intent with regard to each property. During the year ended December 31, 2018, based on management’s most recent analyses, impairment losses have been identified related to our investment properties amounting to $326 thousand.

Impairment of investment in other company. We evaluate investments in other company for impairment whenever events or changes in circumstances indicate that the carrying amount of an investment may not be recoverable in accordance with ASC 320 “Investments - Debt and Equity Securities.” The judgments regarding declines in value are based on operating performance, market conditions and our ability and intent to hold as well as our ability to influence significant decisions of the venture. During the year ended December 31, 2017, based on management’s then most recent analyses, prepared based on the property management’s ability to execute full development of the property, an impairment loss had been identified related to our investment in other company amounting to $1.4 million. In early 2019, we evaluated the other company’s draft 2018 financial statements, had discussions with the property manager (and majority shareholder) regarding the property’s development status and lack of potential funding for the continued development of the project. Based on these discussions and our inability to influence any decisions made on the project’s development, we had an updated analysis completed, by a third-party appraiser, to the current fair value of the investment. As a result, an impairment loss was identified related to our investment in other company of approximately $1.5 million.

Revaluation of option to purchase redeemable convertible preferred stock. For the year ended December 31, 2018, the revaluation of the option to purchase redeemable convertible preferred stock decreased by approximately $3.3 million due to the decrease in the share closing price of the underlying redeemable convertible preferred stock, which caused the fair value of the instrument to decrease. For the year ended December 31, 2017, the revaluation of the option to purchase redeemable convertible preferred stock increased to approximately $3.0 million due to excess of the initial value of the option liability over the proceeds received, net with the changes in the fair value of the Option at December 31, 2017.

Extinguishment of option to purchase redeemable convertible preferred stock. For the year ended December 31, 2018, we recorded an extinguishment of the option to purchase redeemable convertible preferred stock of $0.44 million due to the cancellation of the redeemable convertible preferred stock as of September 24, 2018.

Revaluation of asset contribution related financial instruments, net. For the year ended December 31, 2017, we recorded a revaluation of asset contribution was approximately $1.39 million due to the re-measurement of the asset contribution that resulted in a loss due to the reduced fair value of the asset contribution related to the financial instruments.

Interest and other financing income (expense), net. Net interest and other financing income of $3 thousand for the year ended December 31, 2018 related to notes payable which was offset by currency conversion income in Israel. For the year ended December 31, 2017 net interest and other financing expense was approximately $0.27 million.

Loss from discontinued operations. For the year ended December 31, 2018, we recognized a loss of approximately $0.17 million related to the discontinued operations as a result of the sale of residual inventory to third parties, offset by historical tax assessments and adjustments. We recognized a net loss from discontinued operations of approximately $2.46 million, including the loss on the sale of the discontinued operations, in the year ended December 31, 2017, which represents the difference between the adjusted net purchase price and the carrying value of the disposal group.

Net loss. The factors discussed above resulted in net loss, including discontinued operations, of approximately $2.04 million during the year ended December 31, 2018, as compared to net loss of approximately $19.38 million of which approximately $2.46 million was attributable to discontinued operations during the year ended December 31, 2017, with us primarily becoming a real estate asset management and development company.

Liquidity and Capital Resources

The accompanying condensed consolidated financial statements have been prepared assuming our company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As of March 31, 2019, we had an accumulated deficit of approximately $140.3 million and stockholders’ deficit of approximately $0.6 million. To date, and subsequent to the recent sale of our last significant business unit, we have dedicated most of our financial resources to general and administrative expenses.

We have historically financed our activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in recent periods, with sale of certain assets and business units.

We will be required to obtain additional liquidity resources in order to support our operations. At this time, there is no guarantee that we will be able to obtain an adequate level of financial resources required for the short and long-term support of our operations or that we will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive.

The Gadsden transaction, completed on April 5, 2019, provided no additional working capital or cash for us.

Summary of Cash Flows

The following table provides detailed information about our net cash flow for the periods indicated:

Cash Flow

 (In thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2019	2018	2018	2017
Net cash used in operating activities	$(568)	$(808)	$(2,937)	$(9,298)
Net cash provided by (used in) investing activities	(350)	—	(326)	6,797
Net cash provided by (used in) financing activities	(1)	2,023	4,148	906
Effect of exchange rate changes on cash	(4)	21	7	208
Net increase (decrease) in cash and cash equivalents	(923)	1,236	892	(1,387)
Cash and cash equivalents at beginning of period	1,840	948	948	2,335
Cash and cash equivalent at end of period	$917	$2,184	$1,840	$948

Net cash used in operating activities was approximately $0.57 million for the three months ended March 31, 2019, compared to approximately $0.81 million net cash used in operating activities for the three months ended March 31, 2018. The primary reason for the change was the wind-down of the former business operations ahead of the acquisition of income-producing real estate properties, in the 2018 period.

Net cash used in operating activities was approximately $2.9 million for the year ended December 31, 2018 compared to approximately $9.3 million for the year ended December 31, 2017. The primary reason for the change is the continual wind-down of the former business operations ahead of the acquisition of income-producing real estate properties.

Net cash used in investing activities was $0.35 million for the three months ended March 31, 2019, compared to $0 for the three months ended March 31, 2018. Our net cash used in investing activities in the three months ended March 31, 2019 was for the purchase of Roseville.

Net cash used in investing activities was approximately $0.3 million for the year ended December 31, 2018 compared to net cash provided by investing activities of approximately $6.8 million for the year ended December 31, 2017. The primary reason for the change was the cash received from the sale of the consumer division to ICTV for the year ended December 31, 2017.

Net cash used in financing activities was approximately $1 thousand for the three months ended March 31, 2019, compared to $2.02 million net cash provided by financing activities for the three months ended March 31, 2018.

Net cash provided by financing activities was approximately $4.1 million for the year ended December 31, 2018 compared to approximately $0.9 million for the year ended December 31, 2017. The increase was due to the additional funding received from Opportunity Fund I-SS, LLC (defined below) during 2018.

Private Placement

On December 22, 2017, we entered into a Securities Purchase Agreement with Opportunity Fund I SS, LLC (“OFI”) under which OFI could invest up to $15 million in us in a series of closings, in exchange for which OFI would receive shares of Series B Preferred Stock at a purchase price of $1.00 per share.

On December 22, 2017, we completed the first closing, pursuant to which OFI provided $1.5 million to us in exchange for 1,500,000 shares of Series B Preferred Stock. On January 24, 2018, we completed a second closing, pursuant to which OFI provided $2.2 million to us in exchange for 2,225,000 shares of Series B Preferred Stock. On August 24, 2018, we completed a third closing, pursuant to which OFI provided $0.1 million to us in exchange for 100,000 shares of Series B Preferred Stock. OFI could, but was not obligated to, make additional investments in one or more subsequent closings until an aggregate amount of $15 million was invested or the Securities Purchase Agreement was terminated in accordance with its terms. Through December 31, 2018, we had raised approximately $5,725,000 from OFI under the Securities Purchase Agreement.

Payout Notes and Stock Grant Agreement

On October 12, 2017, all amounts due to Dr. Dolev Rafaeli and Dennis M. McGrath under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member and officer of our foreign subsidiaries, were converted to Convertible Secured Notes in the principal amounts of $3,133,934, $977,666 and $1,515,000, respectively. The Convertible Secured Notes were due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, and were secured by a security interest in all of our assets pursuant to a Security Agreement that we entered into with the holders on October 12, 2017, and were convertible into shares of our Common Stock.

On December 22, 2017, we entered into a Stock Grant Agreement with Dr. Dolev Rafaeli, Dennis M. McGrath and Dr. Yoav Ben-Dror (the “Note Holders”) to (i) cause the early conversion of the Convertible Secured Notes into an aggregate of 5,628,291 shares of Common Stock, (ii) effectuate the release of all security interests associated with the Convertible Secured Notes, (iii) provide for the issuance of an aggregate of 1,857,336 additional shares of Common Stock, (iv) provide for certain cash payments in amounts equal to the interest payments that would have been made to the holders absent the conversion of the Convertible Secured Notes, (v) obtain the agreement of the Note Holders to provide certain support services to us, and (vi) obtain the conditional resignation of certain of the Note Holders from our Board of Directors. Accordingly, the Convertible Secured Notes were paid in full.

Pursuant to the Stock Grant Agreement, we ultimately made twelve (12) monthly payments on the first of each month commencing on January 1, 2018 in the amounts of $21,328.16, $6,653.56 and $10,310.42 to Messrs. Rafaeli, McGrath, and Ben-Dror, respectively. These cash payments are consideration for certain consulting services provided by the Note Holders specified in the Stock Grant Agreement. We were required to issue the 1,857,336 additional shares promptly, but in any event within ten (10) days after it obtained stockholder approval of such issuance, which was not obtained.

Remediation Agreement

On September 24, 2018, we entered into a Remediation Agreement with OFI and the Note Holders. Pursuant to the Remediation Agreement, the Stock Grant Agreement was terminated, the shares issued to the Note Holders were cancelled, and we issued to the Note Holders an aggregate of 7,485,627 shares of newly-designated Series C Preferred Stock. In addition, the resignations of Dr. Rafaeli and Mr. McGrath from our Board of Directors, which were previously effective upon certain events set forth in the Stock Grant Agreement, will now become effective upon the last to occur of (i) receipt of all of the shares of Common Stock underlying the shares of Series C Preferred Stock and (ii) the date that the shares of Common Stock underlying the shares of Series C Preferred Stock are registered for re-sale in accordance with the Registration Rights Agreement described below.

In addition, the Securities Purchase Agreement with OFI (subject to the survival of certain provisions identified in the Remediation Agreement), a Supplemental Agreement between us and OFI and a Cancellation and Exchange Agreement between us and OFI, each dated April 20, 2018, were terminated, the Series B Preferred Stock issued to OFI was cancelled and we issued to OFI 6,217,490 shares of newly-designated Series D Preferred Stock. In addition, OFI agreed to purchase $0.10 million of shares of Series D Preferred Stock for a purchase price of $0.65 per share on the last day of each month, until it has purchased an aggregate of $0.50 million of shares of Series D Preferred Stock; provided that, upon closing of any material business combination involving us that is approved by OFI, OFI agreed to purchase an additional $1.5 million of shares of Series D Preferred Stock at a price of $0.65 per share. Notwithstanding the foregoing, from and after the date that stockholder approval of the conversion of shares issued under the Remediation Agreement has been obtained, instead of purchasing shares of Series D Preferred Stock, OFI agreed to purchase shares of Common Stock at a price of $0.65 per share.

On September 28, 2018, a first closing under the Remediation Agreement was completed, pursuant to which OFI provided $0.10 million to us in exchange for 153,846 shares of Series D Preferred Stock.

On October 31, 2018, a second closing under the Remediation Agreement was completed, pursuant to which OFI provided $0.10 million to us in exchange for 153,846 shares of Series D Preferred Stock.

On November 29, 2018, our stockholders approved the Remediation Agreement and all shares of Series D Preferred Stock issued to OFI were converted into 6,619,483 shares of Common Stock and all shares of Series C Preferred Stock issued to the Note Holders were converted into 7,485,627 shares of Common Stock.

On November 29, 2018, a third closing under the Remediation Agreement was completed, pursuant to which OFI provided $0.10 million to us in exchange for 153,846 shares of Common Stock.

On December 31, 2018, OFI agreed, notwithstanding the investment schedule set forth in the Remediation Agreement, to provide the remaining funds to us, and the parties completed a final closing under the Remediation Agreement, pursuant to which OFI provided $1.6 million to us in exchange for 2,461,538 shares of Common Stock.

On December 31, 2018, OFI also provided an additional $0.2 million to us in exchange for 1,333,333 shares of Common Stock, or a purchase price of $0.15 per share, pursuant to a Letter Agreement, dated December 29, 2018, with OFI.

The Remediation Agreement also terminated two Voting Agreements, dated December 22, 2017, among OFI, the Note Holders and certain other security holders, the Registration Rights Agreement, dated December 22, 2017, between us and OFI, and the Registration Rights Agreement, dated December 22, 2017, between us and the Note Holders.

On September 24, 2018, in connection with the Remediation Agreement, we entered into a Registration Rights Agreement with OFI and the Note Holders, pursuant to which we agreed to register all shares of Common Stock that may be issued upon conversion of the Series C Preferred Stock and Series D Preferred Stock, as well as all other shares of capital stock held by OFI (the “Registrable Securities”), under the Securities Act of 1933, as amended. We agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the date of the Registration Rights Agreement and cause such registration statement to be declared effective as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement is not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Registrable Securities may have under the Registration Rights Agreement or under applicable law, we shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of Registrable Securities held by the holder (the “Investment Amount”); provided that, in no event will we be liable for liquidated damages in excess of 1.0% of the Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the Registration Rights Agreement shall be ten percent (10%) of the Investment Amount. Notwithstanding the foregoing, the filing and effective date deadlines above shall be tolled (i.e., extended), during such time as we are actively pursuing a business combination involving us that is approved by each of OFI and the Note Holders. As result of the Purchase Agreement with Gadsden (and prior potential merger), the filing and effective date deadlines above are currently under extension.

Note Payable

On May 17, 2017, we assumed an installment note, dated April 7, 2015, made by First Capital Real Estate Operating Partnership, L.P. in favor of George Zambelli in the original principal amount of $470 thousand and a Long Form Deed of Trust and Assignment of Rents, dated April 7, 2015, between First Capital Real Estate Investments, LLC, as trustor, Fidelity National Title Company, as trustee, and George Zambelli, as beneficiary, which secures the note. The note carries a per annum interest rate of 8% which is payable on a monthly basis from the initial closing date. As of March 31, 2019, the note amounted to $454 thousand ($449 out of which is classified as non-current note payable) and has a maturity date of April 10, 2020.

During 2017, we entered into a note with a previous vendor for payment of its outstanding liabilities. The note carries a per annum interest rate of 10%. Due to its reduced cash flow, we ceased payment under the note in July 2018 and the unpaid balance was $663 as of December 31, 2017.

Off-Balance Sheet Arrangements

At March 31, 2019, we had no off-balance sheet arrangements.

Impact of Inflation

We have not operated in a highly inflationary period, and do not believe that inflation has had a material effect on revenues or expenses.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and disclosures at the date of the financial statements. On an on-going basis, we evaluate our estimates, including, but not limited to, those related to acquisition of investment properties, impairment of investment properties, impairment of investment in other company and option to purchase redeemable convertible preferred stock. We use authoritative pronouncements, historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates. Management believes that the following critical accounting policies affect our more significant judgments and estimates in the preparation of our consolidated financial statements. These critical accounting policies and the significant estimates made in accordance with these policies have been discussed with our audit committee.

Investment in Affiliated Companies. Investments in companies in which we have significant influence (ownership interest of between 20% and 50%) but less than controlling interests, are accounted for by the equity method. Income on intercompany sales, not yet realized outside of our company, was eliminated. We also review these investments for impairment whenever events indicate the carrying amount may not be recoverable. In accordance with ASC Topic 323-10-40-1, a change in our proportionate share of an investee’s equity, resulting from issuance of shares by the investee to third parties, is accounted for as if we had sold a proportionate share of our investment. Any gain or loss resulting from an investee’s share issuance is recognized in earnings. When we obtain control of an affiliated company that was accounted for by the equity method, the investment is then re-measured at its fair value as of the date of which control was obtained and any remeasurement gain or loss is recognized in earnings. Management evaluates investments in affiliated companies, for evidence of other-than-temporary declines in value. Such evaluation is dependent on the specific facts and circumstances and includes analysis of relevant financial information (e.g. budgets, business plans, financial statements, etc.). During the three months ended March 31, 2019, no impairment was identified.

Investment in Other Company. Commencing January 1, 2018, the investment in the other company, which has no readily determinable fair value, is stated at cost less impairment and plus or minus subsequent adjustments for observable price changes, since we do not have the ability to exercise significant influence over operating and financial policies of those investees. Changes in the basis of these equity investments will be reported in the current earnings. This election only applies to equity instruments that do not qualify for the NAV practical expedient. This investment is subject to single-step model under which a qualitative assessment is performed in each reporting period to identify impairment. When a qualitative assessment indicates an impairment exists, we measure the fair value of the investment and recognize in current earnings an impairment loss equal to the difference between such fair value and the carrying amount of the investment. During the year ended December 31, 2017, based on management’s then most recent analyses, prepared based on the property management’s ability to execute full development of the property, an impairment loss had been identified related to our investment in other company amounting to $1.4 million. Management continued to this method of analysis through 2018. In early 2019, management evaluated the other company’s draft 2018 financial statements, had discussions with the property manager (and majority shareholder) regarding the property’s development status and lack of potential funding for the continued development of the project. Based on these discussions and our inability to influence any decisions made on the project’s development, management had an updated analysis completed, by using a third-party appraiser, to the current fair value of the investment. As a result, an impairment loss was identified related our investment in other company of approximately $1.5 million.

Impairment of Long-Lived Assets. Long-lived assets, such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or group of assets) may not be recoverable. Impairment test is applied at the lowest level where there are identifiable independent cash flows, which may involve a group of assets. Recoverability of assets to be held and used (or group of assets) is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to be generated by the asset. If an asset is determined to be impaired, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as discontinued operations are presented separately in the appropriate asset and liability sections of the balance sheet.

Revenue Recognition. On April 26, 2018, our subsidiary, RETPROP I, LLC, completed the acquisition of a 7,738 square-foot medical office building in Dayton, Ohio for a $326 thousand purchase price, paid in cash consideration. The building’s former owner, and current tenant, a medical practice, has entered into a lease with us to continue its occupancy through April 2022, with the option to renew that lease for two additional five-year terms. Currently, we account for the arrangement as an operating lease under ASC 840, “Leases” by recording rental revenues from operating leases, as a lessor, on a straight-line basis under which contractual rent increases are recognized evenly over the lease term. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Accordingly, receivables from tenants that we expect to collect over the remaining lease term are recorded on the balance sheet as straight-line rent receivables.

Option to Purchase Series B Preferred Stock. We had classified the option to purchase additional shares of our Series B Preferred Stock as a liability in accordance with ASC 480, “Distinguishing Liabilities from Equity” as the underlying shares were subject to redemption feature. We measured the option at fair value by using the Black Scholes Pricing Model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in our statement of comprehensive loss.

Recent Accounting Pronouncements

Commencing January 1, 2019, we adopted ASU No. 2016-02 (Topic 842) “Leases.” Topic 842 supersedes the lease requirements in ASC Topic 842, “Leases”, which lessees are required to recognize assets and liabilities on the balance sheet for most leases and provide enhanced disclosures. ASU No. 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. In July 2018, the FASB issued amendments in ASU 2018-11, which provide a transition election to not restate comparative periods for the effects of applying the new standard. This transition election permits entities to change the date of initial application to the beginning of the earliest comparative period presented, or retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment. The guidance had no material impact on our consolidated financial statements.

Commencing January 1, 2018, we adopted ASU 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash,” which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. This guidance had no material impact on our consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation.” The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance became effective for the fiscal year beginning on January 1, 2018, including interim periods within that year. This guidance had no material impact on our consolidated financial statements.

THE CHARTER AMENDMENT

Overview

On May 15, 2019, our board of directors and the Majority Stockholders approved an amendment to the Current Charter to, among other things (i) change the name of our company to “Gadsden Properties, Inc.”; (ii) increase the number of authorized shares of our Common Stock from 500,000,000 shares to 5,000,000,000 shares; and (iii) add certain provisions restricting the ownership and transfer of shares to comply with requirements under the Internal Revenue Code of 1986, as amended (the “Code”), for a real estate investment trust (“REIT”).

The Charter Amendment also amends to the purpose of our company to state that we may, but are not obligated to, engage in business as a REIT.

The Charter Amendment will become effective upon filing with the Nevada Secretary of State’s Office, which will occur promptly following the 20th day after this Information Statement is first mailed to our stockholders.

Reasons for the Amendments to our Current Charter

Name Change

The principal reason for our name change to “Gadsden Properties, Inc.” is to reflect the recent change to our business following closing of the Purchase Agreement. As described under “Changes in Control” above, we recently acquired Gadsden Growth Properties, L.P., the operating partnership of Gadsden that held all of its assets and liabilities, in a transaction that resulted in a change in control of our company. We believe that the name “Gadsden Properties, Inc.” more accurately reflects our business following this transaction.

Increase in Authorized Stock

The primary purpose of the amendment to increase our authorize Common Stock is to facilitate the issuance of shares of Common Stock upon the conversion of our recently issued Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock pursuant to the Purchase Agreement described under “Changes in Control” above, as well as to provide additional authorized Common Stock for future issuances.

Our Current Charter authorizes our company to issue 500,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, of which 1,600,000 have been designated as Series A Preferred Stock, 11,696,993 have been designated as Series B Preferred Stock and 11,000,000 have been designated as Series C Preferred Stock.

As of the Record Date, there were 389,104,820 shares of Common Stock, 889,075 shares of Series A Preferred Stock, 6,264,993 shares of Series B Preferred Stock and 2,498,682 shares of Series C Preferred Stock issued and outstanding. The shares of Preferred Stock are convertible, under certain circumstances and subject to filing of the Charter Amendment, into shares of Common Stock. We have also reserved 446,429 shares of Common Stock for issuance under outstanding warrants, 77,390 shares of Common Stock for issuance under outstanding options and 4,600,000 shares of Common Stock for issuance under our 2018 Equity Incentive Plan. The following table summarizes the number of shares of Common Stock issuable upon conversion of our outstanding and authorized convertible securities as of the Record Date:

Security	Common Equivalents Outstanding	Common Equivalents Authorized
Common Stock	389,104,820	500,000,000
Series A Preferred Stock	445,426,575	801,600,000
Series B Preferred Stock	153,011,804	285,679,170
Series C Preferred Stock	624,670,500	2,750,000,000
Stock Options	77,390	77,390
Warrants	446,429	446,429
2018 Equity Incentive Plan	-	4,600,000
TOTALS	1,612,737,518	4,342,402,989

As reflected above, we could be required to issue up to 1,612,737,518 shares of Common Stock upon the conversion of outstanding convertible securities (provided that the shares of Preferred Stock may not be converted until the Charter Amendment is filed) and up to 4,342,402,989 shares of Common Stock if we issue additional authorized securities and those securities are also converted. Since we are currently only authorized to issue 500,000,000 shares of Common Stock, the Charter Amendment will increase the number of authorized shares of Common Stock to 5,000,000,000 shares.

Although the primary purpose of the increase in the authorized Common Stock is to facilitate the issuance of shares of Common Stock upon the conversion of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, this amendment will also provide us with increased flexibility in meeting future corporate needs and requirements by providing additional authorized shares of Common Stock, which will be available for issuance from time to time as determined by the board for any proper corporate purpose, including additional equity financings, without the expense and delay associated with a special stockholders’ meeting, except where required by applicable rules, regulations and laws.

Restrictions on Ownership and Transfer of Shares

Although we are not currently a REIT, we intend to qualify as a REIT for U.S. Federal income tax purposes commencing with our taxable year ending December 31, 2020. In order to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year; and at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made), not more than 50% of the value of the outstanding shares of stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (for this purpose, the term “individual” under the Code includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust).

The Charter Amendment contains restrictions on ownership and transfer of our stock that are intended, among other purposes, to assist us in complying with these requirements to qualify and thereafter continue to qualify as a REIT. These restrictions will be effective commencing on the date on which a registration statement on Form S-11 is declared effective by the SEC and until our board of directors determines that it is no longer in the best interests of our company to attempt to, or continue to, qualify as a REIT, or that compliance with the restrictions and limitations on ownership and transfers is no longer required in order for us to qualify as a REIT.

These limitations include that, subject to the exceptions in the discretion of the board of directors, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than the Applicable Amount (as defined below), or other applicable amount given any ownership in excess of such amount that has been approved by the board of directors, of the outstanding shares of Common Stock, Preferred Stock or more than the Applicable Amount of the aggregate of the outstanding shares of all classes and series of stock. These restrictions are referred to as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of stock discussed below is referred to as a “prohibited owner.” Under the provisions of the Charter Amendment, the term “Applicable Amount” is defined to be not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of capital stock, or such other percentage determined by the board of directors.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than the Applicable Amount of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, Common Stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the Applicable Amount of outstanding Common Stock and thereby violate the applicable ownership limit.

Our board of directors may increase or decrease the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of stock equals or falls below the decreased ownership limit, although any further acquisition of stock will violate the decreased ownership limit. The board may not increase or decrease any ownership limit if the new ownership limit would cause our company to fail to qualify as a REIT.

These provisions further prohibit:

●	any person from actually, beneficially or constructively owning shares of stock that could result in our company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause our company to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of stock that could result in (i) our company owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of a “qualified lodging facility” within the meaning of Section 856(d)(9)(D) of the Code or a “qualified health care facility” within the meaning of Section 856(e)(6)(D)(i) of the Code, leased by our company to one of its taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income derived from such tenant or such taxable REIT subsidiary, taking into account our other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause our company to fail to satisfy any the gross income requirements imposed on REITs); and

●	any person from transferring shares of stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of stock described above must give written notice immediately to us or, in the case of a proposed or attempted transaction, provide us at least fifteen (15) days prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.

Pursuant to the Charter Amendment, if any purported transfer of stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the board, or could result in GPI being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by our company. The prohibited owner will have no rights in shares of our stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. In addition, the board is authorized to take such actions as it deems necessary or advisable in preserving our qualification as a REIT.

Shares of stock transferred to the trustee are deemed offered for sale to our company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer of shares to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price of such shares on the day of the event that resulted in the transfer of such shares to the trust) and (ii) the market price on the date our company, or its designee, accepts such offer. We will be required to reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within twenty (20) days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or persons, designated by the trustee, who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of our stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the event of a gift, devise or other such transaction, the last sales price reported on the applicable stock market or exchange on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (ii) the market price on the date that the trustee, or its designee, accepts such offer. The trustee will reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by our company that shares of stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount shall be paid to the trustee upon demand.

The trustee will be designated by us and will be unaffiliated with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by us with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of our stock, within thirty (30) days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of its stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide us with any additional information that we request in order to determine the effect, if any, of the person’s actual or beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of its stock for an actual, beneficial or constructive owner must, on request, disclose to us such information as we may request in good faith in order to determine our status as a REIT and comply with requirements of any taxing authority or governmental authority or determine such compliance.

Our board of directors may exercise the discretion noted above during the period that we are not qualified as a REIT so that we are able to qualify as a REIT commencing on the taxable year that our board of directors so determines that we should elect to be taxed as a REIT.

Possible Effects of the Amendments to our Current Charter

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device.

The proposed increase in the authorized number of shares of our Common Stock could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us more difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us, even if the persons seeking to obtain control offers an above-market premium that is favored by a majority of the independent stockholders. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. We have no plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. This proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Our stockholders should recognize that, as a result of this proposal, they will own a fewer percentage of shares with respect to our total authorized shares than they presently own and will be diluted as a result of any issuance of shares by us in the future.

Other than in connection with the issuance of shares of Common Stock upon the conversion of Preferred Stock described above, there are currently no specific plans, arrangements, commitments or understandings for the issuance of the additional shares of stock which are proposed to be authorized (except with respect to potential issuances of shares upon exercise of currently outstanding options and warrants).

These restrictions on ownership and transfer contained in the Charter Amendment could also inhibit a transaction or a change of control of our company that might involve a premium price for our capital stock that stockholders otherwise believe to be in their best interest.

Interest of Certain Persons

All of our directors and officers were also directors and officers of Gadsden as of the Record Date and many of them beneficially own shares of Gadsden. However, none of these individuals was a director or officer of our company, or had any interest in the transactions contemplated by the Purchase Agreement, prior to closing thereof (except for Dennis M. McGrath and Dolev Rafaeli, who were not directors or officers of Gadsden prior to closing).

No Dissenters’ Rights

Under Nevada law, holders of our Common Stock are not entitled to dissenter’s rights of appraisal with respect to the approval of the Charter Amendment.

STOCKHOLDERS ENTITLED TO INFORMATION STATEMENT

This Information Statement is being mailed to you on or about July 29, 2019. We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our Common Stock.

On May 15, 2019, our board of directors established May 15, 2019 as the Record Date for the determination of stockholders entitled to receive this Information Statement.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

We may deliver only one Information Statement to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will promptly deliver a separate copy of this Information Statement to a stockholder at a shared address to which a single copy was delivered, upon written or oral request to us at the following address and telephone number:

FC Global Realty Incorporated

15150 North Hayden Road, Suite 235

Scottsdale, AZ 85260

Attn: Corporate Secretary

Phone: 480-530-3495

In addition, a stockholder can direct a notification to us at the phone number and mailing address listed above that the stockholder wishes to receive a separate information statement in the future. Stockholders sharing an address that receive multiple copies can request delivery of a single copy of the information statements by contacting us at the phone number and mailing address listed above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information about the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Michele Pupach
Michele Pupach
Secretary

July 25, 2019

APPENDIX A

Certificate of Amendment

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

FC Global Realty Incorporated

2. The articles have been amended as follows: (provide article numbers, if available)

Articles 1, 3(a) and 4 are hereby amended and restated in their entirety as set forth in Exhibit A. In addition, a new Article 10 set forth in Exhibit A is hereby added.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

EXHIBIT A

1. The name of the corporation is Gadsden Properties, Inc. (hereinafter, the “Corporation”).

3(a). The total number of shares of capital stock which the Corporation shall have authority to issue is five billion fifty million (5,050,000,000) shares, of which (i) fifty million (50,000,000) shares are designated as preferred stock, with a par value of $0.01 per share (“Preferred Stock”) and (ii) five billion (5,000,000,000) shares are designated as common stock, with a par value of $0.01 per share (“Common Stock”).

4. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada, including, without limitation or obligation, engaging in business as a real estate investment trust (“REIT”) under Sections 856 through 860 the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”).

10. Restrictions on Transfer and Ownership of Shares.

Section 10.1 Definitions. For the purpose of this Article 10, the following terms shall have the following meanings:

“Applicable Amount” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 10.2.8.

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

“Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 10.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

“Common Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, or such other percentage determined by the Board of Directors in accordance with Section 10.2.8.

“Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Effective Date” shall mean the date as of which the Corporation’s registration statement on Form S-11 is declared effective by the U.S. Securities and Exchange Commission.

“Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by this Article 10 or by the Board of Directors pursuant to Section 10.2.7.

“Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with any requirements established by the Board of Directors pursuant to Section 10.2.7 and subject to adjustment pursuant to Section 10.2.7(d), the percentage limit established by the Board of Directors pursuant to Section 10.2.7.

“Market Price” shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the average of the highest and lowest price at which the stock traded during the day on the applicable stock market or exchange, or, if not so quoted, the average of the highest bid and lowest asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

“Preferred Stock Ownership Limit” shall mean not more than 9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of any class or series of Preferred Stock, or such other percentage determined by the Board of Directors in accordance with Section 10.2.8.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person that, but for the provisions of Section 10.2.1(b), would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 10.2.1 and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire or change its Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote (other than solely pursuant to a revocable proxy) or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

“Trust” shall mean any trust created by the Board of Directors for purposes provided for in Section 10.3.1.

“Trustee” shall mean the Person that is not a Prohibited Owner, and is not acting as an agent of the Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 10.2 Capital Stock.

10.2.1 Ownership Limitations. During the period commencing on the Effective Date and prior to the Restriction Termination Date, but subject to Section 10.2.7:

(a) Basic Restrictions.

(i) (1) No Person, other than a Person exempted pursuant to Section 10.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Applicable Amount, (2) no Person, other than a person exempted pursuant to Section 10.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit, (3) no Person, other than a Person exempted pursuant to Section 10.2.7 or an Excepted Holder, shall Beneficially Own or Constructively Own shares of Preferred Stock in excess of the Preferred Stock Ownership Limit and (4) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause the Corporation to fail to qualify as a REIT (including, but not limited to, actual, beneficial or constructive ownership of shares of the Corporation’s stock that could result in (i) the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code, or (ii) any manager of either (A) a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, or (B) a “qualified health care facility,” within the meaning of Section 856(e)(6)(D)(i), as applicable, leased by the Corporation to one of the Corporation’s taxable REIT subsidiaries failing to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code, in each case if the income we derive from such tenant or such taxable REIT subsidiary, taking into account the Corporation’s other income that would not qualify under the gross income requirements of Section 856(c) of the Code, would cause the Corporation to fail to satisfy any the gross income requirements imposed on REITs).

(iii) No Transfer of shares of Capital Stock shall be made that, if effective, would result in the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(b) Transfer in Trust.

(i) If any purported Transfer of shares of Capital Stock occurs which, if effective, would result in (1) any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 10.2.1(a)(i) or (ii), or (2) the Capital Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) as described in Section 10.2.1(a)(iii);

(ii) the Transfer of that number of shares of Capital Stock (rounded up to the nearest whole share) that would effectuate an outcome described in paragraph (i) above shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock; and

(iii) such shares of Capital Stock shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 10.3, effective as of the close of business on the Business Day prior to the date of such purported Transfer, and such Person shall acquire no rights in such shares;

To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 10.2.1(b), a violation of any provision of this Article 10 would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article 10.

10.2.2 Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 10.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 10.2.1 (whether or not such violation is intended), the Board of Directors or such committee thereof may take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 10.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or such committee thereof.

10.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 10.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 10.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification and taxation as a REIT.

10.2.4 Owners Required to Provide Information. From the Effective Date and prior to the Restriction Termination Date:

(a) every owner of 5% or more (or such lower percentage as required by the Code or the U.S. Treasury Department regulations promulgated thereunder) of the outstanding shares of Capital Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of each class and series of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide promptly to the Corporation in writing such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation in writing such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification and taxation as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

10.2.5 Remedies Not Limited. Nothing contained in this Section 10.2 shall limit the authority of the Board of Directors to take such other actions as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

10.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 10.2, Section 10.3, or any definition contained in Section 10.1, the Board of Directors shall have the power to determine the application of the provisions of this Section 10.2 or Section 10.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 10.2 or Section 10.3 requires an action by the Board of Directors and this Article 10 fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Section 10.1, Section 10.2 or Section 10.3. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 10.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 10.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

10.2.7 Exceptions.

(a) Subject to Section 10.2.1(a), the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Applicable Amount, the Preferred Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s (as defined in Section 542(a)(2) of the Code) Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 10.2.1(a); and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 10.2.1 through 10.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Section 10.2.1(b) and Section 10.3.

(b) Prior to granting any exception pursuant to Section 10.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c) Subject to Section 10.2.1(a), an underwriter which participates in a public offering or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Applicable Amount, the Preferred Stock Ownership Limit, the Common Stock Ownership Limit, or all such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Applicable Amount, the Preferred Stock Ownership Limit and/or the Common Stock Ownership Limit, as the case may be.

10.2.8 Increase or Decrease in Aggregate Stock Ownership, Preferred Stock Ownership Limit and Common Stock Ownership Limit.

(a) Subject to Section 10.2.1(a), the Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount; provided, however, that any decreased Common Stock Ownership Limit, the Preferred Stock Ownership Limit and/or Applicable Amount will not be effective for any Person whose percentage ownership in Common Stock, Preferred Stock of any class or series or Capital Stock is in excess of such decreased Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount until such time as such Person’s percentage of Common Stock, Preferred Stock of any class or series or Capital Stock equals or falls below the decreased Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount, but any further acquisition of Common Stock, Preferred Stock of any class or series or Capital Stock in excess of such percentage ownership of Common Stock, Preferred Stock or Capital Stock will be in violation of the Common Stock Ownership Limit, Preferred Stock Ownership Limit and/or Applicable Amount.

(b) Prior to increasing or decreasing the Common Stock Ownership Limit, the Preferred Stock Ownership Limit or the Applicable Amount pursuant to Section 10.2.8(a), the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in any case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.

10.2.9 Legend. Each certificate for shares of Capital Stock, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated shares of Capital Stock shall bear substantially the following legend (or such other legend determined by the Board of Directors):

The shares of Capital Stock (“Shares”) represented by this certificate (“Certificate”) are subject to significant ownership and transfer restrictions set forth in the Amended and Restated Articles of Incorporation of the Corporation, as amended (the “Charter”), for the purpose, among others, of the Corporation’s maintenance of its qualification as a REIT under the Internal Revenue Code. Any attempted Transfer of Shares that, if effective, would result in violation of any of the restrictions set forth in the Charter shall be void ab initio, and the intended transferee shall acquire no rights in such Shares and such Shares shall be automatically transferred to one or more Trusts for the benefit of one or more Charitable Beneficiaries and may be redeemed by the Corporation, as set forth in the Charter. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership (as defined by the Charter) of Shares in excess or in violation of the limitations set forth in the Charter must immediately notify the Corporation or, in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice. All capitalized terms in this legend have the meanings defined in the Charter, a copy of which will be furnished upon request to the Secretary of the Corporation and without charge, unless publicly available. By taking possession of this Certificate, you are deemed to have read and have knowledge of such restrictions set forth in the Charter, all of which are incorporated by reference into this Certificate.

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge, provided that the Corporation is not required to furnish such statement to a stockholder if the restrictions on transferability, and the then current Common Stock Ownership Limit, the Preferred Stock Ownership Limit and the Applicable Amount is publicly available.

Section 10.3 Transfer of Capital Stock in Trust.

10.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 10.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 10.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 10.3.6.

10.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

10.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Nevada law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article 10, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

10.3.4 Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 10.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 10.3.4. The Prohibited Owner shall receive the lesser of (1) the price per share in the transaction that resulted in the transfer of shares to the trust (or, in the event of a gift, devise or other such transaction, the last sales price reported on the applicable stock market or exchange on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the Market Price on the date that the Trustee, or its designee, accepts such offer. The Trustee shall reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 10.3.3. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary, together with any other amounts held by the Trustee for the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 10.3.4, such excess shall be paid to the Trustee upon demand.

10.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such Transfer to the Trust (or, if the event that resulted in the Transfer to the Trust did not involve a purchase of such shares at Market Price, the Market Price of such shares on the day of the event that resulted in the Transfer of such shares to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall reduce the amount payable to the Trustee by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 10.3.3 and may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 10.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee with respect to such shares shall be paid to the Charitable Beneficiary.

10.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 10.2.1(a) in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 10.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

Section 10.4 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article 10.

Section 10.5 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 10.6 Severability. If any provision of this Article 10 or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

APPENDIX B

Financial Statements

FC GLOBAL REALTY INCORPORATED

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Condensed Consolidated Financial Statements for the Three Months Ended March 31, 2019 and 2018	B-2
Condensed Consolidated Balance Sheets as of March 31, 2019 (unaudited) and December 31, 2018	B-3
Condensed Consolidated Statements of Comprehensive Loss for the Three Months Ended March 31, 2019 and 2018 (unaudited)	B-4
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the Three Months Ended March 31, 2019 and 2018 (unaudited)	B-5
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2019 and 2018 (unaudited)	B-6
Notes to Condensed Consolidated Financial Statements (unaudited)	B-7

Audited Consolidated Financial Statements for the Years Ended December 31, 2018 and 2017	B-35
Report of Independent Registered Public Accounting Firm	B-36
Consolidated Balance Sheets, December 31, 2018 and 2017	B-37
Consolidated Statements of Comprehensive Loss, Years ended December 31, 2018 and 2017	B-38
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit, Years ended December 31, 2018 and 2017	B-39
Consolidated Statements of Cash Flows, Years ended December 31, 2018 and 2017	B-40
Notes to Consolidated Financial Statements	B-41

FC GLOBAL REALTY INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$917	$1,840
Prepaid expenses and other current assets	252	300
Total current assets	1,169	2,140

Investment properties, net	2,049	2,050
Investment in affiliated company (Note 4)	361	—
Investment in other company, net	351	351
Other assets, net	241	263
Total assets	$4,171	$4,804

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable	$506	$506
Accounts payable	794	890
Accrued compensation and related expenses	123	145
Other accrued liabilities	2,922	2,826
Total current liabilities	4,345	4,367

Note payable, net of current portion	448	449
Total liabilities	4,793	4,816

Commitments and contingencies (Note 5)

Stockholders’ deficit (Note 6):
Series A Preferred Stock $0.01 par value, 3,000,000 shares authorized at March 31, 2019 and December 31, 2018; 0 and 27,898 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	—	—
Common Stock, $0.01 par value, 500,000,000 shares authorized at March 31, 2019 and December 31, 2018; 27,336,249 and 26,638,799 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	273	266
Additional paid-in capital	140,460	140,435
Accumulated deficit	(140,326)	(139,690)
Accumulated other comprehensive loss	(1,159)	(1,155)
Total stockholders’ deficit attributable to FC Global Realty Incorporated	(752)	(144)
Non-controlling interest	130	132
Total stockholders’ deficit	(622)	(12)
Total liabilities and stockholders’ deficit	$4,171	$4,804

The accompanying notes are an integral part of these condensed consolidated financial statements.

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2019	2018

Rental income	$15	$—
Rental expense	(1)	—
Net rental income	14	—

General and administrative	592	1,210
Operating loss	(578)	(1,210)

Revaluation of option to purchase redeemable convertible preferred stock (Note 6)	—	(273)
Interest and other financing expense, net	(71)	(34)
Equity in earnings of equity method investments (Note 4)	11	—
Loss from continuing operations	(638)	(1,517)

Discontinued operations:
Loss from discontinued operations	—	(133)
Net loss including portion attributable to non-controlling interest	(638)	(1,650)
Loss attributable to non-controlling interest	2	1
Net loss	(636)	(1,649)
Dividend on redeemable convertible preferred stock	—	(79)
Accretion of redeemable convertible preferred stock to redemption value	—	(1,968)
Net loss attributable to common stockholders and participating securities	$(636)	$(3,696)

Basic and diluted net loss per share (Note 2):
Continuing operations	$(0.02)	$(0.29)
Discontinued operations	—	(0.01)
	$(0.02)	$(0.30)

Shares used in computing basic and diluted net loss per share	27,165,761	11,868,619

Other comprehensive income (loss):
Foreign currency translation adjustments	(4)	21
Comprehensive loss	$(640)	$(1,628)

The accompanying notes are an integral part of these condensed consolidated financial statements.

FC GLOBAL REATLY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE PREFERRED STOCK

AND STOCKHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2019 AND 2018

(In thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended March 31, 2019
	Common Stock		Series A Preferred Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Interest	Total
BALANCE, JANUARY 1, 2019	26,638,799	$266	27,898	$—	$140,435	$(139,690)	$(1,155)	$132	$(12)

Stock based compensation (including restricted shares to the Company’s former CEO)	—	—	—	—	32	—	—	—	32
Conversion of series A preferred stock into common stock	697,450	7	(27,898)	—	(7)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	(636)	—	(2)	(638)
BALANCE, MARCH 31, 2019	27,336,249	$273	—	$—	$140,460	$(140,326)	$(1,159)	$130	$(622)

	For the Three Months Ended March 31, 2018
	Redeemable Convertible Series B Preferred Stock		Common Stock		Series A Preferred Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Interest	Total
BALANCE, JANUARY 1, 2018	1,500,000	$87	11,868,619	$119	123,668	$1	$132,446	$(135,002)	$(1,162)	$174	$(3,424)

Stock based compensation	—	—	—	—	—	—	14	—	—	—	14
Issuance of Series B redeemable convertible preferred stock and embedded option	2,225,000	2,225	—	—	—	—	—	—	—	—	—
Exercise of series B redeemable convertible preferred stock written call option (Note 6)	—	677	—	—	—	—	—	—	—	—	—
Dividend on Series B redeemable convertible preferred stock (Note 6)	—	—	—	—	—	—	—	(79)	—	—	(79)
Accretion of Series B redeemable convertible preferred stock to redemption value (Note 6)	—	—	—	—	—	—	—	(1,968)	—	—	(1,968)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	21	—	21
Net loss	—	—	—	—	—	—	—	(1,649)	—	1	(1,650)
BALANCE, MARCH 31, 2018	3,725,000	$5,036	11,868,619	$119	123,668	$1	$132,460	$(138,718)	$(1,159)	$173	$(7,087)

The accompanying notes are an integral part of these condensed consolidated financial statements.

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	For the Three Months Ended March 31,
	2019	2018
Cash Flows From Operating Activities:
Net loss	$(638)	$(1,517)
Adjustments to reconcile loss to net cash used in operating activities related to continuing operations:
Stock-based compensation (including restricted shares to the Company’s former CEO)	32	14
Equity in earnings of equity method investments (Note 4)	(11)	—
Revaluation of option to purchase redeemable convertible preferred stock (Note 6)	—	273
Depreciation	1	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	70	237
Accounts payable	(96)	(98)
Accrued compensation and related expenses	(22)	106
Other accrued liabilities	96	310
Cash used in operating activities – continuing operations	(568)	(675)
Cash used in operating activities – discontinued operations	—	(133)
Net cash used in operating activities	(568)	(808)

Cash Flows From Investing Activities:
Purchases of investment in affiliated company (Note 4)	(350)	—
Net cash used in investing activities	(350)	—

Cash Flows From Financing Activities:
Proceeds from issuance of redeemable convertible preferred stock	—	2,225
Payment of notes payable	(1)	(202)
Net cash (used in) provided by financing activities	(1)	2,023

Effect of exchange rate changes on cash and cash equivalents	(4)	21

Change in cash and cash equivalents	(923)	1,236
Cash and cash equivalents at the beginning of period	1,840	948
Cash and cash equivalents at the end of period	$917	$2,184

Supplemental disclosure of non-cash activities:
Cash paid for interest	$9	$34
Partial exercise of written call option on redeemable convertible preferred stock (Note 6)	$—	$677
Dividend on redeemable convertible preferred stock (Note 6)	$—	$79
Accretion of redeemable convertible preferred stock to redemption value (Note 6)	$—	$1,968

The accompanying notes are an integral part of these condensed consolidated financial statements.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 1

Background:

FC Global Realty Incorporated (and its subsidiaries) (the “Company”), re-incorporated in Nevada on December 30, 2010, originally formed in Delaware in 1980, is, since earlier in 2017, a real estate development and asset management company concentrated primarily on investments in high quality income producing assets, residential developments and other opportunistic commercial properties.

Until the sale of the Company’s last significant business unit (its consumer products division which was sold to ICTV Brands, Inc. on January 23, 2017), the Company was a Global Skin Health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

On March 31, 2017, the Company entered into an Interest Contribution Agreement with First Capital Real Estate Operating Partnership, L.P. (“FCOP”), First Capital Real Estate Trust Incorporated (“FCREIT”), and FC Global Realty Operating Partnership, LLC, the Company’s wholly-owned subsidiary (the “Acquiror”). The parties entered into amendments to the Interest Contribution Agreement on August 3, 2017, October 11, 2017 and December 22, 2017. Pursuant to the Interest Contribution Agreement, as amended (collectively, the “Contribution Agreement”), FCOP contributed certain real estate assets to FC Global Realty Operating Partnership, LLC. In exchange, FCOP received shares of the Company’s common stock and then newly designated Series A Convertible Preferred Stock (the “Convertible Series A Preferred Stock”). This transaction closed on May 17, 2017. As a result of the Contribution Agreement, the Company has become a real estate asset management and development company for the purpose of investing in a diversified portfolio of quality commercial and residential real estate properties and other real estate investments located in the United States.

On April 5, 2019, the Company and Gadsden closed the transaction described in the Gadsden Purchase Agreement, pursuant to which the Company issued to Gadsden shares of its common stock, as well as shares of its newly-created 7% Series A Preferred Stock, Non-Voting Series B Preferred Stock and 10% Series C Preferred Stock. Further information on this transaction is provided in the “Note 8 - Subsequent Events” below.

Liquidity and Going Concern

As of March 31, 2019, the Company had an accumulated deficit of $140 million and the Company incurred an operating loss for the three months ended March 31, 2019 of approximately $0.58 million. Subsequent to the sale of the Company’s last significant business unit, the consumer products division as described above, and to date, the Company has dedicated most of its financial resources to general and administrative expenses associated with its ongoing business of real estate development and asset management.

As of March 31, 2019, the Company’s cash and cash equivalents amounted to $917. The Company has raised certain funds from Opportunity Fund I SS, LLC (“OFI”) in both 2017 and in 2018. The Company will be required to obtain additional liquidity resources in order to support its ongoing operations.

At this time, there is no guarantee that the Company will be able to obtain an adequate level of financial resources required for the short and long-term support of its operations or that the Company will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability of assets and classification of liabilities that may result from the outcome of this uncertainty.

The Gadsden transaction, completed on April 5, 2019, provided no additional working capital or cash for the Company.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 2

Summary of Significant Accounting Policies:

Accounting Principles

The accompanying unaudited condensed consolidated financial statements and related notes should be read in conjunction with our consolidated financial statements and related notes contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) related to interim financial statements. As permitted under those rules, certain information and footnote disclosures normally required or included in financial statements prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) have been condensed or omitted. The financial information contained herein is unaudited; however, management believes all adjustments have been made that are considered necessary to present fairly the results of the Company’s financial position and operating results for the interim periods. All such adjustments are of a normal recurring nature. The accompanying condensed consolidated balance sheet as of December 31, 2018 has been derived from the consolidated financial statements contained in our Annual Report on Form 10-K.

The results for the three months ended March 31, 2019 are not necessarily indicative of the results to be expected for the year ending December 31, 2019 or for any other interim period in the future.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Entities in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, and for which other interest holders do not possess the right to affect significant management decisions, are generally accounted for under the voting interest consolidation method of accounting. Participation of other interest holders in the net assets and in the earnings or losses of a consolidated subsidiary is reflected in the line items “Non-controlling Interest” in the Company’s consolidated balance sheets and “net income (loss) attributable to the non-controlling interest” in the Company consolidated statements of comprehensive loss. Non-controlling interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiary.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding non-controlling interest.

Investment in affiliated companies

Investments in companies in which the Group has significant influence (ownership interest of between 20% and 50%) but less than controlling interests, are accounted for by the equity method. Income on intercompany sales, not yet realized outside of the Group, was eliminated. The Company also reviews these investments for impairment whenever events indicate the carrying amount may not be recoverable.

In accordance with ASC Topic 323-10-40-1, a change in the Company’s proportionate share of an investee’s equity, resulting from issuance of shares by the investee to third parties, is accounted for as if the Company had sold a proportionate share of its investment. Any gain or loss resulting from an investee’s share issuance is recognized in earnings.

When the Company obtains control of an affiliated company that was accounted for by the equity method, the investment is then re-measured at its fair value as of the date of which control was obtained and any remeasurement gain or loss is recognized in earnings.

Management evaluates investments in affiliated companies, for evidence of other-than-temporary declines in value. Such evaluation is dependent on the specific facts and circumstances and includes analysis of relevant financial information (e.g. budgets, business plans, financial statements, etc.). During the three months ended March 31, 2019, no impairment was identified.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates and be based on events different from those assumptions. As part of these financial statements, the more significant estimates include (1) identification of and measurement of instruments in equity transactions; (2) impairment of investment properties and investment in other company; (3) evaluation of going concern; and (4) contingencies.

Revenue recognition

On April 26, 2018, the Company’s subsidiary, RETPROP I, LLC, completed the acquisition of a 7,738 square-foot medical office building in Dayton, Ohio for a $326 purchase price, paid in cash consideration. The building’s former owner, and its only current tenant, a medical practice, has entered into a lease with the Company to continue its occupancy through April 2022, with the option to renew that lease for two additional five-year terms. The Company is accounting for the arrangement as an operating lease under ASC 842, “Leases” by recording rental revenues from operating leases, as a lessor, on a straight-line basis under which contractual rent increases are recognized evenly over the lease term. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Accordingly, receivables from tenants that the Company expects to collect over the remaining lease term are recorded on the balance sheet as straight-line rent receivables.

Loss per Share

The Company computes net loss per share in accordance with ASC 260, “Earnings per share”. Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, net of the weighted average number of treasury shares (if any). Securities that may participate in dividends with the common stock (such as the Convertible Series A Preferred Stock and Redeemable Convertible Series B Preferred Stock) are considered in the computation of basic loss per share using the two-class method. However, in periods of net loss, participating securities are included only if the holders of such securities have a contractual obligation to share the losses of the Company. Accordingly, the outstanding Convertible Series A Preferred shares were included in the computation, while the Redeemable Convertible Series B Preferred shares were not.

Diluted loss per common share is computed similar to basic loss per share, except that the denominator is increased to include the number of additional potential common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares are excluded from the computation for a period in which a net loss is reported or if their effect is anti-dilutive. The Company’s potential common shares consist of stock options, stock warrants and restricted stock awards issued under the Company’s stock incentive plans and their potential dilutive effect is considered using the treasury method, and of Convertible Series A Preferred Stock and Redeemable Convertible Series B Preferred Stock which their potential dilutive effect is considered using the “if-converted method”.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

The net loss from continuing operations and the weighted average number of shares used in computing basic and diluted net loss per share from continuing operations for the three months ended March 31, 2019 and 2018, is as follows:

	Three Months Ended March 31,
	2019	2018
Numerator:
Net loss	$(638)	$(1,650)
Net loss from discontinued operations attributable to common stockholders	—	(133)
Accretion of Redeemable Convertible Series B Preferred Stock to redemption value (*)	—	(1,968)
Preferred dividend on Redeemable Convertible Series B Preferred Stock (**)	—	(79)
Participation of stockholders of Convertible Series A Preferred Stock in the net loss from continuing operations (***)	16	357
Net loss from continuing operations attributable to common stockholders	$(622)	$(3,473)

Denominator:
Shares of common stock used in computing basic and diluted net loss per share	27,165,761	11,868,619

Net loss per share of common stock from continuing operations, basic	$(0.02)	$(0.29)

(*)	Based on the rights and privileges of Redeemable Convertible Series B Preferred Stock, since the Company did not obtain shareholder approval at March 31, 2018, the then outstanding Redeemable Convertible Series B Preferred Stock became redeemable at the option of OFI. Consequently, in each reporting period commencing March 31, 2018, the outstanding Redeemable Convertible Series B Preferred Stock is recorded at its maximum redemption value until occurrence of redemption or conversion. These shares were cancelled as a result of the entry into the Remediation Agreement on September 24, 2018.

(**)	The net loss used for the computation of basic and diluted net loss per share for three months ended March 31, 2018, includes the preferred dividend requirement of 8% per share per annum for the Redeemable Convertible Series B Preferred Stock, compounded annually which shall be distributed to stockholders in case of distributable assets determined in the Company’s certificate of designation under the liquidation preference right (see also Note 6).

(***)	The Convertible Series A Preferred Stock is a participating security, thus the two class method is required. The remaining balance of the Convertible Series A Preferred Stock was converted during the quarter ended March 31, 2019 so the weighted average outstanding shares is reduced for the period.

Recent Accounting Pronouncements

Commencing January 1, 2019, the Company adopted ASU No. 2016-02 (Topic 842) “Leases”, which supersedes the lease requirements in ASC Topic 842, “Leases”. Under Topic 842, lessees are required to recognize assets and liabilities on the balance sheet for most leases and provide enhanced disclosures. ASU No. 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. In July 2018, the FASB issued amendments in ASU 2018-11, which provide a transition election to not restate comparative periods for the effects of applying the new standard. This transition election permits entities to change the date of initial application to the beginning of the earliest comparative period presented, or retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment. The guidance had no material impact on the Company’s consolidated financial statements.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Commencing January 1, 2018, the Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230), “Restricted Cash”, which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. This guidance had no material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation”. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance became effective for the fiscal year beginning on January 1, 2018, including interim periods within that year. This guidance had no material impact on the Company’s consolidated financial statements.

Note 3

Discontinued Operations:

On January 23, 2017, the Company sold its then last significant business unit (its consumer products division) to ICTV Brands, Inc. This business was a substantial business unit of the Company and the sale brought a strategic shift in focus of management. The Company accordingly classified this former business as held for sale and discontinued operations in accordance with ASC 360 “Impairment or disposal of long-lived assets” during the fourth quarter of the year ended December 31, 2016. Such activity was also presented as discontinued operations in the 2017 consolidated financial statements.

The Company recognized a loss of $133 related to the discontinued operations during the three months ended March 31, 2018, as a result of the sale of residual inventory to third parties of $79, which was reduced by write offs of various tax prepayments and liabilities related to the former businesses.

Note 4

Investment in Affiliated Company

Purchase of Roseville Series A Preferred Units

On January 14, 2019, the Company purchased 1,000 Series A Preferred Units of Gadsden Roseville, LLC, a Delaware limited liability company (“Roseville”), for a purchase price of $350 (the “Acquisition”), in accordance with an Amended and Restated Limited Liability Company Agreement of Roseville (the “LLC Agreement”), entered into among Roseville, Gadsden Realty Investments I, LLC, a wholly owned subsidiary of Gadsden (“Gadsden Investments”), and the Company, on January 14, 2019. Gadsden Investments, the other member of Roseville, owns 1,000 Common Units. Roseville is the sole owner of a parcel of approximately 9.6 acres of land located on Roseville Road in Sacramento, California that is entitled for the development of approximately 65 small lot single family detached homes.

Roseville is managed by two managers - one designated by the Company and one designated by Gadsden Investments. Except as otherwise provided in the LLC Agreement, actions by Roseville require the unanimous consent of the two managers.

The Series A Preferred Units entitle the Company to priority distribution rights. In accordance with the LLC Agreement, Net Cash Flow (as defined in the LLC Agreement) is distributed among the members as follows: (i) first, to the Company, an amount equal to the Series A Preferred Return then accrued and payable; (ii) second, to the Company, an amount equal to its Unreturned Capital; and (iii) then, to Gadsden Investments. “Series A Preferred Return” means an amount equal to a return that accrued on the capital contributions of the Company at 15% per annum compounded annually; provided, however, that if the Company has not received an amount equal to its Unreturned Capital on or prior to May 14, 2019, then from and after such date, the Series A Preferred Return shall accrue on its capital contributions at 25% per annum compounded annually. “Unreturned Capital” means an amount equal to the Company’s aggregate capital contributions less the aggregate distributions made to the Company.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

The Company has accounted for this investment under the equity method based on ASC Subtopic 323-30, “Investments - Equity Method and Joint Ventures: Partnerships, Joint Ventures, and Limited Liability Entities” and has initially recorded the investment at cost. Given the nature of Roseville’s capital structure and the priority of distribution rights, the Company records its share of earnings and losses from Roseville using the Hypothetical Liquidation at Book Value (“HLBV”) method. The HLBV is a balance-sheet approach that calculates the amount the Company would have received if the investment were liquidated at book value at the end of each measurement period. The change in the Company’s allocated amount during the period, based on HLBV, is recognized in the condensed consolidated statements of comprehensive loss as equity in earnings of equity method investment.

The Company does not share in losses of Roseville, per the LLC Agreement, and Roseville sustained a net loss from operations, therefore the Company did not record any related losses for the period of January 15 through March 31, 2019 in the statement of comprehensive loss.

Additionally, the Company’s investment in Roseville accrues a return rate based on the remaining capital contribution that the Company has in Roseville. Currently that rate is 15%. Relevant financial statement information for Roseville is summarized as follows:

	March 31, 2019	December 31, 2018

Total Assets	$1,138	$1,138
Total Liabilities	726	710
Total Equity	$412	$428

Note 5

Commitments and Contingencies:

Litigation

Suneet Singal

On September 21, 2018, Suneet Singal, the Company’s former Chief Executive Officer filed a suit against the Company and its transfer agent, Broadridge Corporate Issuer Solutions Inc., in the Supreme Court of New York for the County of New York. The suit alleges breach of contract, breach of good faith and, with regard to Broadridge, a violation of UCC Article 8-401, and demands the issuance and release to Mr. Singal of 1,000,000 shares of the Company’s Common stock, as well as other unspecified damages.

The Company entered into a Severance Agreement with Mr. Singal on December 22, 2017, as a result of which Mr. Singal resigned as the Company’s Chief Executive Officer effective January 2, 2018. Pursuant to the Severance Agreement, the Company agreed to issue 1,000,000 shares of common stock to Mr. Singal.

Under the Contribution Agreement, FCOP was to contribute certain properties to the Company. Mr. Singal was, at the time the Contribution Agreement was signed, a principal in FCOP and FCREIT, and continued to the Company’s knowledge to be a principal throughout his tenure as the Company’s Chief Executive Officer.

In January 2018, the Company learned of a suit filed in November 2017 by the holder of the majority interest in Avalon Jubilee, LLC. The suit was filed against the previous holders of the two interests and alleged that the right of first refusal contained in the operating agreement for Avalon Jubilee, LLC had not been honored, thereby not allowing the majority holder its option to purchase those interests. While the Company was not named in the suit, the suit did name several ‘John Does’ as defendants and cast doubt upon the legitimacy of the transfer of the interest in Avalon Jubilee, LLC to the Company. As a result of this discovery, the Company was required under accounting rules to write down its investment in Avalon Jubilee, LLC by about $1.4 million, and expended additional funds to enter into negotiations with the majority interest holder to resolve the Company’s ownership of its interest in Avalon Jubilee, LLC. On April 27, 2018, the Company and certain of its subsidiaries entered into an agreement with Alpha Alpha LLC and Presidential Realty Corporation and certain of its subsidiaries, under which the Company’s subsidiary, First Capital Avalon Jubilee LLC, was recognized as a 17.9133% member in Avalon Jubilee, LLC, and the operating agreement and other documents were so amended to reflect that acknowledgement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Shortly after the Avalon matter was resolved, the Company discovered that one of the other properties transferred to it by FCOP, known as Greensands II, was not the property described in the documents underlying the transaction, including a draft appraisal used as part of the valuation determination for the stock issued to FCOP for the transaction. The property valued in that appraisal was actually a neighboring property once owned by FCOP and known as Greensands I; however the appraisal referred to it as Greensands II. The actual property transferred was significantly smaller than the property which the Company believed it was purchasing. A subsequent re-appraisal and re-valuation of the actual property received resulted in a write-down of the property’s value by $1.4 million. That adjustment required the Company to restate its 2017 financials as reported in its Annual Report on Form 10-K for the year ended December 31, 2017, and delayed by several days the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2018, resulting in the Company incurring significant additional accounting and legal fees for those filings.

The Company’s Board of Directors reviewed these matters, as well as the fact that:

●	there were unpaid real estate taxes, of $51, associated with the transferred properties which were not paid by FCOP prior to the transaction, and which were not, under the terms of the Contribution Agreement, to be assumed by the Company, resulting in the Company being forced to pay those taxes rather than lose those properties to foreclosure by the taxing authorities;

●	a loan made by the Company to a company in FCREIT’s corporate group, for $145, which was guaranteed by Mr. Singal, was never repaid;

●	Mr. Singal, despite being required by his employment agreement with the Company to work for the Company full-time, never achieved that status; and

●	certain properties transferred by FCOP to the Company were not in the condition expected by the Company as a result of the discussions before the transaction.

Upon completing its review, the Board determined that the award of shares to Mr. Singal under his Severance Agreement should be rescinded, noting that the Company had incurred significant and meaningful damages as a result of the various write-downs, non-payment of debts and taxes and other factors identified above. On December 18, 2018, the Company filed a counterclaim regarding such matters that included such damages. The Company has also filed a Motion to Dismiss the suit, and is awaiting the Court’s ruling on that Motion.

Possible Litigation

As previously reported, on April 5, 2019, the Company and Gadsden Growth Properties, Inc. closed the transaction described in the Stock Purchase Agreement dated March 13, 2019, as amended, pursuant to which Gadsden agreed to transfer and assign to the Company all of its general partnership interests and Class A limited partnership interests in Gadsden Growth Properties, L.P., a Delaware limited partnership (“OPCO”), the operating partnership of Gadsden that holds all of its assets and liabilities, in exchange for shares of the Company’s common stock (the “Common Stock”), 7% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), Series B Non-Voting Convertible Preferred Stock (the “Series B Preferred Stock”) and 10% Series C Cumulative Convertible Preferred Stock (the “Series C Preferred Stock”).

One of the properties acquired by the Company as a result of this transaction is the Mission Hills property, described elsewhere in this filing.

On October 18, 2018, the Securities and Exchange Commission (the “SEC”) commenced a civil action (the “Civil Action”) against Jean Danhong Chen, Tony Jianyun Ye, Kai Hao Robinson, Kuansheng Chen, the Law offices of Jean D. Chen, A Professional Corporation, Tree Lined Holdings, LLC, and Golden State Regional Center, LLC in a complaint that was filed in the United States District Court for the Northern District of California.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

The complaint states that “[T]his case involves fraud, self-dealing, and unregistered brokerage activity in violation of the federal securities laws. Defendants Attorney Jean Chen (‘Chen’), her law firm, Law Offices of Jean D. Chen (the ‘Law Offices’), and her husband, Tony Ye (‘Ye’), were paid over $12 million in undisclosed commissions to sell securities to their legal clients in offerings under the federal EB-5 Immigrant Investor Program. They attempted to conceal their unlawful activity with the help of Defendant Kuansheng Chen (‘Kuansheng Chen’), who provided an off-shore bank account to receive the transaction-based compensation and posed as the head of a Beijing immigration agency that was actually co-owned and controlled by Chen and Ye.” The complaint also alleges that the named defendants used Fremont during 2014 - 2016 in their activities giving rise to the complaint.

Neither the Company, Gadsden, nor any of their respective subsidiaries are named as defendants in the Civil Action, and no legal claim has been asserted in the Civil Action against the Mission Hills Square property or Fremont. Additionally, the Seller is also not a defendant in the Civil Action. None of the defendants in the Civil Action are directors, officers, or affiliates of the Company, or any owner of 5% or more of the Company’s voting securities or, based upon current knowledge, any associate of any director, officer or affiliate of the Company. Although the individual defendants in the Civil Action are alleged by the SEC to have used Fremont in connection with the actions described in the Civil Action, there are no claims in the Civil Action that Gadsden, Fremont, or the Seller participated in the actions described since the Seller acquired Fremont in 2018.

On March 7, 2019, Jean Danhong Chen and Tony Jianyun Ye were indicted by a Federal Grand Jury for Visa Fraud, Obstruction of Justice, Identity and Aggravated Identity Theft and Criminal Forfeiture.  This indictment was unsealed on March 25, 2019. Gadsden has informed the Company that it was not aware of any possible claims against Fremont or the Mission Hills Square property when Gadsden acquired Fremont in February, 2019. On March 25, 2019 Gadsden was informed it was a subject of a criminal investigation by the US Department of Justice.

In the acquisition of Fremont by Gadsden from the Seller, Gadsden escrowed part of the purchase consideration, in the form of Gadsden securities, that was issued to the Seller, which had at that time an estimated value of approximately $55 million. The Civil Action alleges that at least $40 million was loaned by Bay Area Investment Fund I to Fremont. This loan has been assumed by the Seller, is currently being paid by the Seller and is not in default. Gadsden has not reserved any amounts in its financial statements, and may use the escrowed securities for any undisclosed liabilities, including any liabilities related to the Civil Action. Gadsden is not able to determine if there is any liability of Fremont in the Civil Action, of Gadsden in the criminal investigation, or related matters, or if any such liability will be in excess of the escrowed amount. Gadsden believes that, if there is any liability to the Company, it is not in excess of the escrowed amount, and intends to vigorously defend itself against any such allegations if made, although such defenses can be expensive and there can be no guarantee that such defenses will be successful.

Nevertheless, as described above, Gadsden agreed to indemnity and hold the Company harmless from all losses of the Company or any of its subsidiaries arising from or related to the Civil Action, the facts described therein and all civil or other actions arising from or related to such Civil Action.

The Company does not believe that there will be any negative consequences to its ownership of Mission Hills as a result of this action, and therefore cannot at this time make any provision for any contingency in this matter. Nevertheless, the Company will continue to monitor this matter and intends to defend its rights in this matter to the fullest extent possible.

Other litigation

The Company and certain subsidiaries are, have been and may be, involved in other miscellaneous litigation and legal actions, including product liability, consumer, commercial, tax and governmental matters, which can arise from time to time in the ordinary course of the Company’s business. The Company believes that these other litigation and claims will likely be resolved without a material effect on the Company’s consolidated financial position, results of operations or liquidity. However, litigation and legal actions are inherently unpredictable, and excessive verdicts can result in such situations. Although the Company believes it has or will have substantial defenses in these matters, it may, in the future, incur judgments or enter into settlements of claims that could have a material adverse effect on results of operations in a particular period.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Registration Rights Agreement under Remediation Plan

On September 24, 2018, in connection with the Remediation Agreement (as described in Note 5), the Company entered into a Registration Rights Agreement with OFI and Dr. Dolev Rafaeli, Dennis M. McGrath and Dr. Yoav Ben-Dror (the “Note Holders”), pursuant to which the Company agreed to register all shares of common stock that may be issued upon conversion of the Series C Preferred Stock and Series D Preferred Stock, as well as all other shares of the Company’s capital stock held by OFI (the “Registrable securities”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the date of the Registration Rights Agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement was not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Registrable Securities may have under the Registration Rights Agreement or under applicable law, the Company shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of Registrable Securities held by the holder (the “Investment Amount”), provided that, in no event will the Company be liable for liquidated damages in excess of 1.0% of the Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the Registration Rights Agreement shall be 10% of the Investment Amount. Notwithstanding the foregoing, the filing and effective date deadlines above shall be extended during such time as the Company is actively pursuing a business combination involving the Company that is approved by each of OFI and the Note Holders. The Company did not file a registration statement to cover the shares under the Remediation Agreement, but instead, as result of the potential merger transaction (as described in Note 1 and Note 8) under which, inter alia, the Company intended to register all Registrable Securities through a registration statement on a Form S-4, and the subsequent Gadsden Purchase Agreement (as described in Note 1) the filing and effective date deadlines above are currently under extension. As the accounting for any obligations due under the Registration Rights Agreement falls under ASC 450 “Contingencies”, the Company will make provisions for any liabilities and record related expense, at which time the amount to be paid is probable and reasonably estimable. As of March 31, 2019, management believes the amount to be paid, if any, is not probable and reasonably estimable.

The new Registration Rights Agreement replaced previous Registration Rights Agreements with OFI and the Note Holders. Consequently, OFI and the Note Holders waived their rights to liquidated damages in connection with the late filing and in connection with the effectiveness deadline for previous registration statements.

Amended and Restated Separation Agreement

On February 12, 2018, the Company entered into an Amended and Restated Separation Agreement with Mr. Stephen Johnson, its former Chief Finance Officer, pursuant to which the Company has agreed to pay Mr. Johnson an amount of $123 in 11 installments as follows: the first six installments of $10 each, and the following five installments of $12.5 each. The first payment was made on February 15, 2018, and subsequent payments are to be made on or before the 15th day of each succeeding month, with the final installment to be paid on or before December 15, 2018. The Company also agreed to provide a health (medical, dental and/or vision) insurance reimbursement payment for Mr. Johnson and his family, for a period of 11 months, in the agreed upon amount of $3 per month. The Company did not make all of the installment payments during 2018 and as such as of March 31, 2019, the balance payable of $78 to Mr. Johnson is included in accrued compensation and related expenses.

In addition, the Company agreed to issue to Mr. Johnson 271,000 shares of the Company’s common stock six months after the date of the agreement. In August 2018, the aforesaid shares were issued to Mr. Johnson in the amount of $87, representing a share price of approximately $0.32.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 6

Redeemable Convertible Preferred Stock and Stockholders’ Deficit:

Common Stock

The Company’s common stock confers upon their holders the following rights:

■	The right to participate and vote in the Company’s stockholder meetings, whether annual or special. Each share will entitle its holder, when attending and participating in the voting in person or via agent or letter, to one vote;

■	The right to a share in the distribution of dividends, whether in cash or in the form of bonus shares, the distribution of assets or any other distribution pro rata to the par value of the shares held by them; and

■	The right to a share in the distribution of the Company’s excess assets upon liquidation pro rata to the par value of the shares held by them.

Convertible Series A Preferred Stock under the First Capital Contribution Agreement

The terms of the Convertible Series A Preferred Stock were governed by a certificate of designation (the “Series A Certificate of Designation”) filed by the Company with the Nevada Secretary of State on May 15, 2017. Pursuant to the Series A Certificate of Designation, the Company designated 3,000,000 shares of the Company’s preferred stock as “Series A Convertible Preferred Stock,” but issued only 123,668 shares of Convertible Series A Preferred Stock in connection with the Contribution Agreement. Each share of Convertible Series A Preferred Stock shall be convertible, at any time and from time to time from at the option of the holder thereof, into that number of shares of common stock determined by dividing $62.9575 by the Conversion Price. The Conversion Price for the Series A Convertible Preferred Stock is equal to $2.5183, subject to adjustment as described in the Series A Certificate of Designation. A total of 27,898 shares remained outstanding as of December 31, 2018, but were converted in January 2019 into 697,450 shares of the Company’s common stock based on the conversion rate that was in effect at that time. On February 26, 2019, the Series A Certificate of Designation was withdrawn.

Redeemable Convertible Series B Preferred Stock under the OFI Securities Purchase Agreement

The terms of the Redeemable Convertible Series B Preferred Stock were governed by a certificate of designation (the “Series B Certificate of Designation”) filed by the Company with the Nevada Secretary of State on December 22, 2017, as supplemented by that certain supplemental agreement, dated April 20, 2018, between the Company and OFI (the “Supplemental Agreement”), which clarified certain voting and conversion limitations with respect to the Series B Preferred Stock in response to comments from the staff of NASDAQ. Pursuant to the Series B Certificate of Designation, the Company designated 15,000,000 shares of the Company’s preferred stock as “Series B Preferred Stock”. As more fully described below, the Company issued total of 3,825,000 shares of Redeemable Convertible Series B Preferred Stock during 2017 and 2018 in connection with a securities purchase agreement, dated December 22, 2017, between the Company and OFI (the “OFI Purchase Agreement”). On September 24, 2018, all shares of Series B Preferred Stock were cancelled in conjunction with the entry into the Remediation Agreement described below. All such shares have been converted into another series of the Company’s Preferred Stock as of December 31, 2018. On September 25, 2018, the Series B Certificate of Designation was withdrawn, and as a result, no shares of Series B Preferred stock are authorized.

Convertible Series C Preferred Stock

The terms of the Series C Preferred Stock were governed by a certificate of designation (the “Series C Certificate of Designation”) filed by the Company with the Nevada Secretary of State on September 24, 2018. Pursuant to the Series C Certificate of Designation, the Company designated 7,485,627 shares of its preferred stock as Series C Preferred Stock. The Company issued 7,485,627 shares of Convertible Series C Preferred Stock in connection with the Remediation Agreement, Those shares were converted to common stock following approval of the Remediation Agreement by the stockholders at the Company’s Annual Meeting on November 29, 2018. On December 28, 2018, the Series C Certificate of Designation was withdrawn, and as a result, no shares of Series C Preferred stock are authorized.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Convertible Series D Preferred Stock

The terms of the Series D Preferred Stock were governed by a certificate of designation (the “Series D Certificate of Designation”) filed by the Company with the Nevada Secretary of State on September 24, 2018. Pursuant to the Series D Certificate of Designation, the Company designated 9,294,414 shares of its preferred stock as Series D Preferred Stock. The Company issued 6,525,182 shares of Convertible Series D Preferred Stock in connection with the Remediation Agreement. Those shares were converted to common stock following approval of the Remediation Agreement by the stockholders at the Company’s Annual Meeting on November 29, 2018. On December 28, 2018, the Series D Certificate of Designation was withdrawn, and as a result, no shares of Series D Preferred stock are authorized.

Securities Purchase Agreement

On December 22, 2017, the Company had entered into the OFI Purchase Agreement with OFI, under which OFI could, but was not obligated to, invest up to $15,000 in the Company in a series of closings over a period prior to December 31, 2018, in exchange for which OFI would receive shares of the Company’s Redeemable Convertible Series B Preferred Stock (“Series B Shares”) at a purchase price of $1.00 per share (the “Option”).

On December 22, 2017 (the “Initial Date”), the Company and OFI completed the first closing under the OFI Purchase Agreement, pursuant to which OFI exercised a portion of the Option and provided $1,500 to the Company in exchange for 1,500,000 Series B Shares. On January 24, 2018 (the “Second Date”), the Company and OFI completed a second closing under the OFI Purchase Agreement, pursuant to which OFI provided $2,225 to the Company in exchange for 2,225,000 Series B Shares.

Under ASC 480, “Distinguishing Liabilities from Equity”, since the Series B Shares had conditional redemption provisions which are outside of the control of the Company and also contained a deemed liquidation preference, the Series B Shares were classified as mezzanine financing at the Initial Date at the residual amount, which was the difference between the total proceeds received and the fair value of the Option. Subsequently, changes in the redemption value was accreted over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument using an appropriate methodology, usually the interest method. Changes in the redemption value were considered to be changes in accounting estimates.

Under ASC 480, the aforementioned written call Option was considered freestanding, as the Company believed it was legally detachable and separately exercisable. As the option was exercisable for shares subject to possible redemption at the option of the holder, as of the Initial Date, the Option was measured at fair value and recorded as a non-current financial liability on the consolidated balance sheet. Excess of the initial value of the option liability over the proceeds received was charged immediately into the consolidated statement of comprehensive loss as financing expenses in the fourth quarter of 2017. The Option was marked to market in each reporting period until it was exercised or expired, as earlier, when changes in the fair value of the Option were charged into statement of comprehensive income or loss. For the three months ended March 31, 2018, the Company recorded expenses in the total amount of $273 due to revaluation of Option to purchase Redeemable Convertible Series B Preferred Stock.

Under ASC 480, the aforementioned right granted to OFI to further invest in the Company represented a written call Option which was considered freestanding, as the Company believed it was legally detachable and separately exercisable. As the option was exercisable for shares subject to possible redemption at the option of the holder, as of the Initial Date, the Option was measured at fair value and recorded as a non-current financial liability on the consolidated balance sheet. Excess of the initial value of the option liability over the proceeds received was charged immediately into the consolidated statement of comprehensive loss as financing expenses in the fourth quarter of 2017. The Option was marked to market in each reporting period until it was exercised or expired, as earlier, with changes in the fair value of the Option charged into the statement of comprehensive income or loss. For the three months ended March 31, 2018, the Company recorded expense in the total amount of $273 due to revaluation of Option to purchase Series B Shares.

In addition, at the Initial Date, the Company incurred de minimis direct and incremental issuance costs which were charged immediately into the consolidated statement of comprehensive loss as finance expenses, as the written call Option was presented at fair value.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

At the Initial Date, each Series B Share was convertible into 1.24789 shares of common stock valued at $1.00 per share. As a result, Beneficial Conversion Feature (the “BCF”) amounting to approximately $372 was measured assuming full conversion. However, the conversion of the Preferred Stock is subject to certain contingencies, which impact the timing and amount of the BCF. At the Initial Date which is also the commitment date, the Company should record a BCF for the Preferred Stock for any shares convertible at that time without requiring stockholder approval through the planned proxy statement. However, as no residual proceeds were allocable to the Series B Shares at the Initial Date, no BCF was recognized with respect to the first closing.

In conjunction with the Second Date, OFI partially exercised the written call option present in the OFI Purchase Agreement and therefore upon exercise, the pro-rata share of this liability amounting to $677 was reclassified in the condensed consolidated balance sheet from Option to purchase Series B Shares into Series B Shares, during the three months ended March 31, 2018. On the Second Date, each Series B Share (exclusive of dividends) was convertible into 1.24789 shares of common stock valued at $1.00 per share. Because of reclassification of the exercised written call option together with cash amount received, there was no additional BCF measured.

As a result of the reclassification of the exercised written call option, there was no additional BCF measured.

In the absence of voluntary conversion and assuming no breaches as described above under “Redemption,” the Series B Shares would have automatically converted on May 31, 2018. As such, accretion adjustments to the carrying amount of the Series B Shares to the automatic conversion date of May 31, 2018 are recorded as deemed dividends. However, at March 31, 2018, the Company did not obtain shareholder approval and therefore, the then outstanding Redeemable Convertible Series B Preferred Stock became redeemable at the option of OFI. Activity in the account Redeemable Convertible Series B Preferred Stock for the three months ended March 31, 2018, is outlined in the below table

March 31, 2018
Unaudited

Opening balance, January 1, 2018	$87
Proceeds from issuance of Series B Shares	2,225
Accretion of Series B Preferred Stock to redemption value	1,968
Partial exercise of Redeemable Convertible Series B Preferred Stock written call option on the second date	677
Dividend on Redeemable Convertible Series B Preferred Stock	79

Closing balance, March 31, 2018	$5,036

That Agreement has been supplemented and/or superseded by the Remediation Agreement entered into with OFI on September 24, 2018. As a result, the Redeemable Convertible Series B Preferred Stock has been withdrawn, and shares of Series D Convertible Preferred Stock were issued as a replacement.

Cancellation and Exchange Agreement

On April 20, 2018, the Company and OFI entered into a Cancellation and Exchange Agreement (the “Exchange Agreement”), pursuant to which OFI agreed to provide an additional $2,000 to the Company in exchange for 2,000,000 shares of Redeemable Convertible Series B Preferred Stock, subject to certain conditions set forth in the Exchange Agreement, including, among other things, the cancellation of 95,770 shares of the Company’s Convertible Series A Preferred Stock held by OFI in exchange for 5,382,274 shares of the Company’s common stock. Under the Exchange Agreement, closing of this additional investment, including cancellation discussed above, would occur promptly following the filing of a definitive information statement on Schedule 14C with the SEC and mailing the stockholders of the Company, and in any event within 3 days thereafter. However, on September 24, 2018, the Exchange Agreement was terminated by the Remediation Agreement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Payout Notes and Stock Grant Agreement

Under the Contribution Agreement, amounts due to Dr. Dolev Rafaeli and Dennis M. McGrath under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member and officer of the Company’s foreign subsidiaries, were converted to convertible secured notes in the principal amounts of approximately $3.1 million, $1 million and $1.5 million, respectively, following approval from the Company’s stockholders on October 12, 2017 (the “Payout Notes”). The Payout Notes were due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, were secured by a security interest in all of the Company’s assets pursuant to a security agreement that the Company entered into with the Note Holders, and were convertible into shares of common stock.

On December 22, 2017, the Company entered into a Stock Grant Agreement with the Note Holders to (i) cause the early conversion of the Payout Notes into an aggregate of 5,628,291 shares of common stock (the “Payout Shares”), (ii) effectuate the release of all security interests associated with the Payout Notes, (iii) provide for the issuance of an aggregate of 1,857,336 additional shares of common stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (the “Additional Shares”), (iv) provide for certain cash payments to the Note Holders in amounts equal to the interest payments that would have been made to the Note Holders absent the conversion of the Payout Notes, (v) obtain the agreement of the Note Holders to provide certain support services to the Company, and (vi) obtain the conditional resignation of certain of the Note Holders from the board of directors. Accordingly, the Payout Notes were deemed paid in full.

Pursuant to the Stock Grant Agreement, the Company agreed to make 12 monthly payments on the first of each month commencing on January 1, 2018 in the amounts of approximately $21, $7 and $10 to Messrs. Rafaeli, McGrath, and Ben-Dror, respectively. Such cash payments were consideration for certain consulting services provided by the Note Holders specified in the Stock Grant Agreement. The Company was required to issue the Additional Shares promptly, but in any event within 10 days after the Company obtained stockholder approval of such issuance. Such stockholder approval was not obtained. However, the Stock Grant Agreement was terminated in connection with the Remediation Agreement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Remediation Agreement

On September 24, 2018 (the “Exchange Date”), the Company entered into the Remediation Agreement with OFI and the Note Holders, pursuant to which inter alia the following have been determined -

1.	The Stock Grant Agreement was terminated, the Payout Shares were cancelled, and the Company issued to the Note Holders an aggregate of 7,485,627 shares of newly-designated Series C Preferred Stock in exchange for 5,628,291 shares of common stock.

2.	The OFI Purchase Agreement (subject to the survival of certain provisions identified in the Remediation Agreement), the Supplemental Agreement and the Exchange Agreement were terminated and 3,825,000 shares of Redeemable Convertible Series B Preferred Stock issued to OFI were cancelled and the Company issued to OFI 6,217,490 shares of newly-designated Series D Preferred Stock. In addition, in conjunction with the exchange of OFI’s existing Redeemable Convertible Series B Preferred Stock for Series D Preferred Stock, the option for OFI to purchase future Redeemable Convertible Series B Preferred Stock up to aggregate amount of $15 million has been cancelled but OFI agreed to purchase $100 of shares of Series D Preferred Stock for a purchase price of $0.65 per share on the last day of each month, commencing on September 30, 2018, until it had purchased an aggregate of $500 of shares of Series D Preferred Stock, provided that, upon closing of any material business combination involving the Company that is approved by OFI, OFI agreed to purchase an additional $1,500 of shares of Series D Preferred Stock at a price of $0.65 per share. Notwithstanding the foregoing, from and after the date that stockholder approval of the conversion of shares issued under Remediation Agreement had been obtained, instead of purchasing shares of Series D Preferred Stock, OFI agreed to purchase shares of common stock at a price of $0.65 per share. On September 28, 2018, a first closing under the Remediation Agreement was completed, pursuant to which OFI provided $100 to the Company in exchange for 153,846 shares of the Company’s Series D Preferred Stock. On October 31, 2018, a second closing under the Remediation Agreement was completed, pursuant to which OFI provided $100 to the Company in exchange for 153,846 shares of the Company’s Series D Preferred Stock. On November 29, 2018, a third closing under the Remediation Agreement was completed, pursuant to which OFI provided $100 to the Company in exchange for 153,846 shares of common stock. On December 31, 2018, OFI agreed, notwithstanding the investment schedule set forth in the Remediation Agreement, to provide the remaining funds to the Company, and the parties completed a final closing under the Remediation Agreement, pursuant to which OFI provided $1.6 million to the Company in exchange for 2,461,538 shares of common stock.

3.	The Company was required, as promptly as possible following the date of the Remediation Agreement (and in no event later than 30 days thereafter), to prepare and file a preliminary proxy statement relating to stockholder approval of the issuance of common stock upon conversion of all shares of Series C Preferred Stock and Series D Preferred Stock issued under the Remediation Agreement. The preliminary proxy statement was filed on September 27, 2018. The final proxy statement was filed on October 25, 2018 and mailed to the Company’s stockholders on or about October 31, 2018. A stockholder meeting to approve this matter was held on November 29, 2018, at which the stockholders approved to the Remediation Agreement. As a result, on November 29, 2018, all shares of Series D Preferred Stock issued to OFI were converted into 6,619,483 shares of common stock and all shares of Series C Preferred Stock issued to the Note Holders were converted into 7,485,627 shares of common stock.

4.	On September 24, 2018, in connection with the Remediation Agreement, the Company entered into the Registration Rights Agreement with OFI and the Note Holders.

In accordance with ASC 480-10-S99, since the Series C Preferred Shares and Series D Preferred Shares had no conditional (outside of the control of the Company) or mandatory redemption provisions, the Series C Preferred Stock and Series D Preferred Stock were classified as part of the stockholders’ equity on the Company’s Consolidated Balance Sheet. Based on such determination and due to the economic characteristics and risks of the Preferred Stock, based on their stated or implied substantive terms and features, Series C and Series D Preferred Stock were considered as more akin to equity than debt.

Accordingly, it was determined that the economic characteristics and the risks of the embedded conversion option to common stock and those of the Series C and Series D Preferred Stock themselves (the ‘host contract’) were clearly and closely related. As a result, the embedded conversion feature was not required to be bifurcated.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Also, as the Series C Preferred Stock and Series D Preferred Stock are valued in excess of the common stock and since each share of Series C Preferred Stock and Series D Preferred Stock was contingently convertible into one share of common stock, it was determined that at the exchange date, the effective exercise price of the conversion feature (based on the effective conversion rate of the Series C Preferred Stock and the Series D Preferred Stock into common stock) was higher than the estimated fair value of the Company’s common stock (which was valued at $0.24 per share). Thus, it was determined that the conversion feature was not beneficial.

In addition, the Remediation Agreement with OFI constitutes a firm forward purchase contract for an amount of $500 at $0.65 per share and an additional contingent purchase commitment of $1,500 in the event of a material business combination. Based on its terms (the fixed share price and number of shares) it was determined that the forward contract meets the scope exception requirements for derivative treatment under ASC 815 and therefore it is classified as an equity.

At the Exchange Date, in conjunction with the Remediation Agreement, the Note Holders’ existing common stock that had been previously exchanged in consideration for issuance of Series C Preferred Stock, OFI’s existing Redeemable Convertible Series B Preferred Stock were exchanged in consideration for issuance of Series D Preferred Stock and the remaining portion of the Option for OFI to purchase future Redeemable Convertible Series B Preferred Stock up to aggregate amount of $15 million had been cancelled for the future commitment of OFI to invest up to aggregate amount of $2,000.

If a preferred share has characteristics that cannot be reliably assessed using the cash flow model in ASC 470-50, it is evaluated using another quantitative model, such as the fair value model or based on an analysis of the significance of any contractual terms added, contractual terms removed, and changes to existing contractual terms. In such analysis the issuer considers, among others critical terms such as a change in the liquidation preference order/priority (including the determination whether the classification of the instrument has changed from mezzanine to equity or to liability vice versa), voting rights, or conversion ratio. In addition, the issuer considers the business purpose for the changes and how the changes may influence the economic decisions of the investor, if any.

Restricted Stock

On June 20, 2018, the Company’s board of directors approved an employment agreement with the former Chief Executive Officer, pursuant to which the Company agreed to issue 400,000 shares of common stock that will be vest over a 3-year period. One-third of the shares issued shall vest on each of the first anniversary and the two ensuing anniversaries of the date of execution of the employment agreement. The foregoing notwithstanding, the Chief Executive Officer shall fully vest in all of the shares if the Chief Executive Officer’s employment with the Company shall terminate upon the occurrence of a Change in Control as defined in the employment agreement. The closing price of the Company’s share at June 20, 2018 is $0.47 and therefore the overall expenses to be recorded amounted to $188. For the three months ended March 31, 2019, the Company recorded an expense of $29 as part of the general and administrative expenses in the Company’s Consolidated Statements of Comprehensive Loss. Issuance of these shares was subject to stockholder approval of the Company’s 2018 Equity Incentive Plan which was obtained at the 2018 annual meeting on November 29, 2018. Upon the Company’s closing of the Gadsden Purchase Agreement on April 5, 2019 as described in Note 6, the restricted stock became fully vested.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Common Stock Options

On April 18, 2018, the Company’s Board of Directors adopted the 2018 Equity Incentive Plan (the “2018 Plan”), which provides for grants of restricted stock, stock options and other forms of incentive compensation to officers, employees, directors and consultants. The Company is authorized to issue up to 5,000,000 shares of common stock under the 2018 Plan. The 2018 Plan became effective upon its approval by the stockholders on November 29, 2018. The Company’s previous plans, the Amended and Restated 2000 Non-Employee Director Stock Option Plan and the Amended and Restated 2005 Equity Compensation Plan, are no longer active. As March 31, 2019, only 1,000 options remained outstanding from those plans.

A summary of stock option transactions under these plans during the three months ended March 31, 2019 are as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value (*)
Outstanding at January 1, 2019	77,390	$95.27	3.3	$—

Granted	—	$—	—	$—
Exercised	—	—	—	—
Expired/cancelled	(76,390)	(95.54)	—	—
Outstanding at March 31, 2019	1,000	$75.00	3.92	$—
Exercisable at March 31, 2019	1,000	$75.00	3.92	$—

(*)	The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of the first quarter of 2019 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on March 31, 2019. This amount is impacted by the changes in the fair value of the Company’s shares.

The total equity-based compensation expense related to the Company’s equity-based awards, recognized during the three months ended March 31, 2019 and 2018, total the amounts of $32 and $21, respectively.

As of March 31, 2019, there was $112 of total unrecognized compensation cost related to non-vested stock awards that based on their original vesting terms was expected to be recognized over a weighted-average period of 2.5 years. Following the completion of the Gadsden Purchase Agreement described in Note 8, such compensation will be accelerated.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Note 7

Income Taxes:

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent; eliminating the corporate Alternative Minimum Tax (“AMT”) and changing how existing AMT credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and changing limitations on the deductibility of certain executive compensation.

In December 2017, the SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”), which addresses situations where the accounting is incomplete for the income tax effects of the Act. SAB 118 directs taxpayers to consider the impact of the act as “provisional” when the Company does not have the necessary information available, prepared or analyzed (including computations) to finalize the accounting for the change in tax law. Companies are provided a measurement period of up to one year to obtain, prepare, and analyze information necessary to finalize the accounting for provisional amounts or amounts that cannot be estimated.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not of being sustained. As of March 31, 2019, an amount of $1.6 million related to corporate international unrecognized tax benefits is included in other accrued liabilities.

Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax free basis.

The Company files corporate income tax returns in the United States, both in the Federal jurisdiction and in various State jurisdictions. The Company is subject to Federal income tax examination for calendar years 2014 through 2018 and is also generally subject to various State income tax examinations for calendar years 2014 through 2018. Photo Therapeutics Limited files in the United Kingdom. Radiancy (Israel) Limited files in Israel. The Israeli subsidiary is subject to tax examination for calendar years 2014 through 2018.

During the three months ended March 31, 2019 and 2018, the Company recognized no income tax expense or benefit.

Note 8

Subsequent Events:

On May 2, 2019, the Company entered into a definitive sales contract, with an independent third party, for a land parcel located at 1039 Atwater Blvd, Atwater, CA 95301 (“the 1039 Atwater Property”). The 1039 Atwater Property is comprised of .89 acres zoned CC, Central Commercial, permitting a wide variety of commercial uses. The contracted sales price is $430 cash, net of delinquent property taxes, customary sales commissions and closing costs. The 1039 Atwater property is in escrow with a 45 day close scheduled for June 17, 2019. The carrying value of the 1039 Atwater Property was $430 as of March 31, 2019, and is included in Investment Properties, net, in the accompanying Condensed Consolidated Balance Sheet.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

On April 29, 2019, the Company entered into a definitive sales contract, with an independent third party, for a land parcel located at 715 Atwater Blvd, Atwater, CA 95301 (“the 715 Atwater Property”). The 715 Atwater Property is comprised of .45 acres zoned RT permitting both commercial and residential uses. The contracted sales price is $225 cash, net of delinquent property taxes, customary sales commissions and closing costs. The 715 Atwater property is in escrow with a 30 day close scheduled for May 29, 2019. The carrying value of the 715 Atwater Property was $230 as of March 31, 2019, and is included in Investment Properties, net, in the accompanying Condensed Consolidated Balance Sheet.

Gadsden Transaction

The Stock Purchase Agreement

On March 13, 2019, the Company entered into a Stock Purchase Agreement with Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”), pursuant to which Gadsden agreed to transfer and assign to the Company all of its general partnership interests and Class A limited partnership interests in Gadsden Growth Properties, L.P., a Delaware limited partnership (“OPCO”), the operating partnership of Gadsden that holds all of its assets and liabilities, in exchange for shares of the Company’s common stock and newly designated 7% Series A Cumulative Convertible Perpetual Preferred Stock (the “7% Series A Preferred Stock”), Series B Non-Voting Convertible Preferred Stock (the “Non-Voting Series B Preferred Stock”) and newly designated 10% Series C Cumulative Convertible Preferred Stock (the “10% Series C Preferred Stock”) that is equal to the number of shares of Gadsden’s 10% Series C Cumulative Convertible Preferred (the “Gadsden Transaction”).

The Stock Purchase Agreement provided that certain shares (the “Holdback Shares”) of common stock to Gadsden would be subject to forfeiture based on the reconciliation and adjustment of the net asset value of Gadsden’s assets and Gadsden’s proposed real estate investments that have not closed as of the closing date of the Stock Purchase Agreement (such investments being the “Scheduled Investments”).

On April 5, 2019, the Company and Gadsden entered into Amendment No. 1 to Stock Purchase Agreement (“Amendment 1”) to amend certain provisions of the Stock Purchase Agreement as described below. Following such Amendment 1, closing of the transactions contemplated by the Stock Purchase Agreement was completed on April 5, 2019.

Pursuant to Amendment 1, Section 1(a) of the Stock Purchase Agreement was amended to revise the number of shares of 7% Series A Preferred Stock and Non-Voting Series B Preferred Stock to be issued at closing, as well as to revise the timing on issuance of the Holdback Shares. Pursuant to Amendment 1, on April 5, 2019, the Company issued to Gadsden 430,306,645 shares of common stock, 889,075 shares of 7% Series A Preferred Stock, 11,696,944 shares of Non-Voting Series B Preferred Stock and 2,498,682 shares of 10% Series C Preferred Stock. Amendment 1 provided that 278,178,750 Holdback Shares would be issued to Gadsden upon filing of an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Charter Amendment Date”).

On May 2, 2019, the Company and Gadsden entered into Amendment No. 2 to Stock Purchase Agreement (“Amendment 2”) to (i) decrease the number of shares of common stock and Holdback Shares issued to Gadsden, and increase the number of shares of Non-Voting Series B Preferred Stock issued, as the result of an error in the original calculation of the shares to be issued; (ii) provide for the issuance of the Holdback Shares on the closing date, rather than the Charter Amendment Date; and (iii) provide for the issuance of certain of the shares of the Non-Voting Series B Preferred Stock and 10% Series C Preferred Stock to FHDC Group, LLC (“FHDC”), a stockholder of Gadsden, in exchange for the equivalent number of shares of Gadsden held by it.

Specifically, Amendment 2 provided that the Company issue the following securities as consideration under the Stock Purchase Agreement, as amended (the “Gadsden Purchase Agreement”): (i) to Gadsden, 229,101,205 shares of common stock, of which 110,477,220 shares are designed as Holdback Shares and will be held by Gadsden in a segregated account (the “Gadsden Specified Account”), which shall be subject to release in accordance with the terms of the Gadsden Purchase Agreement, and 118,623,985 shares of which will not be subject to the Gadsden Specified Account; (ii) to Gadsden, 889,075 shares of 7% Series A Preferred Stock; (iii) to Gadsden, 6,264,993 shares of Non-Voting Series B Preferred Stock; (iv) to Gadsden, 498,682 shares of 10% Series C Preferred Stock; (v) to FHDC, 5,432,000 shares of Non-Voting Series B Preferred Stock, subject to entry into the Exchange Agreement (as defined below); and (vi) to FHDC, 2,000,000 shares of 10% Series C Preferred Stock (together with the 5,432,000 shares of Non-Voting Series B Preferred Stock referred to above, the “FHDC Shares”), subject to entry into the Exchange Agreement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

In connection with Amendment 2, on May 2, 2019, the Company entered into a Cancellation and Exchange Agreement (the “Exchange Agreement”) with Gadsden and FHDC, pursuant to which FHDC agreed to cancel (i) 5,432,000 shares of its Series B Non-Voting Convertible Preferred Stock and (ii) 2,000,000 shares of its 10% Series C Cumulative Convertible Preferred Stock of Gadsden held by it in exchange for the FHDC Shares. On May 10, 2019, FDHC exercised its option to convert its Series B preferred shares into 132,667,366 shares of the Company’s Common Stock.

In order to effect the forgoing, on May 2, 2019, the Company cancelled 201,205,440 shares of common stock issued to Gadsden and Gadsden placed a number of its remaining shares equal to the Holdback Shares into the Gadsden Specified Account. In addition, in accordance with the terms of the Exchange Agreement, the Company cancelled 5,432,000 shares of Non-Voting Series B Preferred Stock and 2,000,000 shares of 10% Series C Preferred Stock issued to Gadsden and issued such shares to FHDC. On May 6, 2019, the Company also issued an additional 49 shares of Non-Voting Series B Preferred Stock to Gadsden.

The number of the Company’s shares issued to Gadsden was based upon an estimated net asset value of Gadsden of $212 million (the “Contract NAV”). The Contract NAV includes Gadsden’s assets and all of its Scheduled Investments. The Gadsden Purchase Agreement provides for a reconciliation and adjustment of the final net asset value of Gadsden as follows.

If the Contract NAV is more than the Gadsden final net asset value, then the difference (the “Shortfall”) will be settled by the transfer of shares of the Company’s common stock, at a value equal to 3.771023733 shares of common stock for each $1.00 of Shortfall if the Gadsden final net asset value is $80 million or more (and 2.860407207 for each $1.00 of Shortfall to the extent that the Gadsden final net asset value is less $80 million). The Shortfall will first be paid by transfer of Holdback Shares by Gadsden to the Company and such transferred shares will be cancelled. If the amount of the Shortfall is more than the value of the Holdback Shares, then the Company will issue more shares of common stock to its stockholders of record as of the closing date.

Gadsden’s final net asset value will be determined as the fair value of the each of the assets of Gadsden on the closing date and the Scheduled Investments acquired on or prior to May 20, 2019. Such fair value will be determined in accordance with the following:

●	in accordance with United States generally accepted accounting principles, and shall be derived from the Company’s annual report on Form 10-K for either of the fiscal years ended December 31, 2019 or December 31, 2020 with Gadsden having the option to choose which such fiscal year to utilize,

●	as of the date of an appraisal from a licensed appraiser with knowledge of the applicable market that need not be a national firm, or

●	if the Gadsden asset is sold or otherwise disposed of in consideration for cash, the gross cash proceeds from the sale minus any indebtedness or other liabilities relating to the Gadsden asset being sold or otherwise disposed of that were not assumed by the purchaser and that remain indebtedness or other liabilities of the Company following the sale or other disposition.

The Gadsden Purchase Agreement also contains a mechanism for issuing additional shares of common stock to Gadsden or the Company’s legacy stockholders, as applicable, if there is a loss determination. The Gadsden Purchase Agreement defines a loss determination as an event that gives rise to a loss due to a breach of a representation and warranty by a party or the failure of a covenant to be performed by a party that was not fully performed, in each case, after consideration of any express waiver or amendment. After the amount of a loss has been determined in accordance with the procedures set forth in the Gadsden Purchase Agreement, the amount of the loss will be paid by the Company as follows: (i) if the Company’s Board determines that the amount of the loss will be paid in cash, then such amount will be paid by check payable to the order of Gadsden or the Company’s legacy stockholders; or (ii) if the Company’s Board does not determine that the amount of the loss will be paid in cash, then such amount will be paid by the Company issuing and delivering shares of common stock with an aggregate fair value equal to the amount of the loss to Gadsden or the Company’s legacy stockholders. The Gadsden Purchase Agreement provides that no loss will be determined until the aggregate amount of losses claimed exceeds $100, it being acknowledged that from and after such threshold, all losses shall be subject to adjustment as set forth above.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Termination of Merger Agreement

The parties had previously, on November 8, 2018, entered into an agreement and plan of merger (the “Merger Agreement”), among the Company, FC Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of the Company (“FC Merger Sub”), Gadsden and OPCO, pursuant to which, subject to the terms and conditions of the Merger Agreement, FC Merger Sub agreed to merge with and into Gadsden, with Gadsden surviving the merger as a wholly-owned subsidiary of the Company, which would have been converted into Gadsden Properties, Inc., a Maryland corporation, immediately prior to the merger. On December 27, 2018, January 14, 2019 and January 25, 2019, the parties entered into amendments to amend certain provisions of the Merger Agreement described therein.

In connection with the proposed transaction contemplated in the Merger Agreement, on November 9, 2018, the Company and Gadsden filed a Registration Statement on Form S-4 (No. 333-228304), which included a joint proxy statement of the Company and Gadsden that also constitutes a prospectus of Gadsden Properties, Inc. (as amended, the “Registration Statement”).

As part of the Gadsden Purchase Agreement described above, on March 13, 2019, the parties to the Merger Agreement entered into a letter agreement to terminate the Merger Agreement and the Company withdrew the Registration Statement.

Accounting Treatment

For accounting purposes, Gadsden is considered to be acquiring the Company in the Gadsden Transaction. Gadsden was determined to be the “accounting acquirer” based upon the terms of the Gadsden Purchase Agreement which results in the following: (i) Gadsden owning at least 229,101,205 shares of the Company’s common stock and all of the Company’s preferred stock, which gives them approximately 96.25% of the common shares of the Company on a fully-diluted basis following the closing of the Gadsden Purchase Agreement (subject to adjustment as provided for in the Gadsden Purchase Agreement), (ii) Gadsden directors holding a majority of board seats in the Company and (iii) Gadsden management holding all key positions in the management of the Company. Consequently, in accordance with the provisions of Accounting Standards Codification Subtopic 805-40, “Business Combinations: Reverse Acquisitions”, the Gadsden Purchase Agreement will be accounted for as a reverse acquisition using the acquisition method of accounting. Accordingly, the financial statements of Gadsden will be treated as the historical financial statements of the Company, with the results of the entities defined as Pre-merged of the Company being included only from April 6, 2019 and thereafter.

Acquired Assets

OPCO is a Delaware limited partnership that was formed on November 1, 2016. The Company is now the sole general partner. Except as otherwise expressly provided in the partnership agreement, the Company, as the general partner, has the exclusive right and full authority and responsibility to manage and operate OPCO’s business. OPCO’s partnership agreement provides for pro rata distributions, except as otherwise agreed, and the right to convert the OPCO units to shares of the Company’s Common Stock.

OPCO owns, directly or through one or more subsidiaries, the properties listed below.

Mission Hills Square

On January 31, 2019, Gadsden acquired from FDHC, LLC (the “Seller”) all of the outstanding shares of Fremont Hills Development Corporation, a California corporation (“Fremont”), which owns a property known as Mission Hills Square, for approximately $240 million in a combination of cash and stock. In addition, Gadsden paid other consideration for this transaction to First Capital Master Advisor LLC and to affiliates of a Gadsden board member. On February 8, 2019, Gadsden transferred all of its shares of Fremont to OPCO.

Mission Hills Square is a new mixed-use development located in Fremont, California and slated for completion in October 2019. Situated in the foothills of the San Francisco Bay Area along Highway 680, Mission Hills Square will offer 158 residential apartment units and more than 53,900 square feet of commercial retail space. Mission Hills future commercial tenants are anticipated to include retail stores, sit-down restaurants, and casual eateries that will serve not only the residents of Mission Hills but also the populations that live in the surrounding areas, as Mission Hills Square will be an easily accessible shopping and dining destination.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

Fremont has entered into a Construction Loan Agreement, dated January 1, 2018, with Parkview Financial Fund 2015, LP and Trez Capital (2016) Corporation (the “Loan Agreement”) for a loan of up to $65,000 for construction of this project. As of March 31, 2019, Fremont has borrowed $35,300 under the Loan Agreement, which matures on July 31, 2019, subject to the payment of an extension fee of $680 in accordance with the terms of the Loan Agreement payable in full on or prior to June 30, 2019. The Seller is responsible for payment of the extension fee, but there can be no assurance that the Seller will make this payment. Should the payment not be made, the project may not be completed on time, or at all. The extension will give the Seller an additional six months in which to complete the project, which is anticipated to be more time than is necessary to do so. The Seller has agreed to complete construction of the Mission Hills Square project and the Seller and its principals continue to have personal and other guarantees of the Loan Agreement.

Sacramento Home Lots

On June 30, 2018, OPCO, through its subsidiaries Gadsden Roseville, LLC and Gadsden Jesse, LLC, acquired two separate investment parcels, referred to as Roseville and Jessie, as part of a single acquisition, for an aggregate purchase price of $3,408 that was paid primarily by issuing shares of Gadsden’s Series A Preferred Stock and the acquisition subsidiaries assuming the existing senior mortgage loans of an initial aggregate amount of approximately $1.,223: (i) $450 with respect to the Roseville parcel (the ” Roseville Loan “); and (ii) $770 with respect to the to the Jessie parcel (the “Jessie Loan”). The Roseville Loan and the Jessie Loan each have an interest rate of 12% per annum and were due October 1, 2013, with respect to the Roseville Loan and September 1, 2014, with respect to the Jessie Loan. The maturity of these obligations has been extended to the end of the second quarter of 2019. The aggregate obligations under the Roseville Loan and the Jessie Loan as of December 31, 2018 is $1,867.

The Roseville parcel is located on Roseville Road in Sacramento, California and is an approximately 9.6 acres parcel that is entitled for the development of approximately 65 small lot single family detached homes. The Jessie parcel is located on Jessie Avenue in Sacramento, California and is an approximately 13.6-acre parcel that is entitled for the development of 94 small lot single family detached homes. The parcels are in established residential neighborhoods.

Preferred Stock Terms

The terms of the 7% Series A Preferred Stock are governed by a certificate of designation (the “Series A Certificate of Designation”) filed by the Company with the Nevada Secretary of State on April 5, 2019. Pursuant to the Series A Certificate of Designation, the Company designated 1,600,000 shares of its preferred stock as 7% Series A Preferred Stock. Following is a summary of the material terms of the 7% Series A Preferred Stock:

●	Stated Value. The 7% Series A Preferred Stock has a stated original issue value equal to $25.00 per share (the “Series A Original Issue Price”).

●	Ranking. The 7% Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Common Stock, the Non-Voting Series B Preferred Stock, the 10% Series C Preferred Stock and any other class of securities authorized that is specifically designated as junior to the 7% Series A Preferred Stock (the “Series A Junior Securities”) and (b) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the 7% Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, other than the capital stock referred to in clause (a) (the “Series A Parity Securities”).

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

●	Dividends. Each holder of 7% Series A Preferred Stock shall be entitled to receive cumulative dividends on each share of 7% Series A Preferred Stock held at the rate of seven percent (7%) per annum of the Series A Original Issue Price from date on which the applicable share of 7% Series A Preferred Stock was issued (the “Series A Original Issue Date”) or the Series A Dividend Payment Date (as defined below) for which a dividend has been paid, as applicable; provided, however, that such rate shall increase by one quarter of one percent (0.25%) per fiscal quarter beginning on the seven (7) year anniversary of the Series A Original Issue Date up to a maximum rate of twelve percent (12%) per annum; and provided further, that upon an Event of Default (as defined in the Series A Certificate of Designation), such rate, as applicable, shall be increased by 5% per annum for so long as such Event of Default continues. Dividends which have accrued as of any applicable date with respect to the 7% Series A Preferred Stock and remain unpaid as of such date are referred to as “Series A Accrued Dividends.” Dividends shall accrue and be cumulative on each share of the 7% Series A Preferred Stock commencing on the Series A Original Issue Date of such share or the Series A Dividend Payment Date for which a dividend has been paid, as applicable. Series A Accrued Dividends shall be computed and paid by the Company or accrued quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a business day, on the business day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Series A Dividend Payment Date”). In lieu of paying the Series A Accrued Dividends in cash, at the option of the Company, the Company may pay Series A Accrued Dividends in shares of common stock (the “Series A Dividend Shares”). In the event the Company so elects, the total Series A Dividend Shares issuable shall be equal to the total amount of Series A Accrued Dividends which the Company has elected to pay in shares of common stock divided by a price per share equal to the VWAP (as defined in the Series A Certificate of Designation) per share of common stock during the twenty (20) consecutive trading days prior to the Series A Dividend Payment Date, rounded up to the nearest whole share of common stock. So long as any shares of 7% Series A Preferred Stock are outstanding, unless the Series A Accrued Dividends have been paid in full:

●	no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Series A Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the 7% Series A Preferred Stock for all prior dividend periods; and

●	no dividends (other than dividends or distributions paid solely in Series A Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Series A Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Series A Junior Securities, nor shall any Series A Parity Securities or Series A Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of common stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary and other than for a Permitted Redemption (as defined in the Series A Certificate of Designation) by the Company, directly or indirectly (except by conversion into or exchange for Series A Junior Securities).

●	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Series A Certificate of Designation), the holders of 7% Series A Preferred Stock then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Series A Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Series A Parity Securities on a pro rata basis in an amount per share equal to the Series A Original Issue Price, plus any Series A Accrued Dividends. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of 7% Series A Preferred Stock the full amount to which they shall be entitled, the holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

●	Voting. The holders of 7% Series A Preferred Stock, exclusively and as a separate class and by the vote or written consent of holders of a majority of the issued and outstanding shares of 7% Series A Preferred Stock (the “Series A Requisite Holders”), shall be entitled to appoint one (1) observer to the Company’s board of directors and elect one (1) director; provided that upon an Event of Default, the holders, by the vote or written consent of the Series A Requisite Holders, shall be entitled to appoint two (2) directors as long as such Event of Default is continuing. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the Series A Requisite Holders. A vacancy in any directorship filled by the holders of 7% Series A Preferred Stock shall be filled only by vote or written consent of the Series A Requisite Holders or by any remaining director or directors elected by the holders of 7% Series A Preferred Stock. Notwithstanding the foregoing no individual shall be permitted to serve on the board of directors or be an observer to the board of directors if he or she or any of his or her affiliates would cause the Company to be disqualified to use Section 506 of Regulation D promulgated under the Securities Act of 1933, as amended, under Section 506(d) thereunder or if any such individual or affiliate is subject to a legal proceeding by any governmental or regulatory authority with respect to the events described in such section. At any time commencing on any Series A Dividend Payment Date on which the Company pays Series A Accrued Dividends with Series A Dividend Shares through the subsequent Series A Dividend Payment Date on which the Company pays Series A Accrued Dividends in cash, for all matters other than such matters where holders of 7% Series A Preferred Stock have a separate vote as a single class, each holder shall be entitled to the number of votes equal to the number of shares of common stock into which such holder’s shares of 7% Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the common stock (except as otherwise expressly provided in the Series A Certificate of Designation or as required by law, voting together with the common stock as a single class on an as-converted basis) and shall be entitled to notice of any stockholders’ meeting. Except as provided by law or by the other provisions of the Series A Certificate of Designation, the holders of 7% Series A Preferred Stock shall not have any other voting rights. However, as long as any shares of 7% Series A Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Series A Requisite Holders:

●	following the Series A Original Issue Date, issue any shares of 7% Series A Preferred Stock (other than in connection with the acquisition of assets in a transaction that is approved by the Series A Requisite Holders) or any other class of equity securities that is a Parity Security or any class of equity securities senior in rights to the 7% Series A Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Company or otherwise;

●	alter or change adversely the powers, preferences or rights given to the 7% Series A Preferred Stock or alter or amend the Series A Certificate of Designation;

●	amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of 7% Series A Preferred Stock;

●	redeem any shares of preferred stock or common stock (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the board of directors);

●	enter into any agreement with respect to any of the foregoing;

●	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Company’s performance of its obligations under the Series A Certificate of Designation.

●	Redemption. Unless prohibited by Nevada law governing distributions to stockholders, any or all of the outstanding shares of 7% Series A Preferred Stock may be redeemed by the Company at a price per share equal to the Series A Original Issue Price, plus Series A Accrued Dividends through and including the date of such redemption. The Company must send written notice of the redemption to each holder of record of 7% Series A Preferred Stock not less than forty (40) days prior to each redemption date. Any shares of 7% Series A Preferred Stock that are redeemed or otherwise acquired by the Company or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

●	Conversion. From and after the date that is twenty-one (21) consecutive trading days after the date that common stock is listed or admitted for trading on any trading market (which includes OTC markets), holders of 7% Series A Preferred Stock, at their option, and subject to the conversion limitations set forth below, may, at any time and from time to time, convert some or all of their outstanding shares of 7% Series A Preferred Stock into common stock at the then applicable Series A Conversion Rate. The “Series A Conversion Rate” means the number of shares of common stock equal to (x) the Series A Original Issue Price divided by (y) the VWAP per share of common stock during the twenty (20) consecutive trading days prior to the applicable conversion date. VWAP is defined, generally, under the Series A Certificate of Designation as the volume weighted average price for common stock on the applicable trading market (which includes OTC markets), or if the common stock is not so listed and admitted for trading, then other cases, the fair value of a share of common stock as determined by an independent appraiser selected in good faith by a holder of the 7% Series A Preferred Stock and reasonably acceptable to the Company, or the value as agreed by the Series A Requisite Holders and the Company, in each case, subject to the VWAP Minimum Price. The “VWAP Minimum Price” is defined as the following amounts on the following dates or periods: (i) from the first Series A Original Issue Date to the date that is the earlier of (a) nine months after the Series A Original Issue Date or (b) 90 days after the date that the shares of common stock are listed for trading on any national exchange (e.g., the New York Stock Exchange or any market of NASDAQ), the VWAP Minimum Price shall be equal to the Net Asset Value (as defined in the Series A Certificate of Designation) per share as of the Series A Original Issue Date; and (ii) from and after the foregoing date, the VWAP Minimum Price shall be equal to $0.0499 (which amount shall be automatically adjusted to share splits, combinations, reclassifications and similar events). Notwithstanding the foregoing, the Company shall not effect a conversion to the extent that the Company does not have sufficient authorized shares of common stock. The Company must use its commercially reasonable efforts to file an amendment to its Amended and Restated Articles of Incorporation as promptly as possible to increase its authorized shares of common stock to reserve a sufficient number of shares for conversion of the 7% Series A Preferred Stock.

●	Mergers and Business Combinations. In the event of any recapitalization, reclassification or change of common stock (other than changes resulting from a subdivision or combination); a consolidation, merger or combination involving the Company; a sale, conveyance or lease to another corporation of all or substantially all of the Company’s property and assets (other than to one or more of its subsidiaries); or a statutory share exchange (each, a “Business Combination”), which in each case, in each case, as a result of which holders of common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for common stock, a holder of 7% Series A Preferred Stock shall be entitled thereafter to convert such shares of 7% Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the holder would have owned or been entitled to receive upon such business combination as if such holder held a number of shares of common stock equal to the Series A Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of 7% Series A Preferred Stock held by such holder. In the event that holders of common stock have the opportunity to elect the form of consideration to be received in such Business Combination, the Company shall make adequate provision whereby the holders of 7% Series A Preferred Stock shall have a reasonable opportunity to determine the form of consideration into which all of the shares of 7% Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such Business Combination. Such determination shall be based on the weighted average of elections made by the holders who participate in such determination, shall be subject to any limitations to which all holders of common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such Business Combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of common stock and (2) two business days prior to the anticipated effective date of the Business Combination.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

The terms of the Non-Voting Series B Preferred Stock are governed by a certificate of designation, originally filed by the Company with the Nevada Secretary of State on April 5, 2019 and amended and restated pursuant to an amendment to certificate of designation filed by the Company with the Nevada Secretary of State on May 6, 2019 (as amended, the “Series B Certificate of Designation”). Pursuant to the Series B Certificate of Designation, the Company designated 11,696,993 shares of its preferred stock as Non-Voting Series B Preferred Stock. Following is a summary of the material terms of the Non-Voting Series B Preferred Stock:

●	Stated Value. The Non-Voting Series B Preferred Stock has a stated original issue value equal to $10.00 per share.

●	Ranking. The Non-Voting Series B Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the common stock and any other class of securities authorized that is specifically designated as junior to the Non-Voting Series B Preferred Stock (the “Series B Junior Securities”), (b) junior to the 7% Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the Non-Voting Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, other than the capital stock referred to in clause (a) (the “Series B Parity Securities”).

●	Dividends. The Non-Voting Series B Preferred Stock will participate fully with respect to all distributions and dividends made to the holders of the common stock and each holder of Non-Voting Series B Preferred Stock shall receive the same dividend or distribution as if such shares of Non-Voting Series B Preferred Stock were converted to shares of common stock immediately prior to the applicable record date for such common stock dividend or distribution, and the record date for the shares of Non-Voting Series B Preferred Stock for any such dividend or distribution shall be the same as the applicable record date for the common stock.

●	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Series B Certificate of Designation), then the holders of the Non-Voting Series B Preferred Stock shall be entitled to be paid a liquidation preference out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Series B Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Series B Parity Securities on a pro rata basis, in an amount per share equal to $0.01.

●	Voting. The Non-Voting Series B Preferred Stock will have no voting rights other than to approve the amendment to the Company’s articles of incorporation that change any of the terms and provisions of the Non-Voting Series B Preferred Stock in a manner that is adverse to the holders of the Non-Voting Series B Preferred Stock, which approval may be effected by the holders of a majority of the issued and outstanding shares of Non-Voting Series B Preferred Stock.

●	Optional Conversion. Holders of Non-Voting Series B Preferred Stock may, at their option, at any time and from time to time, convert some or all of their outstanding shares of Non-Voting Series B Preferred Stock into common stock at the then applicable Series B Conversion Rate. The “Series B Conversion Rate” means 24.4233:1 so that each share of Non-Voting Series B Preferred Stock will be converted into 24.4233 shares of common stock, subject to adjustment for any stock splits, stock combinations, recapitalizations or similar transactions, or as provided in the Certificate of Designation. Notwithstanding the foregoing, no such conversion shall be permitted to the extent that the Company does not have sufficient authorized shares of common stock. The Company agreed to use its commercially reasonable efforts to file an amendment to its Amended and Restated Articles of Incorporation as promptly as possible to increase its authorized shares of common stock.

●	Automatic Conversion. All of the issued and outstanding shares of the Non-Voting Series B Preferred Stock shall be converted to shares of common stock at the Series B Conversion Rate on October 2, 2019 or such earlier date as permitted by the Company is in its sole and absolute discretion; provided that no such conversion shall be permitted prior to the date that the Company files an amendment to its Amended and Restated Articles of Incorporation to increase its authorized shares of common stock.

●	Mergers and Business Combinations. The Series B Certificate of Designation contains the same provision regarding mergers and business combinations as the Series A Certificate of Designation.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

The terms of the 10% Series C Preferred Stock are governed by a certificate of designation (the “Series C Certificate of Designation”) filed by the Company with the Nevada Secretary of State on April 5, 2019. Pursuant to the Series C Certificate of Designation, the Company designated 11,000,000 shares of its preferred stock as 10% Series C Preferred Stock. Following is a summary of the material terms of the 10% Series C Preferred Stock:

●	Stated Value. The 10% Series C Preferred Stock has a stated original issue value equal to $10.00 per share (the “Series C Original Issue Price”).

●	Ranking. The 10% Series C Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the common stock, the Non-Voting Series B Preferred Stock, and any other class of securities authorized that is specifically designated as junior to the 10% Series C Preferred Stock (the “Series C Junior Securities”), (b) junior to the 7% Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Company expressly designated as ranking on parity with the 10% Series C Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, other than the capital stock referred to in clauses (a) and (b) (the “Series C Parity Securities”).

●	Dividends. Each holder of 10% Series C Preferred Stock shall be entitled to receive cumulative dividends on each share of 10% Series C Preferred Stock held at the rate of ten percent (10%) per annum of the Series C Original Issue Price from date on which the applicable share of 10% Series C Preferred Stock was issued (the “Series C Original Issue Date”) or the Series C Dividend Payment Date (as defined below) for which a dividend has been paid, as applicable, payable as follows: (i) eight percent (8%) per annum of the Series C Original Issue Price shall be payable in cash (the “Cash Dividend”) and (ii) two percent (2%) per annum of the Series C Original Issue Price (the “Payment in Kind Dividend”) shall be paid to each holder of 10% Series C Preferred Stock by the Company issuing additional shares of 10% Series C Preferred Stock. Dividends which have accrued as of any applicable date with respect to the 10% Series C Preferred Stock and remain unpaid as of such date are referred to as “Series C Accrued Dividends.” Dividends shall accrue on each share of the 10% Series C Preferred Stock commencing on the Series C Original Issue Date of such share or the Series C Dividend Payment Date for which a dividend has been paid, as applicable. Dividends shall be paid quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a business day, on the business day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Series C Dividend Payment Date”). All dividends payable in stock shall be paid by the Company issuing shares of 10% Series C Preferred Stock (“Series C Dividend Shares”). The aggregate number of Series C Dividend Shares as of any Series C Dividend Payment Date shall be equal to the aggregate Payment in Kind Dividend then accrued as of such Series C Divided Payment Date, divided by the Series C Original Issue Price. So long as any shares of 10% Series C Preferred Stock are outstanding, unless the Series C Accrued Dividends have been paid in full:

● no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Series C Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the 10% Series C Preferred Stock for all prior dividend periods; and

● no dividends (other than dividends or distributions paid solely in Series C Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Series C Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Series C Junior Securities, nor shall any Series C Parity Securities or Series C Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of common stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Company or any subsidiary by the Company, directly or indirectly (except by conversion into or exchange for Series C Junior Securities).

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

●	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined in the Series C Certificate of Designation), unless the holders of 10% Series C Preferred Stock, voting as a single class, at a meeting of such holders elect that a transaction is not a Deemed Liquidation Event, the holders of 10% Series C Preferred Stock then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Company available for distribution to its stockholders: (i) after payment, and subordinate to, the full payment then owed to the holders of 7% Series A Preferred Stock; (ii) before any payment shall be made to the holders of Series C Junior Securities by reason of their ownership thereof, and (iii) pari passu with the holders of shares of Series C Parity Securities on a pro rata basis in an amount per share equal to the Series C Original Issue Price, plus any Series C Accrued Dividends. If upon any such liquidation, dissolution or winding up of the Company or Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of 10% Series C Preferred Stock the full amount to which they shall be entitled, the holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

●	Voting. Subject to the provisions of the Series C Certificate of Designation, on any matter presented to the stockholders of the Company for their action or consideration at any meeting of stockholders of the Company (or by written consent of stockholders in lieu of meeting), each holder of 10% Series C Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of 10% Series C Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter (subject to the conversion limitations described below) and shall be entitled to notice of any stockholders’ meeting. Except as provided by law or by the other provisions of the Series C Certificate of Designation, the holders shall vote together with the holders of shares of common stock and 7% Series A Preferred Stock, on an as converted basis, as a single class. In addition, as long as any shares of 10% Series C Preferred Stock are outstanding, the Company shall not, without the affirmative vote of holders of sixty-six and two-thirds percent (66-2/3%) of the issued and outstanding shares of 10% Series C Preferred Stock (the “Series C Requisite Holders”):

	●	except for the issuance of up to 500,000 additional shares of 7% Series A Preferred Stock, create or issue any class of equity securities or other security convertible into or exercisable for any equity security that, in each case, has rights, preferences or privileges senior to the 10% Series C Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Company or otherwise;

	●	alter or change adversely the powers, preferences or rights given to the 10% Series C Preferred Stock or alter or amend the Series C Certificate of Designation;

	●	amend its articles of incorporation, bylaws or any other certificates of designation of the Company in a manner that adverse to the rights of the holders of the 10% Series C Preferred Stock;

	●	pay any divided on account to any of the capital stock of the Company, other than on account of the 7% Series A Preferred Stock or the 10% Series C Preferred Stock unless all accrued dividends on the 7% Series A Preferred Stock and the Series C Accrued Dividends are paid in full, pay any dividend on any capital stock (other than dividends on the outstanding 7% Series A Preferred Stock), provided, however, that if the Series C Requisite Holders approve the payment of dividends on the common stock, then each holder will participate in such common stock dividend on a pro rata basis assuming all shares of 10% Series C Preferred Stock have been converted into common stock on the record date of such divided distribution;

	●	incur any indebtedness other than indebtedness incurred in the ordinary course and: (i) the debt of the Company or any of its subsidiaries existing on the date of the first issuance of shares of the 10% Series C Preferred Stock, including convertible promissory notes, (ii) refinancing such existing debt on terms similar in all material respects, (iii) mortgages for real estate assets and/or properties, or (iv) purchase money indebtedness or deferred acquisition payments directly related to real estate investments; provided that the aggregate of such permitted indebtedness does not reduce the net asset value of the real estate investments (free and clear of mortgages and other financing obligations) below the greater of: $75 million or 300% of the aggregate of the Series C Original Issue Price for the shares of 10% Series C Preferred Stock that are issued and outstanding and issued for cash purchase price;

FC GLOBAL REALTY INCORPORATED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

(unaudited)

	●	unless all accrued dividends on the 7% Series A Preferred Stock and the Series C Accrued Dividends are paid in full, redeem any shares of the Company’s preferred stock (other than shares of the 7% Series A Preferred Stock) or common stock (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the board of directors);

	●	enter into any agreement with respect to any of the foregoing; or

	●	enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Company’s performance of its obligations under the Series C Certificate of Designation.

●	Conversion. All of the shares of 10% Series C Preferred Stock shall automatically be converted without any action on the part of holders into shares of common stock at the applicable Series C Conversion Rate upon the first to occur of: (i) the thirtieth (30th) day after the listing of the common stock on a national exchange; or (ii) the closing date of an underwritten public offering of the common stock providing aggregate gross proceeds to the Company equal to, or in excess of, $15,000,000. The “Series C Conversion Rate” means the number of shares of common stock equal to the Series C Original Issue Price divided by eighty percent (80%) of: (x) the VWAP per share of common stock during the twenty (20) consecutive trading days prior to the applicable conversion date, or (y) in the event of an automatic conversion occurring based on the event described clause (ii) above, the price per share in the public offering. In addition, from and after the date that is thirty (30) consecutive trading days after the date that the common stock is listed or admitted for trading on any trading market (which includes OTC markets), holders of 10% Series C Preferred Stock, at their option, and subject to the conversion limitations set forth below, may, at any time and from time to time, convert some or all of their outstanding shares of 10% Series C Preferred Stock into common stock at the then applicable Series C Conversion Rate. VWAP is defined, generally, under the Series C Certificate of Designation as the volume weighted average price for common stock on the applicable trading market (which includes OTC markets), or if the common stock is not so listed and admitted for trading, then other cases, the fair value of a share of common stock as determined in good faith by the board of directors; provided that if the common stock is not listed or quoted on a trading market, then the VWAP is subject to a minimum price per share of $0.05. Notwithstanding the foregoing, conversion of the 10% Series C Preferred Stock is subject to the following conversion limitations.

	●	The Company shall not effect a conversion to the extent that the Company does not have sufficient authorized shares of common stock. The Company must use its commercially reasonable efforts to file an amendment to its Amended and Restated Articles of Incorporation as promptly as possible to increase its authorized shares of common stock to reserve a sufficient number of shares for conversion of the 10% Series C Preferred Stock.

	●	The Company shall not effect any conversion, and a holder shall not have the right to convert shares of its 10% Series C Preferred Stock to the extent that after giving effect to the issuance of shares of common stock upon conversion thereof, the holder (together with the holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is equal to 4.99% of the number of shares of the common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion. Upon no fewer than 61 days’ prior notice to the Company, a holder may increase or decrease the Beneficial Ownership Limitation. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such holder and no other holder of shares of 10% Series C Preferred Stock. The number of shares of common stock beneficially owned by the holder and its affiliates shall include the number of shares of common stock issuable upon conversion with respect to which such determination is being made, but shall exclude the number of shares of common stock which would be issuable upon (i) conversion of the remaining shares of 10% Series C Preferred Stock beneficially owned by the holder or any of its affiliates and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company, subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its affiliates. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

●	Mergers and Business Combinations. The Series C Certificate of Designation contains the same provision regarding mergers and business combinations as the Series A Certificate of Designation.

FC GLOBAL REALTY INCORPORATED

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il
Board of Directors and Stockholders
FC Global Realty Incorporated

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of FC Global Realty Incorporated (a Nevada corporation) and subsidiaries (the “Company”) as of December 31, 2018 and 2017, the related consolidated statements of comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred net losses for each of the years ended December 31, 2018 and 2017 and has not yet generated any significant revenues from real estate activities. As of December 31, 2018, there is an accumulated deficit of $139,690. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Without qualifying our below opinion, we also draw attention to Note 1 to the consolidated financial statements regarding the potential stock purchase agreement.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

FAHN KANNE & CO. GRANT THORNTON ISRAEL

We have served as the Company’s auditor since 2011.

Tel Aviv, Israel

April 1, 2019

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,840	$948
Prepaid expenses and other current assets	300	1,077
Total current assets	2,140	2,025

Non-current assets:
Investment properties, net (Note 4)	2,050	2,055
Investment in other company, net (Note 4)	351	1,806
Property and equipment, net (Note 5)	—	5
Other assets, net	263	334
Total non-current assets	2,664	4,200
Total assets	$4,804	$6,225

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable (Note 8)	$506	$778
Accounts payable	890	587
Accrued compensation and related expenses (Note 6)	145	467
Other accrued liabilities (Note 7)	2,826	2,906
Total current liabilities	4,367	4,738

Non-current liabilities:
Option to purchase Redeemable Convertible Preferred Stock Series B (Note 10)	—	4,390
Note payable, net of current portion (Note 8)	449	454
Total non-current liabilities	449	4,844
Total liabilities	4,816	9,582

Commitment and contingencies (Note 9)

Redeemable Convertible Preferred Stock Series B, $.01 par value; 0 and 15,000,000 shares authorized at December 31,2018 and 2017, respectively; 0 and 1,500,000 issued and outstanding at December 31, 2018 and 2017, respectively, net of amount allocated to option to purchase additional share; aggregate liquidation preference $0 and $1,503 at December 31, 2018 and 2017, respectively (Note 10)	—	87

Stockholders’ equity (deficit) (Note 10):
Common Stock, $.01 par value, 500,000,000 shares authorized at December 31, 2018 and 2017; 26,638,799 and 11,925,791 shares issued and outstanding at December 31, 2018 and 2017, respectively	266	119
Series A Preferred Stock $.01 par value, 3,000,000 shares authorized at December 31, 2018 and 2017; 27,898 and 123,668 issued and outstanding at December 31, 2018 and 2017, respectively	—	1
Additional paid-in capital	140,435	132,446
Accumulated deficit	(139,690)	(135,022)
Accumulated other comprehensive loss	(1,155)	(1,162)
Total stockholders’ deficit attributable to FC Global Realty Incorporated	(144)	(3,618)
Non-controlling interest	132	174
Total stockholders’ deficit	(12)	(3,444)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$4,804	$6,225

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOABAL REALTY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	2018	2017

Revenues:	$41	$—
Rental expense	(5)	—
Net rental income	36	—

Operating expenses:
General and administrative	3,900	10,817
Impairment of investment properties (Note 4)	326	—
Impairment of investment in other company (Note 4)	1,455	1,439
Total operating expenses	5,681	12,256

Operating loss	(5,645)	(12,256)

Revaluation of asset contribution related financial instruments, net (Note 4)	—	(1,392)
Revaluation of Option to purchase redeemable convertible B preferred stock (Note 10)	3,288	(3,018)
Incremental value due to extinguishment of option to purchase redeemable convertible preferred stock (Note 10)	440	—
Interest and other financing income (expense), net	3	(267)
Loss from continuing operations	(1,914)	(16,933)

Discontinued operations:
Loss from discontinued operations (Note 2)	(172)	(2,459)

Net loss including portion attributable to non-controlling interest	(2,086)	(19,392)
Loss attributable to non-controlling interest	42	8
Net loss attributable to common stockholders and participating securities	(2,044)	(19,384)
Dividend on redeemable convertible preferred stock (Note 10)	(177)	—
Deemed dividend related to remediation agreement (Note 10)	(446)	—
Accretion of redeemable convertible preferred stock to redemption value (Note 10)	(2,001)	—
Net loss attributable to common stockholders and participating securities	$(4,668)	$(19,384)

Basic and diluted net loss per share:
Continuing operations	$(0.26)	$(3.07)
Discontinued operations	(0.01)	(0.45)
	$(0.27)	$(3.52)

Shares used in computing basic and diluted net loss per share	12,552,292	5,073,751
Other comprehensive income:
Reclassification of cumulative translation adjustment	$—	$3,228
Foreign currency translation adjustments	7	189
Total other comprehensive income	7	3,417
Comprehensive loss	$(2,037)	$(15,967)

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REATLY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE CONVERTIBLE

PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share and per share amounts)

			Stockholders’ Equity
	Redeemable Convertible Preferred Stock Series B		Common Stock		Series A Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Non-controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Interest	Total

BALANCE, JANUARY 1, 2017	—	—	4,418,266	$44	—	$—	—	$—	—	$—	$118,762	$(115,635)	$(4,579)	$—	$(1,408)
Stock-based compensation related to stock options and restricted stock	—	—	—	—	—	—	—	—	—	—	1,466	—	—	—	1,466
Common shares issued for asset contribution	—	—	879,234	9	—	—	—	—	—	—	1,266	—	—	—	1,275
Preferred A stock issued for asset contribution	—	—	—	—	123,668	1	—	—	—	—	4,482	—	—	—	4,483
Common shares issued for Note Payout	—	—	5,628,291	56	—	—	—	—	—	—	5,570	—	—	—	5,626
Common shares issued for severance	—	—	1,000,000	10	—	—	—	—	—	—	900	—	—	—	910
Issuance of series B redeemable convertible preferred stock and embedded option, net of stock issuance costs of $42	1,500,000	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of discount related to written call option	—	84	—	—	—	—	—	—	—	—	—	—	—	—	—
Accretion of dividend	—	3	—	—	—	—	—	—	—	—	—	(3)	—	—	(3)
Noncontrolling interest from asset acquisition	—	—	—	—	—	—	—	—	—	—	—	—	—	182	182
Reclassification of cumulative translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	3,228	—	3,228
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	189	—	189
Net Loss	—	—	—	—	—	—	—	—	—	—	—	(19,384)	—	(8)	(19,392)
BALANCE, DECEMBER 31, 2017	1,500,000	87	11,925,791	119	123,668	1	—	—	—	—	132,446	(135,022)	(1,162)	174	(3,444)
Stock-based compensation (including restricted shares to the Company’s CEO)	—	—	400,000	4	—	—	—	—	—	—	72	—	—	—	76
Issuance of Series B redeemable convertible preferred stock and embedded option	2,325,000	2,325	—	—	—	—	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	3,441,939	34	—	—	—	—	—	—	1,969	—	—	—	2,003
Issuance of warrants to purchase common stock	—	—	—	—	—	—	—	—	—	—	98	—	—	—	98
Partial exercise of Series B redeemable convertible preferred stock written call option	—	682	—	—	—	—	—	—	—	—	—	—	—	—	—
Dividend on Series B redeemable convertible preferred stock	—	177	—	—	—	—	—	—	—	—	—	(177)	—	—	(177)
Accretion of Series B redeemable convertible preferred stock to redemption value	—	2,001	—	—	—	—	—	—	—	—	—	(2,001)	—	—	(2,001)
Conversion of series B redeemable convertible preferred stock into common stock	(1,869,663)	(2,553)	2,965,301	30	—	—	—	—	—	—	2,523	—	—	—	2,553
Cancellation of Series B preferred stock and related portion of common stock converted from Series B in exchange for Series D preferred stock	(1,955,337)	(2,719)	(2,965,301)	(30)	—	—	—	—	6,217,490	62	2,727	—	—	—	2,759
Cancellation of common stock issued to noteholders in exchange for Series C preferred stock	—	—	(5,628,291)	(56)	—	—	7,485,627	75	—	—	427	(446)	—	—	—
Issuance of Series D convertible preferred stock	—	—	—	—	—	—	—	—	307,692	3	197	—	—	—	200
Conversion of Series C preferred stock into common stock	—	—	7,485,627	75	—	—	(7,485,627)	(75)	—	—	—	—	—	—	—
Conversion of Series D preferred stock into common stock	—	—	6,619,483	66	—	—	—	—	(6,525,182)	(65)	(1)	—	—	—	—
Conversion of Series A preferred stock into common stock	—	—	2,394,250	24	(95,770)	(1)	—	—	—	—	(23)	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	7	—	7
Net Loss	—	—	—	—	—	—	—	—	—	—	—	(2,044)	—	(42)	(2,086)
BALANCE, DECEMBER 31, 2018	—	$—	26,638,799	$266	27,898	$—	—	$—	—	$—	$140,435	$(139,690)	$(1,155)	$132	$(12)

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REALTY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2018	2017
Cash Flows from Operating Activities:
Net loss from continuing operations	$(1,914)	$(16,933)
Adjustments to reconcile loss to net cash used in operating activities related to continuing operations:
Depreciation and amortization	7	297
Impairment of investment in other company	1,455	1,439
Impairment of investment properties	326	—
Deferred taxes	—	66
Stock-based compensation (including restricted shares to the Company’s CEO in 2018)	76	655
Issuance of warrant to purchase common stock to a service provider	98	—
Issuance of common stock to service provider	16	—
Loss from sale of property and equipment	3	2,567
Revaluation of asset contribution related financial instruments, net (Note 4)	—	1,392
Revaluation of Option to purchase redeemable convertible preferred stock Series B (Note 10)	(3,288)	2,890
Extinguishment of option to purchase redeemable convertible preferred stock and registration rights liability (Note 10)	(440)	—
Issuance costs allocated to Option to purchase redeemable convertible preferred stock Series B (Note 10)	—	42
Changes in operating assets and liabilities:
Prepaid expenses and other assets	848	3,501
Accounts payable	303	(1,604)
Accrued compensation and related expenses	(235)	2,036
Other accrued liabilities	(20)	(2,447)
Amortization of discount on mezzanine	—	84
Net cash used in operating activities - continuing operations	(2,765)	(6,015)
Net cash used in operating activities - discontinued operation	(172)	(3,283)
Net cash used in operating activities	(2,937)	(9,298)
Cash Flows from Investing Activities:
Direct expenses related to asset acquisition (Note 4)	—	(283)
Stock based compensation	—	10
Payment of note receivable	—	(159)
Purchases of investment properties	(326)	(22)
Net cash (used in) provided by investing activities – continuing operation	(326)	(454)
Net cash provided by investing activities – discontinued operations	—	7,251
Net cash (used in) provided by investing activities	(326)	6,797
Cash Flows from Financing Activities:
Proceeds from issuance of redeemable preferred stock and embedded option (Note 10)	2,325	1,458
Proceeds from issuance of preferred stock	200	—
Proceeds from issuance of common stock	1,900	—
Proceeds (Payments) from note payable	(277)	111
Net cash provided by financing activities –continuing operation	4,148	1,569
Net cash used in financing activities – discontinued operations	—	(663)
Net cash provided by financing activities	4,148	906
Effect of exchange rate changes on cash	7	208
Change in cash and cash equivalents	892	(1,387)
Cash and cash equivalents at the beginning of year	948	2,335
Cash and cash equivalents at the end of year	$1,840	$948
Supplemental disclosure of non-cash activities:
Cash paid for income taxes	$—	$36
Cash paid for interest	$70	$126
Partial exercise of written call option on redeemable convertible preferred stock (Note 10)	$681	$—
Dividend on redeemable convertible preferred stock (Note 10)	$177	$—
Cancellation of Series B redeemable convertible preferred stock in exchange for Series D preferred stock (Note 10)	$2,719	$—
Accretion of redeemable convertible preferred stock to redemption value (Note 10)	$2,001	$—
Conversion of Series B redeemable convertible preferred stock into common stock (Note 9)	$2,553	$—
Deemed dividend related to the Redemption Agreement (Note 10)	$446	$—
Issuance of common stock in payment of accrued liability	$87	$—
Contribution of investment property and investment in other company against stock issue, financial assets related to future mandatory asset contribution and financial liabilities for optional asset acquisition (Note 10)	$—	$4,836
Conversion of Payout Notes into shares of common stock	$—	$5,626

The accompanying notes are an integral part of these consolidated financial statements.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 1

Background:

FC Global Realty Incorporated (and its subsidiaries) (the “Company” or “FCRE”), re-incorporated in Nevada on December 30, 2010, originally formed in Delaware in 1980, is, since earlier in 2017, a real estate development and asset management company concentrated primarily on investments in high quality income producing assets, hotel and resort developments, residential developments and other opportunistic commercial properties.

Until the recent sale of the Company’s last significant business unit (its consumer products division which was sold to ICTV Brands, Inc. on January 23, 2017), the Company was a skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The Company provided proprietary products and services that addressed skin diseases and conditions including psoriasis, acne, actinic keratosis (a precursor to certain types of skin cancer), photo damage and unwanted hair.

On March 31, 2017, the Company entered into an Interest Contribution Agreement with First Capital Real Estate Operating Partnership, L.P., (“FCOP”), First Capital Real Estate Trust Incorporated, (“FCREIT”), and FC Global Realty Operating Partnership, LLC, the Company’s wholly-owned subsidiary (the “Acquiror”). The parties entered into amendments to the Interest Contribution Agreement on August 3, 2017, October 11, 2017 and December 22, 2017. Pursuant to the Interest Contribution Agreement, as amended (collectively, the “Contribution Agreement”), FCOP contributed certain real estate assets to FC Global Realty Operating Partnership, LLC. In exchange, FCOP received shares of the Company’s common stock and then newly designated Series A Convertible Preferred Stock. This transaction closed on May 17, 2017. As a result of the Contribution Agreement, the Company became a real estate asset management and development company for the purpose of investing in a diversified portfolio of quality commercial and residential real estate properties and other real estate investments located in the United States.

Stock Delisting from Nasdaq and Transfer to OTC

On February 23, 2018 and March 13, 2018, the Company had received two delisting notices from Nasdaq Stock Market’s Listing Qualifications Department (“Nasdaq”), the first concerning the Company’s failure to comply with the $1.00 minimum bid price under Nasdaq Marketplace Rule 5550(a)(2), and the second with regard to the Company’s stockholder equity, which had fallen below the minimum $2.5 million required to be maintained under Nasdaq Marketplace Rule 5550(b)(1).

As a result of the violations of the shareholder equity rules, Nasdaq has determined to delist the Company’s securities. While the Company has a right of appeal with regard to this most recent notice, the Company’s board of directors, after evaluating the matter, has determined that it is in the Company’s best interests to remove its secure ties from trading on Nasdaq while it addresses these issues, and has therefore waived its right of appeal.

The Company’s common stock ceased to trade on the Nasdaq Capital Market prior to the opening of business on June 20, 2018, and moved on that date to trading and quotation on the Pink Current Information tier operated by the OTC Markets Group Inc. The Company’s trading symbol remains FCRE. Trading and quotation information is available at www.otcmarkets.com. The Company intends to apply for its common stock to be quoted and traded on the OTCQB Market.

Liquidity and Going Concern:

As of December 31, 2018, the Company had an accumulated deficit of $139.7 million and the Company incurred an operating loss for the year ended December 31, 2018 of $5.6 million. Subsequent to the sale of the Company’s last significant business unit, the consumer products division as described above, and to date, the Company has dedicated most of its financial resources to general and administrative expenses associated with its ongoing business of real estate development and asset management.

As of December 31, 2018, the Company's cash and cash equivalents amounted to $1.8 million. The Company has raised certain funds from Opportunity Fund I SS, LLC (“OFI”) in both 2017 and in 2018 (see also Note 4).

On December 22, 2017, the Company had entered into a securities purchase agreement (the “OFI Purchase Agreement”) with OFI, under which OFI could, but was not obligated to, invest up to $15,000 in the Company in a series of closings over a period prior to December 31, 2018, in exchange for which OFI would receive shares of the Company’s Series B Preferred Stock at a purchase price of $1.00 per share (see Note 10).

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

On December 22, 2017, OFI provided $1.5 million to the Company in exchange for 1,500,000 shares of Series B Preferred Stock.

On January 24, 2018, OFI provided $2.2 million to the Company in exchange for 2,225,000 shares of Series B Preferred Stock.

On August 24, 2018, OFI provided $0.1 million to the Company in exchange for 100,000 shares of Series B Preferred Stock.

On September 24, 2018, the Company entered into a remediation agreement (the “Remediation Agreement”) with OFI, pursuant to which, among other things, the OFI Purchase Agreement was terminated, 3,825,000 shares of the Series B Preferred Stock issued to OFI were cancelled, the Company issued to OFI 6,217,490 shares of newly-designated Series D Preferred Stock, and OFI agreed to make additional investments in the Company (See Note 10).

On September 26, 2018, a first closing under the Remediation Agreement was completed, pursuant to which OFI provided $0.10 million to the Company in exchange for 153,846 shares of Series D Preferred Stock.

On October 31, 2018, a second closing under the Remediation Agreement was completed, pursuant to which OFI provided $0.10 million to the Company in exchange for 153,846 shares of Series D Preferred Stock.

On November 29, 2018, the Company’s stockholders approved the Remediation Agreement and all shares of Series D Preferred Stock issued to OFI were converted into 6,619,483 shares of common stock.

On November 29, 2018, a third closing under the Remediation Agreement was completed, pursuant to which OFI provided $0.10 million to the Company in exchange for 153,846 shares of common stock.

On December 31, 2018, OFI agreed, notwithstanding the investment schedule set forth in the Remediation Agreement, to provide the remaining funds to the Company, and the parties completed a final closing under the Remediation Agreement, pursuant to which OFI provided $1.6 million to the Company in exchange for 2,461,538 shares of common stock.

On December 31, 2018, OFI also provided an additional $0.2 million to the Company in exchange for 1,333,333 shares of common stock, or a purchase price of $0.15 per share, pursuant to a letter agreement, dated December 29, 2018, between the Company and OFI.

The Company has historically financed its activities with cash from operations, the private placement of equity and debt securities, borrowings under lines of credit and, in the most recent periods with sales of certain assets and business units. The Company will be required to obtain additional liquidity resources in order to support its ongoing operations.

At this time, there is no guarantee that the Company will be able to obtain an adequate level of financial resources required for the short and long-term support of its operations or that the Company will be able to obtain additional financing as needed, or meet the conditions of such financing, or that the costs of such financing may not be prohibitive. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability of assets and classification of liabilities that may result from the outcome of this uncertainty.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 2

Discontinued Operations:

On January 23, 2017, the Company sold its then last significant business unit (its consumer products division) to ICTV Brands, Inc. This business was a substantial business unit of the Company and the sale brought a strategic shift in focus of management. The Company accordingly classified this former business as held for sale in accordance with ASC 360 “Impairment or disposal of long-lived assets” during the fourth quarter of the year ended December 31, 2016. Such activity was also presented as discontinued operations in the 2017 consolidated financial statements.

The accompanying consolidated financial statements as of and for the year ended December 31, 2017 reflect the operating results and balance sheet items of the Consumer business as discontinued operations separately from continuing operations. The Company recognized a loss from discontinued operations of $2,459, including the loss on the sale of the discontinued operations in the year ended December 31, 2017, which represents the difference between the adjusted net purchase price and the carrying value of the disposal group.

The Company recognized a loss of $172 related to the discontinued operations during the year ended December 31, 2018, as a result of the sale of residual inventory to third parties for $302, which was reduced by accounts receivables deemed uncollectible and write offs of various tax prepayments and liabilities related to the former businesses.

The following is a summary of loss from discontinued operations for the years ended December 31, 2018 and 2017:

	For the Year Ended December 31,
	2018	2017

Revenues:	$—	$3,880
Cost of revenues	—	100
Gross profit	—	3,780
Operating expenses:
Engineering and product development	—	143
Selling and marketing	—	620
General and administrative	—	2,342
Other income, net	—	(1,504)
Loss on sale of assets	—	4,652
Loss from discontinued operations before interest and other financing expense, net	—	(2,473)
Interest and other financing expense, net	—	—
Loss from discontinued operations before income taxes	—	(2,473)
Income tax expense allocated to discontinued operations	—	(14)
Loss from discontinued operations	—	(2,459)
Loss from disposal of discontinued operations, net of taxes	(172)	—
Net loss from discontinued operations	$(172)	$(2,459)

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 3

Summary of Significant Accounting Policies:

Accounting Principles

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). Certain reclassifications from the prior year presentation have been made to conform to the current year presentation. These reclassifications did not have material impact on the Company’s equity, net assets, results of operations or cash flows.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Entities in which the Company directly or indirectly owns more than 50% of the outstanding voting securities, and for which other interest holders do not possess the right to affect significant management decisions, are generally accounted for under the voting interest consolidation method of accounting. Participation of other interest holders in the net assets and in the earnings or losses of a consolidated subsidiary is reflected in the line items “Non-controlling Interest” in the Company’s consolidated balance sheets and “net loss attributable to the non-controlling interest” in the Company consolidated statements of comprehensive loss. Non-controlling interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated subsidiary.

Any changes in the Company’s ownership interest in a consolidated subsidiary, through additional equity issuances by the consolidated subsidiary or from the Company acquiring the shares from existing shareholders, in which the Company maintains control is recognized as an equity transaction, with appropriate adjustments to both the Company’s additional paid-in capital and the corresponding non-controlling interest.

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect amounts reported of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates and be based on events different from those assumptions. As part of these financial statements, the more significant estimates include (1) identification of and measurement of instruments in equity transactions; (2) impairment of investment properties and investment in other company; (3) evaluation of going concern; and (4) contingencies.

Functional Currency

The currency of the primary economic environment in which the operations of the Company are conducted is the US dollar (“$” or “Dollars”). Thus, the functional currency of the Company and such subsidiaries (other than the foreign UK subsidiary as mentioned below) is the dollar (which is also the reporting currency of the Company). The operations of the UK subsidiary is conducted in the local currency of this subsidiary, which is Great Britain Pounds (GBP).

In accordance with ASC 830, “Foreign Currency Matters”, balances denominated in, or linked to, foreign currencies are stated on the basis of the exchange rates prevailing at the balance sheet date. For foreign currency transactions included in the statement of comprehensive loss, the exchange rates applicable to the relevant transaction dates are used. Transaction gains or losses arising from changes in the exchange rates used in the translation of such balances are carried to financing income or expenses.

Assets and liabilities of foreign subsidiaries, whose functional currency is the local currency, are translated from its respective functional currency to U.S. dollars at the balance sheet date exchange rates. Income and expense items are translated at the average rates of exchange prevailing during the year. Translation adjustments are reflected in the consolidated balance sheets as a component of accumulated other comprehensive income or loss.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Fair Value Measurements

The Company measures and discloses fair value in accordance with ASC 820 “Fair Value”, which defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions there exists a three-tier fair-value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 - unadjusted quoted prices are available in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 - pricing inputs are other than quoted prices in active markets that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 - pricing inputs are unobservable for the non-financial asset or liability and only used when there is little, if any, market activity for the non-financial asset or liability at the measurement date. The inputs into the determination of fair value require significant management judgment or estimation. Fair value is determined using comparable market transactions and other valuation methodologies, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.

The fair value of cash and cash equivalents are based on its demand value, which is equal to its carrying value. Additionally, the carrying value of all other monetary assets and liabilities is estimated to be equal to their fair value due to the short-term nature of these instruments.

As of December 31, 2017, a liability representing an option to purchase redeemable convertible preferred stock as embedded in the Purchase Agreement (see also Note 10) was measured at fair value on a recurring basis using level 3 inputs.

Cash and Cash Equivalents

The Company considered short-term investments that were purchased with an original maturity of three months or less to be cash equivalents.

Investment in Other Company

Commencing January 1, 2018, the investment in the other company, which has no readily determinable fair value, is stated at cost less impairment and plus or minus subsequent adjustments for observable price changes, since the Company does not have the ability to exercise significant influence over operating and financial policies of those investees. Changes in the basis of these equity investments will be reported in the current earnings. This election only applies to equity instruments that do not qualify for the NAV practical expedient. This investment is subject to single-step model under which a qualitative assessment is performed in each reporting period to identify impairment. When a qualitative assessment indicates an impairment exists, the Company measures the fair value of the investment and recognize in current earnings an impairment loss equal to the difference between such fair value and the carrying amount of the investment.

During the year ended December 31, 2017, based on management’s then most recent analyses, prepared based on the property management’s ability to execute full development of the property, an impairment loss had been identified related to the Company’s investment in other company amounting to $1.4 million. Management continued to this method of analysis through 2018. In early 2019, management evaluated the other company’s draft 2018 financial statements, had discussions with the property manager (and majority shareholder) regarding the property’s development status and lack of potential funding for the continued development of the project. Based on these discussions and the Company’s inability to influence any decisions made on the project’s development, management had an updated analysis completed, by using a third-party appraiser, to the current fair value of the investment. As a result, an impairment loss was identified related the Company’s investment in other company of approximately $1.5 million.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Property, Equipment and Depreciation

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, primarily three to seven years for computer hardware and software, furniture and fixtures, and machinery and equipment. Leasehold improvements are amortized over the lesser of the useful lives or lease terms. Expenditures for major renewals and betterments to property and equipment are capitalized, while expenditures for maintenance and repairs are charged as an expense as incurred. Upon retirement or disposition, the applicable property amounts are deducted from the accounts and any gain or loss is recorded in the consolidated statements of comprehensive loss. Useful lives are determined based upon an estimate of either physical or economic obsolescence or both.

Realizability of property and equipment was based on estimates of undiscounted future cash flows over the remaining useful life of the asset. If the amount of such estimated undiscounted future cash flows was less than the net book value of the asset, the asset was written down to fair value (see also Impairment of Long-Lived Assets).

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset (or group of assets) may not be recoverable. Impairment test is applied at the lowest level where there are identifiable independent cash flows, which may involve a group of assets.

Recoverability of assets to be held and used (or group of assets) is measured by a comparison of the carrying amount of an asset to the undiscounted cash flows expected to be generated by the asset. If an asset is determined to be impaired, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. The assets and liabilities of a disposed group classified as discontinued operations are presented separately in the appropriate asset and liability sections of the balance sheet.

As of December 31, 2018, based on management’s most recent analyses, impairment losses on the investment properties have been identified in the amount of $326 (see also Note 4).

Revenue Recognition

On April 26, 2018, the Company’s subsidiary, RETPROP I, LLC, completed the acquisition of a 7,738 square-foot medical office building in Dayton, Ohio for a $326 purchase price, paid in cash consideration. The building’s former owner, and current tenant, a medical practice, has entered into a lease with the Company to continue its occupancy through April 2022, with the option to renew that lease for two additional five-year terms. Currently, the Company accounts for the arrangement as an operating lease under ASC 840, “Leases” by recording rental revenues from operating leases, as a lessor, on a straight-line basis under which contractual rent increases are recognized evenly over the lease term. Certain properties have leases that provide for tenant occupancy during periods where no rent is due or where minimum rent payments change during the term of the lease. Accordingly, receivables from tenants that the Company expects to collect over the remaining lease term are recorded on the balance sheet as straight-line rent receivables.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Any resulting net deferred tax assets are evaluated for recoverability and, accordingly, a valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

The Company or its subsidiaries may incur additional tax liabilities in the event of an intercompany dividend distribution or a deemed dividend distribution under the U.S. income tax law and regulations. Prior to 2014, it was the Company’s policy not to cause a distribution of dividends which would generate an additional tax liability to the Company. During the years ended December 31, 2014 and 2015, the Company’s affiliates borrowed funds from the subsidiary in Israel. These borrowings resulted in a large deemed distribution taxable in the U.S. Furthermore, management can no longer represent that the earnings of its non U.S. subsidiaries will remain permanently invested outside the U.S. Therefore, beginning in 2014, the Company has provided deferred taxes on the undistributed earnings of its non U.S. subsidiaries. Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax-free basis.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company accounts for uncertain tax positions in accordance with an amendment to ASC 740-10, “Income Taxes” which clarified the accounting for uncertainty in tax positions. This amendment provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” to be sustained were it to be challenged by a taxing authority. The assessment of the tax position is based solely on the technical merits of the position, without regard the likelihood that the tax position may be challenged. If an uncertain tax position meets the “more-likely-than-not” threshold, the largest amount of tax benefit that is more than 50% likely to be recognized upon ultimate settlement with the taxing authority is recorded.

During the years ended December 31, 2018 and 2017, the Company determined that the liability for unrecognized tax benefits could suitably be extinguished by application of net operating loss carryforwards and carrybacks, with any residual impact arising as a liability in 2018 and 2017 that has been duly provided for.

Contingencies

The Company and its subsidiaries are involved in certain legal proceedings that arise from time to time in the ordinary course of business. The Company accounts for business contingent liabilities in accordance with ASC 450 “Contingencies”. Except for income tax contingencies, the Company records accruals for contingencies to the extent that the management concludes that the occurrence is probable and that the related amounts of the loss can be reasonably estimated. A provision is recorded when it is both probable and when a liability has been incurred and the related amounts of the loss can be reasonably estimated. Legal expenses associated costs incurred in connection with the contingencies are expensed as incurred.

With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Other than the matters discussed in Note 9, as of December 31, 2018, the Company is not a party to any other litigation that it believes would have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

Loss per Share

The Company computes net loss per share in accordance with ASC 260, “Earnings per share”. Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, net of the weighted average number of treasury shares (if any). Securities that may participate in dividends with the common stock (such as the convertible Series A, B C and D Preferred Stock) are considered in the computation of basic income per share using the two-class method. However, in periods of net loss, participating securities are included only if the holders of such securities have a contractual obligation to share the losses of the Company. Accordingly, the outstanding Series A and Series C preferred shares were included in the computation, while the Series B and D preferred shares were not.

Diluted loss per common share is computed similar to basic earnings per share, except that the denominator is increased to include the number of additional potential common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Potential common shares are excluded from the computation for a period in which a net loss is reported or if their effect is anti-dilutive. The Company’s potential common shares consist of stock options, stock warrants and restricted stock awards issued under the Company’s stock incentive plans and their potential dilutive effect is considered using the treasury method and of convertible Series A, B, C and D Preferred Stock which their potential dilutive effect was considered using the “if-converted method”.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The net loss from continuing operations and the weighted average number of shares used in computing basic and diluted net loss per share from continuing operations for the years ended December 31, 2018 and 2017, is as follows:

	Year ended December 31,
	2018	2017
Numerator:
Net loss	$(2,044)	$(19,384)
Net loss from discontinued operations attributable to common stockholders	172	2,459
Accretion of Series B Preferred Stock to redemption value (*)	(2,001)	(3)
Preferred dividend on Series B Preferred Stock (**)	(177)	—
Deemed dividend related to redemption agreement	(446)	—
Participation of stockholders of Series A and Series C Preferred Stock in the net loss from continuing operations	1,176	1,365
Net basic and diluted loss from continuing operations attributable to common stockholders	$(3,320)	$(15,563)

Denominator:
Shares of common stock used in computing basic and diluted net loss per share	12,552,292	5,073,751
Net loss per share of common stock of common stock from continuing operations, basic and diluted	$(0.26)	$(3.07)

(*)	Based on the rights and privileges of Series B Preferred Stock, since the Company did not obtain shareholder approval at March 31, 2018, the then outstanding Series B Preferred Stock became redeemable at the option of OFI. Consequently, in each reporting period commencing March 31, 2018, the outstanding Series B Preferred Stock is recorded at its maximum redemption value until occurrence of redemption or conversion. These shares were cancelled as a result of the entry into the Remediation Agreement on September 24, 2018 as described below (see also Note 10).

(**)	The net loss used for the computation of basic and diluted net loss per share for the year ended December 31, 2018, includes the preferred dividend requirement of 8% per share per annum for the Series B Preferred Stock, for the portion of the year during which these securities were issued and outstanding, compounded annually which shall be distributed to stockholders in case of distributable assets determined in the Company’s certificate of designation under the liquidation preference right (see also Note 10).

Convertible Redeemable Series B Preferred Stock

The Company classified its Convertible Redeemable Series B Preferred Stock as mezzanine financing which is outside of Stockholders’ deficit because certain features of the Company’s Certificate of Designation could have required redemption of some or all classes of Convertible Redeemable Series B Preferred Stock upon events not solely within the control of the Company (see also Note 10).

Option to purchase Convertible Redeemable Series B Preferred Stock

The Company had classified the option to purchase additional shares of its Convertible Redeemable Series B Preferred Stock as a liability in accordance with ASC 480, “Distinguishing Liabilities from Equity” as the underlying Series B Preferred Shares are subject to redemption feature. The Company measured the option at fair value by using the Black Scholes Pricing Model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company’s statement of comprehensive loss (see also Note 10).

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation Stock Compensation. Under”, (“ASC 718”), which requires companies to estimate the fair value recognition provision, of this statement, share-equity based compensation cost is measured at payment awards on the date of grant date based on the fair using an option pricing model. The value of the portion of the award that is ultimately expected to vest and is recognized as operating an expense over the applicable vesting period of requisite service periods in the stock award using Company’s consolidated statement of comprehensive loss.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company recognizes compensation expense for the value of its awards granted based on the graded vesting method over the requisite or derived service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model which requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical daily stock price observations of its common stock. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

Modifications or Exchanges

Modifications to, or exchanges of, financial instruments such as preferred shares, are accounted for as a modification or an extinguishment. Such an assessment is done by management either qualitatively or quantitatively based on the facts and circumstances of each transaction.

When a preferred share has well-defined periodic contractual cash flows, a quantitative assessment is done using the cash flow model in accordance with the provisions of ASC 470-50, “Debt- Modification and Extinguishments”. Under ASC 470-50, modifications or exchanges are generally considered extinguishments with gains or losses recognized in current earnings if the terms of the new instrument and the original instrument are substantially different. The instruments are considered “substantially different” when the present value of the cash flows under the terms of the new instrument is at least 10% different from the present value of the remaining cash flows under the terms of the original instrument. If the terms of an instrument are changed or modified and the present value of the cash flows under the terms of the new instrument is less than 10%, the debt instruments are not considered to be substantially different, except in limited certain circumstances.

If a preferred share has characteristics that cannot be reliably assessed using the cash flow model in ASC 470-50, it is evaluated using another quantitative model, such as the fair value model or based on an analysis of the significance of any contractual terms added, contractual terms removed, and changes to existing contractual terms. In such analysis the Company considers, among other critical terms such as a change in the liquidation preference order/priority (including the determination whether the classification of the instrument has changed from mezzanine to equity or to liability, or vice versa), voting rights, or conversion ratio. In addition, the Company considers the business purpose for the changes and how the changes may influence the economic decisions of the investor, if any.

Under the fair value model, the Company compares the fair value of the preferred shares immediately before and after the modification or exchange. If the fair value before and after the modification or exchange are substantially different (10% or more), the modification or exchange should be accounted for as an extinguishment; if the fair value before and after the modification or exchange are not substantially different, it should be accounted for as a modification.

If the assessment results in an extinguishment, then the difference between the consideration paid (i.e., the fair value of the new or modified preferred shares, (or other financial instrument issued), or, when applicable, such fair value that was allocated to the original preferred shares) and the carrying value of the original preferred shares is recognized as a reduction of, or increase to, retained earnings as a deemed dividend. Such amount is also recognized as an adjustment to earnings available to common shareholders for purposes of calculating earnings (loss) per share.

If it is determined that an exchange or modification of preferred stock should be accounted for as a modification, the Company evaluates whether the original preferred shareholders paid or received a dividend through the new (or modified) terms. Such amount is computed as the difference between the fair value of the preferred shares before and after the modification or exchange, measured on the modification or exchange date and it is recorded as a reduction of, or increase to, retained earnings as a deemed dividend.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02 (Topic 842) “Leases”. Topic 842 supersedes the lease requirements in ASC Topic 840, “Leases”. Under Topic 842, lessees are required to recognize assets and liabilities on the balance sheet for most leases and provide enhanced disclosures. ASU No. 2016-02 is effective for interim and annual reporting periods beginning after December 15, 2018. In July 2018, the FASB issued amendments in ASU 2018-11, which provide a transition election to not restate comparative periods for the effects of applying the new standard. This transition election permits entities to change the date of initial application to the beginning of the earliest comparative period presented, or retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment. The Company believes that this new guidance will have no material impact on the Company’s consolidated financial statements.

Commencing January 1, 2018, the Company adopted ASU 2016-18, Statement of Cash Flows (Topic 230), “Restricted Cash”, which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. This guidance had no material impact on the Company’s consolidated financial statements.

In May 2017, the FASB issued ASU 2017-09, “Compensation-Stock Compensation”. The amendment provides guidance about which changes to terms or conditions of a share-based payment award require an entity to apply modification accounting. The guidance became effective for the fiscal year beginning on January 1, 2018, including interim periods within that year. This guidance had no material impact on the Company’s consolidated financial statements.

Note 4

Acquisitions:

Contributed Properties

On March 31, 2017, the Company and the Acquiror entered into the Contribution Agreement with FCOP and FCREIT under which FCOP contributed mostly certain real estate assets (the “Contributed Properties”) to the Acquiror. In exchange, FCOP received shares of the Company’s common stock and/or newly designated Series A Convertible Preferred Stock. The first installment of contributed assets (the “First Contribution”) closed on May 17, 2017 (the “Initial Closing”).

First Contribution

In the Initial Closing, FCOP transferred certain assets comprising the Contributed Properties to the Company. On the Initial Closing date, FCOP transferred to the Acquiror four unoccupied land sites set for development into gas stations, which are located in Atwater and Merced, Northern California, and which had an agreed upon value of approximately $2.6 million. One of these unoccupied land sites was contributed through the transfer of a 75% membership interest in a limited liability company that owns the unoccupied land site located in Northern California, in which profits and losses are allocated 75% to the Company and 25% to the non-controlling member subject to a preferred equity split in which the non-controlling member earns the first 10% of net profits and the balance of the 90% is to be paid along the terms of the 75% split to the Company and 25% to the non-controlling member. FCOP then completed the transfer to the Acquiror of its 17.9% passive interest in a limited liability company that is constructing a single family residential development located in Los Lunas, New Mexico (the “Avalon Property”) on June 26, 2017.

This residential development in New Mexico consisted of 251, non-contiguous, single family residential lots and a 10,000 square-foot club house. 37 of the lots had been finished, and the remaining 214 were platted and engineered lots. The agreed upon value of its share of this property was approximately $7.4 million.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In return for the Contributed Properties, the Company issued to FCOP 879,234 duly authorized, fully paid and non-assessable shares of the Company’s common stock, which represented approximately 19.9% of the Company’s issued and outstanding common stock immediately prior to the Initial Closing, at an agreed upon Per Share Value (defined below) of $2.5183, or $2,214 in the aggregate. These shares of common stock are restricted and unregistered. The Company issued the remaining $7,786 of the approximately $10 million agreed upon consideration to FCOP in the form of 123,668 shares of the Company’s then newly designated non-voting Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Stock” or “Convertible Series A Preferred Stock”). Each share of the Series A Stock was convertible into 25 shares of the Company’s common stock, subject to the satisfaction of certain conditions, including stockholder approval in accordance with the rules of The Nasdaq Stock Market (“Nasdaq”), which was obtained on October 12, 2017. The shares of Series A Stock did not have voting rights and are restricted and unregistered. The number of shares of Common Stock issued to FCOP and to be issued upon conversion of the Series A Stock was determined by dividing the $10 million agreed upon value of the Contributed Assets by $2.5183, a specified price per share value which represents a 7.5% premium above the volume-weighted average price of all on-exchange transactions in the Company’s common stock executed on Nasdaq during the forty-three trading days prior to the trading day immediately prior to the public announcement of the transaction by the Company and FCREIT, as reported by Bloomberg L.P. (the “Per Share Value”). The shares of common stock both issued to FCOP and issuable upon the conversion of the Series A Stock carried certain registration rights as specified in a Registration Rights Agreement dated May 17, 2017.

At the Initial Closing, the Company assumed the liabilities associated with the Contributed Properties, except that it did not assume any liabilities with respect to the Avalon Property until that property’s contribution was completed on June 26, 2017. The obligations that the Acquiror assumed at the Initial Closing include the following: Obligations of FCOP and its affiliates under certain agreements covering the contributed properties, including an Operating Agreement of Central Valley Gas Station Development, LLC, a Delaware limited liability company, dated January 28, 2013, and all amendments thereto; and a Construction Contract dated November 19, 2014 between Central Valley Gas Stations Development, LLC, as owner and First Capital Builders, LLC, as Contractor, with respect to the project known commonly as Green Sands and Buhach Rd., Atwater, CA. Once the full interest in the Avalon Property was contributed to the Company, the Company also assumed the Operating Agreement of Avalon Jubilee, LLC, a New Mexico limited liability company dated as of May 16, 2012, and all amendments thereto; and a Development Services Agreement dated September 15, 2015 by and between UR-FC Contributed Assets, LLC, a Delaware limited liability company, as Owner, and Land Strategies, LLC, a Nevada limited liability company, as Developer, with respect to real property owned by Avalon Jubilee, LLC. As of the Initial Closing, the Company also assumed an installment note dated April 7, 2015 made by First Capital Real Estate Investments, LLC (“FCREI”) in favor of George Zambelli in the original principal amount of $470 and a Long Form Deed of Trust and Assignment of Rents dated April 7, 2015 between FCREI, as trustor, Fidelity National Title Company, as trustee, and George Zambelli, as beneficiary, which secures the note (see also Note 10).

Second Contribution

Under the Agreement, FCREIT was also required to contribute two additional property interests valued at the agreed upon value amount of $20 million. if certain conditions as set forth in the Contribution Agreement were satisfied by December 31, 2017. In exchange for each of these properties, the agreement stated the Company would issue to FCOP a number of duly authorized, fully paid and non-assessable shares of the Company’s common stock or Series A Convertible Preferred Stock, determined by dividing the $20 million agreed upon value of that contribution by the Per Share Value. The agreement stated that shares would be comprised entirely of shares of common stock if the issuance had been approved by the Company’s stockholders prior to the issuance thereof and would be comprised entirely of shares of Series A Convertible Preferred Stock if such approval had not yet been obtained.

Neither of these contributions were made as of December 31, 2017, at which time the Agreement was terminated.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company had determined in accordance with the updated guidance of ASU 2017-01, Business Combinations (Topic 805) Clarifying the Definition of a Business that the Amarillo property (an operating hotel) represented a business as it included an organized workforce with the necessary skills, knowledge and experience to perform the acquired process and an input that the workforce could develop or convert into output. However, it was determined that the Antigua property (a proposed resort) did not represent a business. Based on the above conclusion it was determined that the Amarillo property component was not required to be analyzed under the provisions of ASC 815-10 “Derivatives and Hedging” since such contract between an acquirer and a seller to enter into a business combination are scoped out from its provisions. As for the Antigua property it was determined that such future transaction did not constitute a derivative instrument in accordance with ASC 815-10 - Derivatives and Hedging as the net settlement criteria was not met. Further, the Company considered the provisions of Subtopic ASC 815-40 “Contracts in the Entity’s Own Equity” and determined that such contractual obligations cannot be considered as indexed to an entity’s own stock, as its settlement provisions are not based on a fixed monetary amount or a fixed amount of a debt instrument issued by the entity but rather on the fair value of the Antigua property which represents a real estate asset. Based on the terms of this component, (i.e. the fair value of the Antigua property and the fair value of the shares that the Company is obligated to issue for this asset), it was determined that such freestanding financial instrument represented a financial asset required to be measured upon initial recognition of at fair value. Subsequent to initial recognition the financial instrument (which might be a financial asset or a financial liability depending on the fair value of its settlement terms) is required to be re-measured at fair value, with changes in fair value reported in earnings (within the line item “Revaluation of asset contribution related financial instrument, net”).

Optional Contribution

FCREIT had the option to contribute either or both of two additional property interests valued at the agreed upon value of $66.5 million if certain conditions as set forth in the Contribution Agreement were satisfied by December 31, 2017. This third installment was optional in FCREIT’s sole discretion. As discussed below, the Contribution Agreement was terminated and this optional contribution did not take place.

In exchange for each of these properties, the Company would issue to FCOP a number of duly authorized, fully paid and non-assessable shares of the Company’s common stock or Series A Convertible Preferred Stock, determined by dividing an agreed upon value of $86,450 (130% of the value of the agreed upon value of $66,500) by the Per Share Value. The shares would be comprised entirely of shares of common stock if the issuance had been approved by the Company’s stockholders prior to the issuance thereof and would be comprised entirely of shares of Series A Convertible Preferred Stock if such approval had not yet been obtained. In addition, the Company would issue to FCOP a five year warrant (the “Warrant”) to purchase up to 25,000,000 shares of the Company’s common stock at an exercise price of $3.00 per share that would vest with respect to the number of underlying shares upon the achievement of the milestone specified in the Contribution Agreement. These optional contributions represented a potential liability to the Company as the number of shares and Warrants to be issued was fixed but the market value of the shares fluctuates. It is possible that the share price could have risen to a level that upon contribution of the properties causing the Company to give consideration that exceeded the fair value of the assets acquired. This would represent a potential liability to the Company and to quantify the liability the Company has used the Black Scholes formula. The Warrants also represented a potential liability in that the Company may be required to issues shares at $3 when the share price was significantly higher.

To estimate the fair value of the liability associated with optionality granted to FCOP as well as the warrant liability, management has used the Black Scholes option pricing formula. The key input in the calculation is the assumption of how volatile the Company stock was to be over the life of the option. The more volatile the Company is expected to be, the greater its potential liability. Future volatility is unknown, as such management had used a volatility proxy of 39.45% which equaled the average volatility of stocks in the Company’s forward looking peer group of real estate development at that time. After the calculation is performed, additional factors must be considered. It is possible that despite being economically rational to contribute the properties based on the Company stock price relative to the value of the optional properties, FCOP may not have the ability to contribute. Therefore a 50% discount was applied to the option value produced by the Black Scholes formula to arrive at final liability value for the optionality component. The Warrants received a further 50% discount as they contained a vesting schedule with milestones that must be achieved by FCOP once the property was contributed. With the expiration of the Contribution Agreement on December 31, 2017, the fair value of the liability was $0.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company has determined that the Company’s contractual obligations under the optional contributions does not constitute a derivative instrument in accordance with ASC 815-10 - Derivatives and Hedging as the net settlement criteria is not met. Further, the Company considered the provisions of Subtopic ASC 815-40 Contracts in the Entity’s Own Equity and determined that such contractual obligations cannot be considered as indexed to an entity’s own stock, as its settlement provisions are not based on a fixed monetary amount or a fixed amount of a debt instrument issued by the entity but rather on the fair value of certain real estate assets. Thus, such freestanding financial instrument were classified as financial liabilities and were measured upon initial recognition at fair value. Subsequent to initial recognition the financial liabilities are remeasured at fair value, with changes in fair value reported in earnings (within the line item “Revaluation of asset contribution related financial instruments, net”).

The Company elected to early adopt ASU 2017-01 Business Combinations (Topic 805) Clarifying the Definition of a Business. Accordingly, the determination whether the asset contribution transaction represents a business combination was evaluated by applying the ASU 2017-01 guidance. The Company has determined that the group of assets assumed in the First Contribution does not (and also, none of them on a stand-alone basis) include, an input and a substantive process that together significantly contribute to the ability to create output and thus it was determined that the First Contribution represents an acquisition of assets rather than a business combination. Accordingly, the total sum of the fair value of consideration given (i.e. the fair value of the equity interests issued) together with the transaction costs and the fair value of financial assets was allocated to the individual assets acquired and liabilities assumed in the first contribution based on their relative fair values at the date of acquisition. Such allocation did not give rise to goodwill.

The consideration for the asset acquisition as of the Initial Date consists of the following:

Fair value of 879,234 shares of common stock (*)	$1,275
Fair value of 123,668 shares of Series A preferred stock (*)	4,483
Fair value of financial liability related to Optional contribution (**)	857
Fair value of Warrant (***)	1,925
Fair value of asset related to future mandatory asset contribution (***)	(4,175)
Fair value of assumed note payable on acquired asset	470
Transaction costs	283
Total consideration	$5,118

(*)	Fair value of Common shares based on quoted market price on date of transaction and fair value of preferred shares based on the number of Common shares to which they can be converted on the transaction date

(**)	Related to Optional Contribution

(***)	Related to Second Contribution

The fair value of the assets acquired, and liabilities assumed were based on management estimates and values, including estimates based on historical sales of similar parcels. Adjustments were applied to such historical sales and assumptions were applied to other attributes of the assets in order to estimate market value. The following table summarizes the allocation of the consideration to the assets acquired in the transaction.

The allocation of aforesaid total consideration is as follows:

Investment properties	$2,055
Investment in other company	3,245
Less: Non-controlling interest (*)	(182)
Total assets acquired at fair value	$5,118

(*) Attributable to the 25% non-controlling membership interest in a limited liability company that owns a vacant land site located in Northern California.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following table presents the combined activity in the Investment Properties and Investment in Other Company line items during the years ended December 31, 2018 and 2017:

Opening balance, January 1, 2017	$—
Purchasing of investment properties and investment in other company	5,118
Non-controlling interest	182
Impairment of investment in other company	(1,439)
Closing balance, December 31, 2017	$3,861
Purchase of investment property (*)	326
Depreciation of investment properties	(5)
Impairment of investment properties	(326)
Impairment of investment in other company	(1,455)
Closing balance, December 31, 2018	$2,401

(*) See also Ohio Medical Office building below.

During the years ended December 31, 2018 and 2017, depreciation expenses were $5 and $0, respectively.

The fair value of options, warrants and asset related to future mandatory asset contribution granted was estimated at the Initial Date by using the Black-Scholes option pricing model. The following are the data and assumptions used:

Options Value:

May 17, 2017
Dividend yield (%)	0
Expected volatility (%)	39.45
Risk free interest rate (%)	1.25
Strike price	1.93
Stock price	1.45
Probability (%)	50
Expected term of options (years)	0.62

Warrants Value:

May 17, 2017
Dividend yield (%)	0
Expected volatility (%)	39.45
Risk free interest rate (%)	1.25
Strike price	3
Stock price	1.45
Probability (%)	50
Expected term of options (years)	5

Asset related to future mandatory asset contribution:

May 17, 2017
Dividend yield (%)	0
Stock price	1.45
Probability (%)	70

As of December 31, 2017, neither the Second Contribution nor the Optional Contribution were made and the Contribution Agreement was terminated at that date. Consequently, as of December 31, 2017, the fair value of the asset contribution related to aforementioned financial instruments was reduced to $0. During the period from the closing of the Initial Date and until December 31, 2017, the Company has recognized a net loss as revaluation of the fair value of asset contribution related financial instruments in the total amount of $1,392.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Ohio Medical Office Building

In 2018, the Company’s subsidiary, RETPROP I, LLC, completed the acquisition, in cash, for $326, of a 7,738 square foot medical office building in Dayton, Ohio. The building’s former owner, and current tenant, a medical practice, has entered into a lease with the Company to continue its occupancy through April 2022, with the option to renew that lease for two additional five-year terms.

Note 5

Property and Equipment, Net:

	December 31,
	2018	2017
Equipment, computer hardware and software	$—	$320
Furniture and fixtures	—	350
Leasehold improvements	—	112
	—	782
Accumulated depreciation and amortization	—	(777)
Total property and equipment, net	$—	$5

During the years ended December 31, 2018 and 2017, depreciation expenses were $2 and $297, respectively. As of December 31, 2018, the Company removed the remaining property and equipment from its Orangeburg, NY facility and recorded the net loss of $3 to general and administrative expenses for the year ended December 31, 2018.

Note 6

Accrued Compensation and Related Expenses:

	December 31,
	2018	2017
Accrued payroll and related taxes	$123	$453
Accrued vacation	22	14
Total accrued compensation and related expense	$145	$467

Note 7

Other Accrued Liabilities:

	December 31,
	2018	2017
Accrued taxes, including liability for unrecognized tax benefit, (see also Note 11)	$2,227	$2,512
Other accrued liabilities	599	394
Total other accrued liabilities	$2,826	$2,906

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Note 8

Notes Payable:

	December 31,
	2018	2017
Installment note	$454	$459
Short-term note	501	773
	955	1,232
Less: current portion	(506)	(778)
Notes payable, long-term	$449	$454

Following the Initial Closing of the Contribution Agreement (see also Note 5), the Company assumed an installment note dated April 7, 2015 made by FCOP in favor of George Zambelli in the original principal amount of $470 (the “Note”) and a Long Form Deed of Trust and Assignment of Rents dated April 7, 2015 between FCREI, as trustor, Fidelity National Title Company, as trustee and George Zambelli, as beneficiary which secures the Note. The Note carries a per annum interest rate of 8% which is payable on a monthly basis from the Initial Closing. As of December 31, 2018, the Note amounted to $454 ($449 out of which is classified as non-current note payable) and has a maturity date of April 10, 2020.

During 2017, the Company entered into a note for $1,325 with a previous vendor for payment of its outstanding liabilities. The note carries a per annum interest rate of 10%. Due to its reduced cash flow, the Company ceased payment under the note in July 2018 and the unpaid principal balance was $663 as of December 31, 2017.

Note 9

Commitments and Contingencies:

Leases

The Company has entered into a non-cancelable operating lease agreement for real property which expired on December 31, 2018. Rent expense was $91 and $188 for the years ended December 31, 2018 and 2017 respectively.

Litigation

Avalon

On January 12, 2018, the Company received a copy of a complaint, dated November 17, 2017, that was filed by Alpha Alpha, LLC in the Thirteenth Judicial District Court in the County of Valencia in the State of New Mexico against Avalon Jubilee, LLC, the holding company that owns the property in Los Lunas, New Mexico, HiTex, LLC, MCBB, LLC, Land Strategies, LLC, Ronald R. Cobb and John Does 1-5. The suit asked the court to, among other things, determine whether there have been unauthorized transfers of interest in Avalon Jubilee LLC; and declare who are the holders of interests in Avalon Jubilee LLC. Although the complaint did not name the Company or any of its subsidiaries or specifically question the Company’s interest in Avalon Jubilee LLC, it raised questions about whether the transfers of interest leading to the Company’s acquisition of its interest in Avalon Jubilee LLC (See Note 4) were properly made in accordance with the Avalon Jubilee operating agreement.

On April 27, 2018, the Company, and certain of its subsidiaries, entered into an agreement with Alpha Alpha LLC and Presidential Realty Corporation and certain of its subsidiaries, under which the Company’s subsidiary, First Capital Avalon Jubilee LLC, was recognized as a 17.9133% member in Avalon Jubilee, LLC, and the operating agreement and other documents were so amended to reflect that acknowledgement. In 2017, the Company recognized an impairment expense of $1,439 to account for its estimate of the impact that the described litigation may have on the operations and fair value of the underlying asset. The settlement and recognition of the Company’s ownership interest was viewed as a favorable outcome.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

JFURTI

The Company was a party to JFURTI, LLC, et al v. Suneet Singal, et al, filed in the United States District Court for the Southern District of New York. The suit named as defendants Suneet Singal, an officer of various First Capital companies as well as the Company’s former Chief Executive Officer and former member of the Company’s board of directors, Frank Grant and Richard Leider, board members of First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors, LP, Presidential Realty Corporation, Presidential Realty Operating Partnership, Downey Brand LLP and the Company (under its previous name, PhotoMedex Inc.), as well as nominal derivative defendants FCREIT and FCOP. Mr. Leider is also on the board of directors of the Company.

A Motion to Dismiss this action was filed with the court on behalf of all defendants. On April 12, 2018, plaintiffs filed an Amended Complaint in this matter. Plaintiffs also filed a response to the defendants’ Motion. Defendants filed a Memorandum in support of their Motion to Dismiss as well as a response to the plaintiffs’ response to the Motion, addressing both the original and the Amended Complaint in those filings. On November 12, 2018, the Court granted defendants’ Motion to Dismiss this case in its entirety. As a result, this litigation has now concluded.

Suneet Singal

On September 21, 2018, Suneet Singal, the Company’s former Chief Executive Officer filed a suit against the Company and its transfer agent, Broadridge Corporate Issuer Solutions Inc., in the Supreme Court of New York for the County of New York. The suit alleges breach of contract, breach of good faith and, with regard to Broadridge, a violation of UCC Article 8-401, and demands the issuance and release to Mr. Singal of 1,000,000 shares of the Company’s Common stock, as well as other unspecified damages.

The Company entered into a Severance Agreement with Mr. Singal on December 22, 2017, as a result of which Mr. Singal resigned as the Company’s Chief Executive Officer effective January 2, 2018. Pursuant to the Severance Agreement, the Company agreed to issue 1,000,000 shares of common stock to Mr. Singal.

Under the Contribution Agreement, FCOP was to contribute certain properties to the Company. Mr. Singal was, at the time the Contribution Agreement was signed, a principal in FCOP and FCREIT, and continued to the Company’s knowledge to be a principal throughout his tenure as the Company’s Chief Executive Officer.

In January 2018, the Company learned of a suit filed in November 2017 by the holder of the majority interest in Avalon Jubilee, LLC. The suit was filed against the previous holders of the two interests and alleged that the right of first refusal contained in the operating agreement for Avalon Jubilee, LLC had not been honored, thereby not allowing the majority holder its option to purchase those interests. While the Company was not named in the suit, the suit did name several ‘John Does’ as defendants and cast doubt upon the legitimacy of the transfer of the interest in Avalon Jubilee, LLC to the Company. As a result of this discovery, the Company was required under accounting rules to write down its investment in Avalon Jubilee, LLC by about $1.4 million, and expended additional funds to enter into negotiations with the majority interest holder to resolve the Company’s ownership of its interest in Avalon Jubilee, LLC. On April 27, 2018, the Company and certain of its subsidiaries entered into an agreement with Alpha Alpha LLC and Presidential Realty Corporation and certain of its subsidiaries, under which the Company’s subsidiary, First Capital Avalon Jubilee LLC, was recognized as a 17.9133% member in Avalon Jubilee, LLC, and the operating agreement and other documents were so amended to reflect that acknowledgement.

Shortly after the Avalon matter was resolved, the Company discovered that one of the other properties transferred to it by FCOP, known as Greensands II, was not the property described in the documents underlying the transaction, including a draft appraisal used as part of the valuation determination for the stock issued to FCOP for the transaction. The property valued in that appraisal was actually a neighboring property once owned by FCOP and known as Greensands I; however the appraisal referred to it as Greensands II. The actual property transferred was significantly smaller than the property which the Company believed it was purchasing. A subsequent re-appraisal and re-valuation of the actual property received resulted in a write-down of the property’s value by $1.4 million. That adjustment required the Company to restate its 2017 financials as reported in its Annual Report on Form 10-K for the year ended December 31, 2017, and delayed by several days the filing of its Quarterly Report on Form 10-Q for the period ended March 31, 2018, resulting in the Company incurring significant additional accounting and legal fees for those filings.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company’s Board of Directors reviewed these matters, as well as the fact that:

•	there were unpaid real estate taxes, of $51, associated with the transferred properties which were not paid by FCOP prior to the transaction, and which were not, under the terms of the Contribution Agreement, to be assumed by the Company, resulting in the Company being forced to pay those taxes rather than lose those properties to foreclosure by the taxing authorities;

•	a loan made by the Company to a company in FCREIT’s corporate group for $145, which was guaranteed by Mr. Singal, was never repaid;

•	Mr. Singal, despite being required by his employment agreement with the Company to work for the Company full-time, never achieved that status; and

•	certain properties transferred by FCOP to the Company were not in the condition expected by the Company as a result of the discussions before the transaction.

Upon completing its review, the Board determined that the award of shares to Mr. Singal under his Severance Agreement should be rescinded, noting that the Company had incurred significant and meaningful damages as a result of the various write-downs, non-payment of debts and taxes and other factors identified above. On December 18, 2018, the Company filed a counterclaim regarding such matters that included such damages.

The Company intends to defend itself vigorously against this suit. At this time, the amount of any loss, or range of loss, cannot be reasonably estimated as the cash has only been initiated and no discovery has been conducted to determine the validity of any claim or claims made by plaintiffs, and therefore the Company has not recognized any obligation to issue such shares. Therefore, we have not recorded any reserve or contingent liability related to these particular legal matters. However, in the future, as the case progresses, the Company may be required to record a contingent liability or reserve for these matters.

Employee Misappropriation of Funds

In January 2018, as a result of new control procedures instituted by the management team, the Company discovered that a former employee had charged personal expenses to a company credit card, making unauthorized payments to herself in the form of bonuses and car allowances and theft of Company inventory over several years as mentioned below. Upon discovery, the Company took immediate steps to remove such employee’s access to Company assets, placed her on paid leave, and launched an internal investigation. Based on the results of the preliminary internal investigation, the employee was terminated on January 26, 2018.

The Company engaged an accounting firm to conduct a forensic accounting investigation, which concluded that the employee misappropriated corporate funds for her personal benefit by charging personal items to a company credit card, making unauthorized payments to herself in the form of bonuses and car allowances and theft of Company inventory between May 2011 through January 2018, resulting in an aggregate misappropriation of Company funds in the amount of approximately $484.

After considering the qualitative and quantitative aspects in accordance with Staff Accounting Bulletin No. 99, the Company has concluded that this misappropriation of Company funds did not lead to a material misstatement on any of the previous financial statements covering the aforementioned period of time that would require restatement of those financial statements. Such determination was based, among others, on the following: (i) the magnitude of the theft, as a percentage, was low relative to revenue, pretax income and asset balance, (ii) the theft would not create any changes to the financial reporting line items, and (iii) most of the journal entries created by the employee, if revised today, would cause zero change to net income or assets and liabilities as those entries related to the Company’s former business operations which were sold to a third parties.

The Company is currently evaluating its options on how best to proceed with recovering these assets.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Other litigation, claims and assessments

The Company and certain subsidiaries are, have been and may be, involved in other miscellaneous litigation and legal actions, including product liability, consumer, commercial, tax and governmental matters, which can arise from time to time in the ordinary course of the Company’s business. The Company believes that these other litigation and claims will likely be resolved without a material effect on the Company’s consolidated financial position, results of operations or liquidity. However, litigation and legal actions are inherently unpredictable, and excessive verdicts can result in such situations. Although the Company believes it has or will have substantial defenses in these matters, it may, in the future, incur judgments or enter into settlements of claims that could have a material adverse effect on results of operations in a particular period.

Registration Rights Agreement under Remediation Plan

On September 24, 2018, in connection with the Remediation Agreement (as described in Note 5), the Company entered into a Registration Rights Agreement with OFI and Dr. Dolev Rafaeli, Dennis M. McGrath and Dr. Yoav Ben-Dror (the “Note Holders”), pursuant to which the Company agreed to register all shares of common stock that may be issued upon conversion of the Series C Preferred Stock and Series D Preferred Stock, as well as all other shares of the Company’s capital stock held by OFI (the “Registrable securities”) under the Securities Act of 1933, as amended (the “Securities Act”). The Company agreed to file a registration statement covering the resale of such Registrable Securities within 30 days of the date of the Registration Rights Agreement and cause such registration statement to be declared effective under the Securities Act as soon as possible but, in any event, no later than 120 days following the filing date if such registration statement is filed on Form S-3 or 150 days if such registration statement is filed on Form S-1. If such registration statement was not filed or declared effective by the SEC on or prior to such dates, or if after such registration statement is declared effective, without regard for the reason thereunder or efforts therefor, such registration statement ceases for any reason to be effective for more than an aggregate of 30 trading days during any 12-month period, which need not be consecutive, then in addition to any other rights the holders of Registrable Securities may have under the Registration Rights Agreement or under applicable law, the Company shall pay to each holder an amount in cash, as partial liquidated damages and not as a penalty, equal to 1.0% of the product obtained by multiplying (x) $1.00 by (y) the number of shares of Registrable Securities held by the holder (the “Investment Amount”), provided that, in no event will the Company be liable for liquidated damages in excess of 1.0% of the Investment Amount in any single month and that the maximum aggregate liquidated damages payable to the holders under the Registration Rights Agreement shall be 10% of the Investment Amount. Notwithstanding the foregoing, the filing and effective date deadlines above shall be extended during such time as the Company is actively pursuing a business combination involving the Company that is approved by each of OFI and the Note Holders. The Company did not file a registration statement to cover the shares under the Remediation Agreement, but instead, as result of the potential merger transaction (as described in Note 12) under which, inter alia, the Company intended to register all Registrable Securities through a registration statement on a Form S-4, and the subsequent Stock Purchase Agreement (as described in Note 12) the filing and effective date deadlines above are currently under. As the accounting for any obligations due under the Registration Rights Agreement falls under ASC 450 “Contingencies”, the Company will make provisions for any liabilities and record related expense, at which time the amount to be paid is probable and reasonably estimable. As of December 31, 2018, the management believes any amount to be paid is not probable and reasonably estimable.

The new Registration Rights Agreement replaced previous Registration Rights Agreements with OFI and the Note Holders. Consequently, OFI and the Note Holders waived their rights to liquidated damages in connection with the late filing and in connection with the effectiveness deadline for previous registration statements.

Services Agreement

On September 24, 2018, in connection with the Remediation Agreement, the Company entered into a services agreement (the “Services Agreement”) with the Note Holders, pursuant to which each of the Note Holders agreed to provide certain services to the Company and/or its subsidiaries in exchange for certain cash payments set forth in the Services Agreement. Under the Services Agreement, the Company ultimately made cash payments to Dr. Dolev Rafaeli, Dennis M. McGrath and Yoav Ben-Dror in the amount of approximately $21, $7, and $10, respectively, per month until December 31, 2018, provided that such cash payments to Dr. Rafaeli and Mr. McGrath were made bi-monthly in accordance with the Company’s payroll practices.

In addition to the cash payments, the Services Agreement provided that Dr. Dolev Rafaeli and Dennis M. McGrath continued to receive the employee benefits that they were currently receiving through December 31, 2018, including existing health and disability benefits, and for so long after December 31, 2018 as they continued to provide the services described in the Services Agreement. After December 31, 2018 and once Dr. Dolev Rafaeli and Dennis M. McGrath no longer provide such services, as previously agreed in their employment agreements with the Company, they will receive COBRA coverage for a period of 18 months, to be fully paid for, or reimbursed to, Messrs. Rafaeli and McGrath, by the Company.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Amended and Restated Separation Agreement

On February 12, 2018, the Company entered into an Amended and Restated Separation Agreement with Mr. Stephen Johnson, its former Chief Finance Officer, pursuant to which the Company has agreed to pay Mr. Johnson an amount of $123 in 11 installments as follows: the first six installments of $10 each, and the following five installments of $12.5 each. The first payment was made on February 15, 2018, and subsequent payments are to be made on or before the 15th day of each succeeding month, with the final installment to be paid on or before December 15, 2018. The Company also agreed to provide a health (medical, dental and/or vision) insurance reimbursement payment for Mr. Johnson and his family, for a period of 11 months, in the agreed upon amount of $3 per month. The Company didn’t make all of the installment payments during 2018 and as such s of December 31, 2018, the balance payable amounted to $78 to Mr. Johnson is included in accrued compensation and related expenses.

In addition, the Company agreed to issue to Mr. Johnson 271,000 shares of the Company’s common stock six months after the date of the agreement. In August 2018, the aforesaid shares were issued to Mr. Johnson in the amount of $87, representing a share price of approximately $0.32.

Resignation of Officers and Director

The former Chief Executive Officer and Chief Finance Officer of the Company resigned on June 16, 2018 asserting resignations for “good reason” as that term is used in their employment agreements, to which the Company disagrees. To the Company’s knowledge, no complaints against the Company have been filed to date. The Company and its legal counsel believe that a potential claim, if any, would be without merit and intends to vigorously defend against such a claim should one arise. At this stage, the amount of any loss, or range of loss, is highly uncertain and cannot be reasonably estimated. Therefore, the Company has not recorded any contingent liability or reserve related to this particular potential legal matter. However, if it is determined that Mr. Bedi and Mr. Stolzar have resigned for Good Reason as defined in their Employment Agreements, they may be entitled to some or all of the remaining compensation and benefits outlined in those agreements. If, in the future, the likelihood that the Company could have a loss becomes probable and estimable, the Company may be required to record a contingent liability or reserve for this matter.

Note 10

Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit):

Common Stock

The Company’s common stock confers upon their holders the following rights:

•	The right to participate and vote in the Company’s stockholder meetings, whether annual or special. Each share will entitle its holder, when attending and participating in the voting in person or via agent or letter, to one vote;

•	The right to a share in the distribution of dividends, whether in cash or in the form of bonus shares, the distribution of assets or any other distribution pro rata to the par value of the shares held by them; and

•	The right to a share in the distribution of the Company’s excess assets upon liquidation pro rata to the par value of the shares held by them.

Convertible Series A Preferred Stock

The terms of the Convertible Series A Preferred Stock were governed by a certificate of designation (the “Series A Certificate of Designation”) filed by the Company with the Nevada Secretary of State on May 15, 2017. Pursuant to the Series A Certificate of Designation, the Company designated 3,000,000 shares of the Company’s preferred stock as “Series A Convertible Preferred Stock.” The Company issued 123,668 shares of Convertible Series A Preferred Stock in connection with the Contribution Agreement. A total of 27,898 shares remained outstanding as of December 31, 2018, but were converted in January 2019 into 697,450 shares of the Company’s common stock based on the conversion rate that was in effect at that time (see also Note 12). On February 26, 2019, the Series A Certificate of Designation was withdrawn.

Following is a summary of the material terms of the Series A Convertible Preferred Stock:

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

■	Dividends. Except for stock dividends or distributions for which adjustments are to be made, holders were entitled to receive dividends on shares of Convertible Series A Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the common stock when, as and if such dividends are paid on shares of the common stock. No other dividends were payable on shares of Convertible Series A Preferred Stock.
■	Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders were entitled to receive out of the assets, whether capital or surplus, of the Company, after the liquidation preferences relating to the other series of the Company’s preferred stock, the same amount that a holder of common stock would receive if the Convertible Series A Preferred Stock were fully converted (disregarding for such purposes any conversion limitations) to common stock which amounts were payable pari passu with all holders of common stock.
■	Voting. Except as otherwise provided in the Series A Certificate of Designation or as otherwise required by law, the Convertible Series A Preferred Stock had no voting rights. However, as long as any shares of Convertible Series A Preferred Stock were outstanding, the Company could not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Convertible Series A Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Convertible Series A Preferred Stock or alter or amend the Series A Certificate of Designation, (b) amend the Company’s articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders, (c) increase the number of authorized shares of Convertible Series A Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.
■	Conversion. Each share of Convertible Series A Preferred Stock was convertible, at any time and from time to time from at the option of the holder thereof, into that number of shares of common stock determined by dividing $62.9575 by the Conversion Price. The Conversion Price for the Series A Convertible Preferred Stock is equal to $2.5183, subject to adjustment as described in the Series A Certificate of Designation.

Redeemable Convertible Series B Preferred Stock

The terms of the Redeemable Convertible Series B Preferred Stock were governed by a certificate of designation (the “Series B Certificate of Designation”) filed by the Company with the Nevada Secretary of State on December 22, 2017, as supplemented by that certain supplemental agreement, dated April 20, 2018, between the Company and OFI (the “Supplemental Agreement”), which clarified certain voting and conversion limitations with respect to the Series B Preferred Stock in response to comments from the staff of NASDAQ. Pursuant to the Series B Certificate of Designation, the Company designated 15,000,000 shares of the Company’s preferred stock as “Series B Preferred Stock”. As more fully described below, the Company issued total of 3,825,000 shares of Redeemable Convertible Series B Preferred Stock in connection with a OFI Purchase Agreement during 2017 and 2018. On September 24, 2018, all shares of Series B Preferred Stock were cancelled in conjunction with the entry into the Remediation Agreement described below. All such shares have been converted into another series of the Company’s Preferred Stock as of December 31, 2018. On September 25, 2018, the Series B Certificate of Designation was withdrawn, and as a result, no shares of Series B Preferred stock are authorized.

Following is a summary of the material terms of the Redeemable Convertible Series B Preferred Stock:

■	Dividends. Holders of shares of Redeemable Convertible Series B Preferred Stock were entitled to receive cumulative dividends, pro rata among such holders, prior to and in preference to any dividend on the Company’s outstanding common stock at the per annum rate of 8% of the Series B Original Issue Price (as defined below). Dividends on each share of Series B Preferred Stock were to accrue daily and be cumulative from December 22, 2017 (the “Series B Original Issue Date”) and were to be payable upon the occurrence of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation Event”), a conversion or a redemption. The “Series B Original Issue Price” was equal to $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Redeemable Convertible Series B Preferred Stock. Holders were also entitled to receive dividends on shares of Redeemable Convertible Series B Preferred Stock equal (on an as-if-converted-to-common-stock basis regardless of whether the Redeemable Convertible Series B Preferred Stock is then convertible or otherwise subject to conversion limitations) to and in the same form as dividends actually paid on shares of common stock when, as and if such dividends are paid on shares of the common stock.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

■	Liquidation. In the event of (i) a Liquidation Event or (ii) a merger or consolidation (other than one in which the Company’s stockholders own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets (a “Deemed Liquidation Event”), the holders of shares of Redeemable Convertible Series B Preferred Stock then outstanding were entitled to be paid out of the Company’s assets available for distribution to stockholders before any payment shall be made to the holders of common stock, Series A Convertible Preferred Stock or any other class of securities authorized that is specifically designated as junior to the Redeemable Convertible Series B Preferred Stock (the “Junior Securities”) by reason of their ownership thereof, but - pari passu - with the holders of shares of any class of securities authorized that is specifically designated as - pari passu - with the Redeemable Convertible Series B Preferred Stock (the “Parity Securities”) on a pro rata basis, an amount per share equal to the Series B Original Issue Price, plus any accrued dividends thereon. If upon any such Liquidation Event or Deemed Liquidation Event, the Company’s assets available for distribution to stockholders shall be insufficient to pay the holders of shares of Redeemable Convertible Series B Preferred Stock the full amount to which they shall be entitled and the holders of Parity Securities the full amount to which they shall be entitled, the holders of shares of Redeemable Convertible Series B Preferred Stock and the holders of shares of Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. Upon a Liquidation Event or a Deemed Liquidation Event, in the event that following the payment of such liquidation preference the Company shall have additional cash and other assets of available for distribution to stockholders, then the holders of shares of Redeemable Convertible Series B Preferred Stock shall participate pari passu with the holders of shares of Parity Securities and Junior Securities based on the then current conversion rate (disregarding for such purposes any conversion limitations) with respect to all remaining distributions, dividends or other payments of cash, shares or other assets and property of the Company, if any.
■	Voting Rights. On any matter presented to the Company’s stockholders for their action or consideration, each holder of Redeemable Convertible Series B Preferred Stock was entitled to cast the number of votes equal to the quotient of the aggregate investment amount invested to purchase Series B Preferred Stock divided by $1.12, the market value of the Company’s common stock on December 21, 2017, or approximately 0.893 votes per share (subject to certain conversion limitations described below). Except as provided by law or by the other provisions of the Series B Certificate of Designation, the holders were entitled to vote together with the holders of shares of common stock as a single class. However, as long as any shares of Redeemable Convertible Series B Preferred Stock are outstanding, the Company could not, without the affirmative vote of the holders of a majority of the outstanding shares of Redeemable Convertible Series B Preferred Stock (the “Requisite Holders”), (i) issue any class of equity securities that is senior in rights to the Redeemable Convertible Series B Preferred Stock, (ii) issue any Parity Securities, (iii) alter or change adversely the powers, preferences or rights given to the Redeemable Convertible Series B Preferred Stock or alter or amend the Series B Certificate of Designation, (iv) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Redeemable Convertible Series B Preferred Stock, (v) except pursuant to the redemption provisions of Parity Securities, redeem any shares of preferred stock or common stock (other than pursuant to employee or consultant agreements giving the Company the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the board of directors), or (vi) enter into any agreement with respect to any of the foregoing.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

■

Conversion. Each share of Redeemable Convertible Series B Preferred Stock plus accrued, but unpaid, dividends thereon (the “Aggregate Preference Amount”), was convertible, at any time and from time to time at the option of the holder thereof, into that number of shares of common stock determined by a formula (computed on the date of conversion), (i) the numerator of which is equal to the Aggregate Preference Amount and (ii) the denominator of which is equal to the quotient of the Conversion Price divided by $1.33. The “Conversion Price” for the Redeemable Convertible Series B Preferred Stock was adjusted to $0.8684 starting in February 2018, subject to adjustment as described in the Series B Certificate of Designation. In addition, upon the earlier to occur of: (i) a Deemed Liquidation Event or (ii) if there has not been a breach or default by the Company under the OFI Purchase Agreement that has occurred and is continuing, May 31, 2018, each share of Redeemable Convertible Series B Preferred Stock plus accrued, but unpaid, dividends thereon were automatically converted into that number of shares of common stock determined by dividing $1.33 by the Conversion Price. Notwithstanding the forgoing, if the Company had not obtained stockholder approval with respect to the issuance of shares upon conversion in excess of 19.99% of the issued and outstanding common stock on the applicable conversion date (the “Stockholder Approval”), then the Company could not issue, upon conversion of the Redeemable Convertible Series B Preferred Stock, a number of shares of common stock which, when aggregated with any shares of common stock issued on or after the Series B Original Issue Date and prior to such conversion date, would exceed 19.99% of the issued and outstanding shares of common stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (the “Issuable Maximum”). Each holder was entitled to a portion of the Issuable Maximum equal to the quotient obtained by dividing (i) the Series B Original Issue Price of such holder’s Redeemable Convertible Series B Preferred Stock by (ii) the aggregate Series B Original Issue Price of all Redeemable Convertible Series B Preferred Stock issued to all holders.

In the light of the above, on May 31, 2018, 1,869,663 shares of the Series B Preferred Stock along with pro-rata accrued dividends of $66 were considered under accounting rules to be automatically converted into 2,965,301 shares of common stock. As a result of this conversion, an amount of $2,553 (representing the relative amount of the portion of Series B Preferred Stock that were converted) was transferred from Redeemable Convertible Preferred Stock Series B account into common stock and additional paid-in capital.

■	Redemption. If (i) there was a breach by the Company of any of its representations and warranties contained in Sections 3.1(a) (Subsidiaries), 3.1(b) (Organization and Qualification), 3.1(c) (Authorization; Enforcement), 3.1(d) (No Conflicts), 3.1(f) (Issuance of the Shares), 3.1(g) (Capitalization), or 3.1(n) (Taxes) of the OFI Purchase Agreement that had not been cured within 30 days after the date of such breach or (ii) Stockholder Approval had not been obtained by March 31, 2018 (each, a “Redemption Event”), then each holder of Redeemable Convertible Series B Preferred Stock could, at its option, require the Company to redeem any or all of the shares of Redeemable Convertible Series B Preferred Stock held by such holder at a price per share equal to $1.33, plus accrued, but unpaid, dividends through and including the date of such redemption. The Company was required to provide a notice (as “Event Notice”) to each holder of the occurrence of a Redemption Event of the kind described in (i) above (a “Breach Event”) as soon as practicable after becoming aware of such Breach Event, but in any event, not later than 15 days after such Breach Event and such notice was required to provide a reasonable description of such Breach Event. A holder was required to send written notice of redemption (a “Redemption Notice”) to the Company within 90 days after (i) the Company provides such holder an Event Notice with respect to a Breach Event or (ii) the occurrence of a Redemption Event of the kind described in (ii) above. For the avoidance of doubt, if the Company did not timely provide an Event Notice, the holder nevertheless had the right to deliver a Redemption Notice in connection with any Redemption Event. If a holder failed to send a Redemption Notice on prior to the 90th day after the occurrence of any Redemption Event, then such holder would lose such holder’s right to redemption with respect to the particular Redemption Event, but not any other Redemption Event. As of March 31, 2018, the Company did not obtain shareholder approval and therefore, the then outstanding Series B Preferred Stock became redeemable at the option of OFI. Consequently, in each reporting period commencing March 31, 2018, the outstanding Series B Preferred Stock was recorded on its maximum redemption value until the earlier of an occurrence of redemption or conversion.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Convertible Series C Preferred Stock

The terms of the Series C Preferred Stock were governed by a certificate of designation (the “Series C Certificate of Designation”) filed by the Company with the Nevada Secretary of State on September 24, 2018. Pursuant to the Series C Certificate of Designation, the Company designated 7,485,627 shares of its preferred stock as Series C Preferred Stock. The Company issued 7,485,627 shares of Convertible Series C Preferred Stock in connection with the Remediation Agreement, Those shares were converted to common stock following approval of the Remediation Agreement by the stockholders at the Company’s Annual Meeting on November 29, 2018. On December 28, 2018, the Series C Certificate of Designation was withdrawn, and as a result, no shares of Series C Preferred stock are authorized.

Following is a summary of the material terms of the Series C Preferred Stock:

■	Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to the Series C Certificate of Designation, holders of Series C Preferred Stock were entitled to receive, and the Company was to pay, dividends on shares of Series C Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends were to be paid on shares of Series C Preferred Stock.
■	Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), holders of Series C Preferred Stock were entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series C Preferred Stock have been fully converted to common stock immediately prior to such Liquidation, which amount was to be paid to the holders of Series C Preferred Stock pari passu with all holders of Series D Preferred Stock and in preference to the holders of common stock.
■	Voting Rights. Except as provided by law or by the other provisions of the Series C Certificate of Designation, the holders of Series C Preferred Stock had no voting rights.
■	Conversion. On the date on which stockholder approval with respect to the Remediation Agreement and the transactions contemplated thereby was obtained (the “Conversion Date”), each share of Series C Preferred Stock would automatically converted into such number of fully paid and non-assessable shares of common stock as was determined by dividing $1.00 by the conversion price in effect on the Conversion Date. The conversion price was initially equal to $1.00, subject to adjustment as described in the Series C Certificate of Designation.
■	Redemption. The Series C Preferred Stock was not redeemable.

Convertible Series D Preferred Stock

The terms of the Series D Preferred Stock are governed by a certificate of designation (the “Series D Certificate of Designation”) filed by the Company with the Nevada Secretary of State on September 24, 2018. Pursuant to the Series D Certificate of Designation, the Company designated 9,294,414 shares of its preferred stock as Series D Preferred Stock. The Company issued 6,525,182 shares of Convertible Series D Preferred Stock in connection with the Remediation Agreement. Those shares were converted to common stock following approval of the Remediation Agreement by the stockholders at the Company’s Annual Meeting on November 29, 2018. On December 28, 2018, the Series D Certificate of Designation was withdrawn, and as a result, no shares of Series D Preferred stock are authorized.

Following is a summary of the material terms of the Series D Preferred Stock:

■	Dividends. Holders of shares of Series D Preferred Stock were to receive cumulative dividends, pro rata among such holders, prior to and in preference to any dividend on outstanding common stock at the per annum rate of 8% of the Stated Value (as defined below). Dividends on each share of Series D Preferred Stock would accrue daily and be cumulative from and including the date of issuance thereof and were to be payable upon the occurrence of a Liquidation or a conversion. The “Stated Value” was to mean $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock. Holders were also entitled to receive dividends on shares of Series D Preferred Stock equal (on an as-if-converted-to-common-stock then convertible) to and in the same form as dividends actually paid on shares of common stock when, as and if such dividends were paid on shares of the common stock.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

■	Liquidation. Upon a Liquidation, holders of Series D Preferred Stock were entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive if the Series D Preferred Stock were fully converted to common stock immediately prior to such Liquidation, which amount was to be paid to the holders of Series D Preferred Stock pari passu with all holders of Series C Preferred Stock and in preference to the holders of common stock.
■	Voting Rights. Except as provided by law or by the other provisions of the Series D Certificate of Designation, the holders of Series D Preferred Stock had no voting rights. However, as long as any shares of Series D Preferred Stock were outstanding, the holders of Series D Preferred Stock had the right to prohibit or veto the Company from entering into any agreement or taking any action with respect to (i) a Change in Control Transaction (as defined below) or (ii) the issuance any equity securities or equity-linked securities at a price per share below $0.6505, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock. The Company was to notify the holders of Series D Preferred Stock at least 20 days in advance of the events described above and the holder was to exercise its veto right by notifying the Company in writing within 15 days after the receipt of such notice that it was exercising its veto right to prohibit such agreement from being entered into or action from being taken. A “Change in Control Transaction” meant the acquisition by any person of beneficial ownership of more than 50% (on a fully diluted basis) of either (i) the then outstanding shares of common stock, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors.
■	Conversion. On the Conversion Date, each share of Series D Preferred Stock, plus accrued, but unpaid, dividends thereon (the “Aggregate Preference Amount”), was to automatically converted into such number of fully paid and non-assessable shares of common stock as was determined by a formula (computed on the Conversion Date) (i) the numerator of which was equal to the Aggregate Preference Amount and (ii) the denominator of which was equal to the conversion price. The conversion price was initially equal to $1.00, subject to adjustment as described in the Series D Certificate of Designation.
■	Redemption. The Series D Preferred Stock was not redeemable.

Securities Purchase Agreement

On December 22, 2017, the Company had entered into the OFI Purchase Agreement with OFI, under which OFI could, but was not obligated to, invest up to $15,000 in the Company in a series of closings over a period prior to December 31, 2018, in exchange for which OFI would receive shares of the Company’s Redeemable Convertible Series B Preferred Stock (“Series B Shares”) at a purchase price of $1.00 per share (the “Option”).

On December 22, 2017 (the “Initial Date”), the Company and OFI completed the first closing under the OFI Purchase Agreement, pursuant to which OFI exercised a portion of the Option and provided $1,500 to the Company in exchange for 1,500,000 Series B Shares. On January 24, 2018 (the “Second Date”), the Company and OFI completed a second closing under the OFI Purchase Agreement, pursuant to which OFI provided $2,225 to the Company in exchange for 2,225,000 Series B Shares. On August 24, 2018 (the “Third Date”), the Company and OFI completed a third closing under the OFI Purchase Agreement, pursuant to which OFI provided $100 to the Company in exchange for 100,000 Series B Shares.

Under ASC 480, “Distinguishing Liabilities from Equity”, since the Series B Shares had conditional redemption provisions which are outside of the control of the Company and also contained a deemed liquidation preference, the Series B Shares were classified as mezzanine financing at the Initial Date at the residual amount, which was the difference between the total proceeds received and the fair value of the Option. Subsequently, changes in the redemption value were accreted over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument using an appropriate methodology, usually the interest method. Changes in the redemption value were considered to be changes in accounting estimates.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Under ASC 480, the aforementioned right granted to OFI to further invest in the Company represented a written call Option which was considered freestanding, as the Company believed it was legally detachable and separately exercisable. As the option was exercisable for shares subject to possible redemption at the option of the holder, as of the Initial Date, the Option was measured at fair value and recorded as a non-current financial liability on the consolidated balance sheet. Excess of the initial value of the option liability over the proceeds received was charged immediately into the consolidated statement of comprehensive loss as financing expenses in the fourth quarter of 2017. The Option was marked to market in each reporting period until it was exercised or expired, as earlier, with changes in the fair value of the Option charged into the statement of comprehensive income or loss. For the year ended December 31, 2018, the Company recorded income in the total amount of $3,288 due to revaluation of Option to purchase Series B Shares.

In addition, at the Initial Date, the Company incurred de minimis direct and incremental issuance costs which were charged immediately into the consolidated statement of comprehensive loss as finance expenses, as the written call Option was presented at fair value.

At the Initial Date, each Series B Share was convertible into 1.24789 shares of common stock valued at $1.00 per share. As a result, Beneficial Conversion Feature (the “BCF”) amounting to approximately $372 was measured assuming full conversion. However, the conversion of the Preferred Stock is subject to certain contingencies, which impact the timing and amount of the BCF. At the Initial Date which is also the commitment date, the Company should record a BCF for the Preferred Stock for any shares convertible at that time without requiring stockholder approval through the planned proxy statement. However, as no residual proceeds were allocable to the Series B Shares at the Initial Date, no BCF was recognized with respect to the first closing.

In conjunction with the Second Date, OFI partially exercised the written call option present in the OFI Purchase Agreement and therefore upon exercise, the pro-rata share of this liability amounting to $677 was reclassified in the condensed consolidated balance sheet from Option to purchase Series B Shares into Series B Shares, during the three months ended March 31, 2018. On the Second Date, each Series B Share (exclusive of dividends) was convertible into 1.24789 shares of common stock valued at $1.00 per share. Because of reclassification of the exercised written call option together with cash amount received, there was no additional BCF measured.

In conjunction with the Third Date, OFI partially exercised the written call option present in the OFI Purchase Agreement and therefore upon exercise, the pro-rata share of this liability amounting to $4 was reclassified in the condensed consolidated balance sheet from Option to purchase Series B Shares into Series B Shares, during the year ended December 31, 2018. On the Third Date, each Series B Share (exclusive of dividends) was convertible into 1.24789 shares of common stock valued at $1.00 per share. Because of reclassification of the exercised written call option, there was no additional BCF measured.

The fair value of the Option was based on management estimates and values derived from a calculation to provide an approximate indication of value. The fair value of Option was estimated at each reporting and exercise date, including, December 31, 2017, January 24, 2018, August 30, 2018 and September 24, 2018 (the date of cancellation of the option as described below) by using hybrid method that includes scenario of conversion and scenario of liquidation and the Black-Scholes option pricing model. In the first scenario, the Series B Preferred Stock price applied in the model was assumed based on the as-converted price on the date of estimation. Expected volatility was estimated by using a group of peers in the real estate development, homebuilding and income-producing properties sectors, and applying a 75% percentile ranking based on the total capitalization of the Company. In the second scenario, the Option was estimated based on the value of the Option in a proposed liquidation scenario. A probability weighting was applied to determine the expected value of the Option. The Company measured the fair value of the Option on a recurring basis in accordance with ASC 820, “Fair Value Measurement and Disclosures” (primary inputs classified at level 3).

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The following are the key underlying assumptions that were used:

	December 31, 2017	January 24, 2018	August 30, 2018	September 24, 2018
Dividend yield (%)	0	0	0	0
Expected volatility (%)	36.9	37.9	37.3	36.4
Risk free interest rate (%)	1.74	1.75	2.15	2.21
Strike price	1.00	1.00	1.00	1.00
Series B Preferred Stock price	1.13	1.10	0.44	0.38
Probability of if-converted scenario (%)	90	90	90	90
Probability assumed liquidation scenario (%)	10	10	10	10
Expected term of Option (years)	1.0	0.9	0.33	0.25
Option’s fair value per share	$0.33	$0.30	$0.04	$0.04

The following tabular presentation reflects the activity in the fair value of Option to purchase Series B Shares during the years ended December 31, 2018 and 2017 -

	For the year ended December 31,
	2018	2017

Opening balance, January 1	$4,390	$—
Recognition of written call Option as a discount of Series B Shares	—	1,500
Partial exercise of Series B Shares written call option	(681)	—
Revaluation of option to purchase Series B Shares	(3,288)	2,890
Extinguishment of option to purchase Series B Shares (*)	(421)	—

Closing balance, December 31	$—	$4,390

(*)	On September 24, 2018, the OFI Purchase Agreement was superseded by the Remediation Agreement entered into with OFI and Note Holders. Consequently, the option to purchase Series B Shares has been extinguished, as described below in more details.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In the absence of voluntary conversion and assuming no breaches as described above under “Redemption,” the Series B Shares would have automatically converted on May 31, 2018. As such, accretion adjustments to the carrying amount of the Series B Shares to the automatic conversion date of May 31, 2018 were recorded as deemed dividends in the amount of $177. In addition, the Company did not obtain shareholder approval by March 31, 2018 and therefore, the then outstanding Series B Shares became redeemable at the option of OFI. That OFI Purchase Agreement has been superseded by the Remediation Agreement entered into with OFI on September 24, 2018. As a result, the Series B Convertible Preferred Stock has been withdrawn, and shares of Series D Convertible Preferred Stock were issued as a replacement. Activity in the account redeemable convertible preferred stock Series B for the year ended December 31, 2018, is outlined in the below table -

	December 31,
	2018	2017

Opening balance, January 1	$87	$—
Proceeds from issuance of Series B Shares	2,325	1,500
Recognition of written call Option as a discount of Series B Shares	—	(1,500)
Accretion of Series B Shares to redemption value	2,001	—
Partial exercise of Series B Shares written call option at the Second Date and Third Date	681
Conversion of Series B Shares into Common Stock (*)	(2,553)	—
Amortization of discount	—	84
Dividend on Series B Shares	177	3
Cancellation of Series B Shares in exchange for Series D Preferred Stock (**)	(2,718)	—

Closing balance, December 31	$—	$87

(*) Under the OFI Purchase Agreement, the Series B Preferred Stock, up to the stated limits, would automatically convert to the Company’s common stock on May 31, 2018. Consequently, 1,869,663 shares of Series B Preferred Stock held by OFI have been recorded as converted into 2,965,301 shares, or 19.99% of the then 11,868,619 outstanding shares of common stock as of May 31, 2018, which is the applicable conversion date under the OFI Purchase Agreement. The then remaining 1,855,337 unconverted shares of the Series B Preferred Stock remained as mezzanine and accrued a preferred dividend until September 24, 2018, when the Series B shares were withdrawn and Series D preferred shares were issued in replacement, as described below in more details.

(**) On September 24, 2018, the OFI Purchase Agreement was superseded by the Remediation Agreement entered into with OFI and Note Holders. Consequently, the Series B Shares have been withdrawn and Series D Shares were issued in replacement, as described below in more details.

Cancellation and Exchange Agreement

On April 20, 2018, the Company and OFI entered into a Cancellation and Exchange Agreement (the “Exchange Agreement”), pursuant to which OFI agreed to provide an additional $2,000 to the Company in exchange for 2,000,000 shares of the Company’s Series B Preferred Stock, subject to certain conditions set forth in the Exchange Agreement, including, among other things, the cancellation of 95,770 shares of the Company’s Series A Preferred Stock held by OFI in exchange for 5,382,274 shares of the Company’s common stock. Under the Exchange Agreement, closing of this additional investment, including cancellation discussed above, would occur promptly following the filing of a definitive information statement on Schedule 14C with the SEC and mailing the stockholders of the Company, and in any event within 3 days thereafter. However, on September 24, 2018, the Exchange Agreement was terminated by the Remediation Agreement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Payout Notes and Stock Grant Agreement

Under the Contribution Agreement, amounts due to Dr. Dolev Rafaeli and Dennis M. McGrath under their employment agreements, as well as amounts due to Dr. Yoav Ben-Dror for his services as a board member and officer of the Company’s foreign subsidiaries, were converted to convertible secured notes in the principal amounts of approximately $3.1 million, $1 million and $1.5 million, respectively, following approval from the Company’s stockholders on October 12, 2017 (the “Payout Notes”). The Payout Notes were due on October 12, 2018, carried a ten percent (10%) interest rate, payable monthly in arrears commencing on December 1, 2017, were secured by a security interest in all of the Company’s assets pursuant to a security agreement that the Company entered into with the Note Holders, and were convertible into shares of common stock.

On December 22, 2017, the Company entered into a Stock Grant Agreement with the Note Holders to (i) cause the early conversion of the Payout Notes into an aggregate of 5,628,291 shares of common stock (the “Payout Shares”), (ii) effectuate the release of all security interests associated with the Payout Notes, (iii) provide for the issuance of an aggregate of 1,857,336 additional shares of common stock to the Note Holders as consideration for the various agreements of the Note Holders contained in the Stock Grant Agreement (the “Additional Shares”), (iv) provide for certain cash payments to the Note Holders in amounts equal to the interest payments that would have been made to the Note Holders absent the conversion of the Payout Notes, (v) obtain the agreement of the Note Holders to provide certain support services to the Company, and (vi) obtain the conditional resignation of certain of the Note Holders from the board of directors. Accordingly, the Payout Notes were deemed paid in full.

Pursuant to the Stock Grant Agreement, the Company ultimately made 12 monthly payments on the first of each month commencing on January 1, 2018 in the amounts of approximately $21, $7 and $10 to Messrs. Rafaeli, McGrath, and Ben-Dror, respectively. Such cash payments were consideration for certain consulting services provided by the Note Holders specified in the Stock Grant Agreement. The Company was required to issue the Additional Shares promptly, but in any event within 10 days after the Company obtained stockholder approval of such issuance. Such stockholder approval was not obtained. However, the Stock Grant Agreement was terminated in connection with the Remediation Agreement.

Remediation Agreement

On September 24, 2018 (the “Exchange Date”), the Company entered into the Remediation Agreement with OFI and the Note Holders, pursuant to which inter alia the following have been determined -

1.	The Stock Grant Agreement was terminated, the Payout Shares were cancelled, and the Company issued to the Note Holders an aggregate of 7,485,627 shares of newly-designated Series C Preferred Stock in exchange for 5,628,291 shares of common stock.
2.	The OFI Purchase Agreement (subject to the survival of certain provisions identified in the Remediation Agreement), the Supplemental Agreement and the Exchange Agreement were terminated and 3,825,000 shares of the Series B Stock issued to OFI were cancelled and the Company issued to OFI 6,217,490 shares of newly-designated Series D Preferred Stock. In addition, in conjunction with the exchange of OFI’s existing Series B Preferred Stock for Series D Preferred Stock, the option for OFI to purchase future Series B Preferred Stock up to aggregate amount of $15 million has been cancelled but OFI agreed to purchase $100 of shares of Series D Preferred Stock for a purchase price of $0.65 per share on the last day of each month, commencing on September 30, 2018, until it has purchased an aggregate of $500 of shares of Series D Preferred Stock, provided that, upon closing of any material business combination involving the Company that is approved by OFI, OFI agreed to purchase an additional $1,500 of shares of Series D Preferred Stock at a price of $0.65 per share. Notwithstanding the foregoing, from and after the date that stockholder approval of the conversion of shares issued under Remediation Agreement has been obtained, instead of purchasing shares of Series D Preferred Stock, OFI agreed to purchase shares of common stock at a price of $0.65 per share. On September 28, 2018, a first closing under the Remediation Agreement was completed, pursuant to which OFI provided $100 to the Company in exchange for 153,846 shares of the Company’s Series D Preferred Stock. On October 31, 2018, a second closing under the Remediation Agreement was completed, pursuant to which OFI provided $100 to the Company in exchange for 153,846 shares of the Company’s Series D Preferred Stock. On November 29, 2018, a third closing under the Remediation Agreement was completed, pursuant to which OFI provided $100 to the Company in exchange for 153,846 shares of common stock. On December 31, 2018, OFI agreed, notwithstanding the investment schedule set forth in the Remediation Agreement, to provide the remaining funds to the Company, and the parties completed a final closing under the Remediation Agreement, pursuant to which OFI provided $1.6 million to the Company in exchange for 2,461,538 shares of common stock.
3.	The Company was required, as promptly as possible following the date of the Remediation Agreement (and in no event later than 30 days thereafter), to prepare and file a preliminary proxy statement relating to stockholder approval of the issuance of common stock upon conversion of all shares of Series C Preferred Stock and Series D Preferred Stock issued under the Remediation Agreement. The preliminary proxy statement was filed on September 27, 2018. The final proxy statement was filed on October 25, 2018 and mailed to the Company’s stockholders on or about October 31, 2018. A stockholder meeting to approve this matter was held on November 29, 2018, at which the stockholders approved to the Remediation Agreement. As a result on November 29, 2018, all shares of Series D Preferred Stock issued to OFI were converted into 6,619,483 shares of common stock and all shares of Series C Preferred Stock issued to the Note Holders were converted into 7,485,627 shares of common stock.
4.	On September 24, 2018, in connection with the Remediation Agreement, the Company entered into the Registration Rights Agreement with OFI and the Note Holders.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

In accordance with ASC 480-10-S99, since the Series C Preferred Shares and Series D Preferred Shares had no conditional (outside of the control of the Company) or mandatory redemption provisions, the Series C Preferred Stock and Series D Preferred Stock were classified as part of the stockholders’ equity on the Company’s Consolidated Balance Sheet. Based on such determination and due to the economic characteristics and risks of the Preferred Stock, based on their stated or implied substantive terms and features, Series C and Series D Preferred Stock were considered as more akin to equity than debt.

Accordingly, it was determined that the economic characteristics and the risks of the embedded conversion option to common stock and those of the Series C and Series D Preferred Stock themselves (the ‘host contract’) were clearly and closely related. As a result, the embedded conversion feature was not required to be bifurcated.

Also, as the Series C Preferred Stock and Series D Preferred Stock are valued in excess of the common stock and since each share of Series C Preferred Stock and Series D Preferred Stock was contingently convertible into one share of common stock, it was determined that at the exchange date, the effective exercise price of the conversion feature (based on the effective conversion rate of the Series C Preferred Stock and the Series D Preferred Stock into common stock) was higher than the estimated fair value of the Company’s common stock (which was valued at $0.24 per share). Thus, it was determined that the conversion feature was not beneficial.

In addition, the Remediation Agreement with OFI constitutes a firm forward purchase contract for an amount of $500 at $0.65 per share and an additional contingent purchase commitment of $1,500 in the event of a material business combination. Based on its terms (the fixed share price and number of shares) it was determined that the forward contract meets the scope exception requirements for derivative treatment under ASC 815 and therefore it is classified as an equity instrument.

At the Exchange Date, in conjunction with the Remediation Agreement, the Note Holders’ common stock was exchanged for issuance of Series C Preferred Stock, OFI’s existing Series B Preferred Stock were exchanged in consideration for issuance of Series D Preferred Stock and the remaining portion of the Option for OFI to purchase future Series B Preferred Stock up to aggregate amount of $15 million had been cancelled for the future commitment of OFI to invest up to aggregate amount of $2,000.

If a preferred share has characteristics that cannot be reliably assessed using the cash flow model in ASC 470-50, it is evaluated using another quantitative model, such as the fair value model or based on an analysis of the significance of any contractual terms added, contractual terms removed, and changes to existing contractual terms. In such analysis the issuer considers, among others critical terms such as a change in the liquidation preference order/priority (including the determination whether the classification of the instrument has changed from mezzanine to equity or to liability vice versa), voting rights, or conversion ratio. In addition, the issuer considers the business purpose for the changes and how the changes may influence the economic decisions of the investor, if any.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Based on an analysis of the significance of the contractual terms added, contractual terms removed, and changes to existing contractual terms of the preferred stock, which considered, among others the change in the liquidation preference order/priority (mostly the classification change from mezzanine to equity) and the removal of voting rights, it was determined that the exchange should be accounted for as an extinguishment of the original financial instruments involved and an issuance of new instruments. At the Exchange Date, the fair value of the 7,485,627 shares of Series C Preferred Stock was $1,797. Such amount relates to the 5,628,291 shares of common stock that were exchanged, which the fair value was $1,351 and the difference of $446 was accounted for as a deemed dividend. Also, at the Exchange Date, the total fair value of consideration which was paid by the Company (i.e. the 6,217,490 shares of Series D Preferred Stock less the fair value of the firm forward purchase contract which was determined to be favorable for the Company) amounted to an aggregate amount of $325 which was allocated to the instruments that have been cancelled/exchanged based on their relative fair values as determined by the Company’s management. The fair value of the instruments that have been cancelled/exchanged amounted to $3,911 as follows: 1) the 3,825,000 shares of Series B Preferred Stock was $3,431; 2) the option to purchase Series B Preferred Stock has been marked to market at the total amount of $421 and 3) the registration rights liability was $59. Therefore, an amount of $285 out of the above consideration was allocated to the Series B Preferred Stock and accordingly, the difference between such amount and the carrying amount of the Series B Preferred Stock at the exchange date was accounted for as an additional deemed dividend in the Statement of Changes in Shareholders’ Equity (Deficit). The remaining amount of $40 was allocated to the financial liability in connection with the option to purchase Series B Preferred Stock and the registration rights liability and accordingly, the difference between such amount and the carrying amount of the option to purchase Series B Preferred Stock and the registration rights liability at the exchange date of $440 was recorded as separate line in the consolidated statement of comprehensive loss.

Restricted Stock

On June 20, 2018, the Company’s board of directors approved an employment agreement with the current Chief Executive Officer, pursuant to which the Company agreed to issue 400,000 shares of common stock that will be vest over a 3-year period. One-third of the shares issued shall vest on each of the first anniversary and the two ensuing anniversaries of the date of execution of the employment agreement. The foregoing notwithstanding, the Chief Executive Officer shall fully vest in all of the shares if the Chief Executive Officer’s employment with the Company shall terminate upon the occurrence of a Change in Control as defined in the employment agreement. The closing price of the Company’s share at June 20, 2018 is $0.47 and therefore the overall expenses to be recorded amounted to $188. For the period commencing June 20, 2018 through December 31, 2018, the Company recorded an expense of $58 as part of the general and administrative expenses in the Company’s Consolidated Statements of Comprehensive Loss. Issuance of these shares was subject to stockholder approval of the Company’s 2018 Equity Incentive Plan which was obtained at the 2018 annual meeting on November 29, 2018.

Issuance of Common Stock

As discussed in Note 9, on August 12, 2018, the Company issued 271,000 fully vested non-forfeitable shares of common stock to Mr. Johnson (the former Chief Financial Officer of the Company) in the amount of $87, representing a price per share of $0.32.

The Company issued 222,222 fully vested non-forfeitable shares of common stock as payment of a retainer fee to the Company’s legal consultant. The shares were valued at $16 based upon the Company’s closing price per share on the date of issuance, which was $0.074.

The Company also issued a total of 12,962,450 shares of common stock to OFI upon (a) the conversion of its Series D Preferred Stock on November 29, 2018 following approval of the Remediation Agreement by the Company’s stockholders; (b) the conversion by OFI on December 27, 2018 of the 95,770 shares of Series A Convertible Preferred Stock it purchased from FCOP; (c) contribution by OFI to the Company of an additional $100 on November 29, 2018; and (d) contribution by OFI to the Company of an additional $1,600 on December 28, 2018.

The Company issued 7,485,627 shares of common stock to the Note Holders upon the conversion of its Series C Preferred Stock on November 29, 2018 following approval of the Remediation Agreement by the Company’s stockholders.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Common Stock Warrants

On August 30, 2018, the Company granted to one service provider a warrant to purchase 446,429 shares of common stock of the Company over a period of 5-years at an exercise price of $0.28 subject to certain standard adjustments. The warrant is fully vested and was granted in consideration for legal services that were rendered by the service provider. The fair value of the granted warrants was determined by using the Black-Scholes pricing model in total amount of $98 and was recorded as part of the general and administrative expenses in the Company’s Consolidated Statements of Comprehensive Income (Loss).

Common Stock Options

In January 2018, the Company issued 100,000 options to Vineet P. Bedi, then its Chief Executive Officer; and 47,088 options to Matthew Stolzar, then its Chief Financial Officer. The options vested ratably over a three-year period; or immediately upon a change of control of the Company. The options remained exercisable for ninety days following the termination of either officer’s employment. Both Mr. Bedi and Mr. Stolzar resigned from the Company effective June 22, 2018. The options granted to both officers therefore had lapsed by the end of the third quarter of 2018.

On April 18, 2018, the Company’s Board of Directors adopted the 2018 Equity Incentive Plan (the “2018 Plan”), which provides for grants of restricted stock, stock options and other forms of incentive compensation to officers, employees, directors and consultants. The Company is authorized to issue up to 5,000,000 shares of common stock under the 2018 Plan. The 2018 Plan became effective upon its approval by the stockholders on November 29, 2018. The Company’s previous plans, the Amended and Restated 2000 Non-Employee Director Stock Option Plan and the Amended and Restated 2005 Equity Compensation Plan, are no longer active. As of December 31, 2018, there are 77,390 options remaining from the prior inactive plans.

A summary of stock option transactions under the plans during the years ended December 31, 2018 and 2017 are as follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Term (in years)	Aggregate Intrinsic Value (*)

Outstanding at January 1, 2017	134,150	$85.22	4.3	$—
Granted	—	—	—	—
Exercised	—	—	—	—
Expired/cancelled	(54,260)	(91.43)	—	—
Outstanding at December 31, 2017	79,890	94.51	3.3	—
Granted	147,088	0.98	9.5	—
Exercised	—	—	—	—
Expired/cancelled	(149,588)	(0.98)	—	—
Outstanding at December 31, 2018	77,390	$95.27	3.3	$—
Exercisable at December 31, 2018	77,390	$95.27	3.3	$—

(*)	The aggregate intrinsic value represents the total intrinsic value (the difference between the deemed fair value of the Company’s Ordinary Shares on the last day of 2018 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2018. This amount is impacted by the changes in the fair value of the Company’s shares.

The total equity-based compensation expense related to the Company’s equity-based awards, recognized during the year ended December 31, 2018 was $76 ($58 out of which related to restricted shares granted to the Company’s Chief Executive Officer in June 2018). The total equity-based compensation expense related to all of the Company's equity-based awards, recognized during the year ended December 31, 2017, as part of the discontinued operations was $69. In addition, during the year ended December 31, 2017, an amount of $2,364 was recorded as general and administrative expenses as part of continuing operation.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

As of December 31, 2018, there was $130 of total unrecognized compensation cost related to non-vested stock awards that based on their original vesting terms was expected to be recognized over a weighted-average period of 2.5 years. Following the completion of the stock purchase transaction described in Note 12, such compensation will be accelerated.

Note 11

Income Taxes:

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 34% to 21%; eliminating the corporate alternative minimum tax (“AMT”) and changing how existing AMT credits can be realized; creating a new limitation on deductible interest expense; changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; and changing limitations on the deductibility of certain executive compensation.

With regards to the Tax Act impact on the tax provision as it relates to the Company for the year-ended December 31, 2017, the Company has recognized the provisional impact of tax reform related to the revaluation of deferred tax assets and liabilities from 35% to 21% of $17.3 million tax expense, which was offset by a reduction in the valuation allowance.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which the related temporary difference becomes deductible. The benefit of tax positions taken or expected to be taken in the Company’s income tax returns are recognized in the consolidated financial statements if such positions are more likely than not of being sustained.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

For the years ended December 31, 2018, and 2017, the following table summarizes the components of income before income taxes from continuing operations and the provision for income taxes:

	Year Ended December 31,
	2018	2017
Loss from continuing operations before income tax:
U.S.	$(1,739)	$(16,261)
Israel	(62)	(453)
UK	(113)	(219)
Loss from continuing operations before income taxes	$(1,914)	$(16,933)

Income tax expense (benefit):
United States - Federal tax:
Current	$—	$—
Deferred	—	—

United States - State tax:
Current	—	—
Deferred:	—	—

Israel:
Current	—	—
Deferred		—

UK:
Current	—	—
Deferred	—	—

Income tax expense (benefit)	$—	$—

For the years ended December 31, 2018 and 2017, the following table reconciles the federal statutory income tax rate to the effective income tax rate:

	Year Ended December 31,
	2018	2017
Federal Tax rate	21%	34%

Federal tax benefit at federal tax rate	$(464)	$(5,758)
State and local income tax, net of Federal benefit	171	(271)
Foreign rate differential	(3)	519
Increase in taxes from permanent differences in stock-based compensation	—	333
Return to provision and other adjustments	289	289
Federal Tax reform	(176)	17,260
Change in valuation allowance	183	(12,372)

Income tax expense (benefit)	$—	$—

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

As of December 31, 2018, the Company had approximately $124.9 million of Federal net operating loss carryforwards in the United States. A 100% valuation allowance has been recorded against these tax attributes and the net deferred tax assets of the U.S. group of companies. Based on current operating conditions and the availability of projected future sources of taxable income, the Company determined that it was not more likely than not that the net deferred tax assets of the U.S. companies would be realized in the future. The Federal NOLs expire generally from 2023 to 2037, except those generated in the year 2018 as they do not expire under the tax reform act.

After conversion to U.S. dollars, Photo Therapeutics Limited had approximately $12.9 million of net operating loss carryforwards in the U.K. A 100% valuation allowance has been applied against these loss carryforwards.

The following table summarizes the components of deferred income tax assets and (liabilities):

	December 31,
	2018	2017

Loss carryforwards	$30,559	$30,072
AMT credits	112	112
Foreign tax credits	12,308	12,308
Accrued employment expenses	31	11
Amortization and write-offs	875	875
Capitalized R&D costs	1,013	1,013
Depreciation	635	635
Tax on undistributed earnings	(517)	(517)
Other accruals and reserves	1,730	1,215
Gross deferred tax asset	46,746	45,725

Less: valuation allowance	(46,746)	(45,725)

Net deferred tax asset	$—	$—

Among other non-current liabilities	$—	$—

Taxes, which may apply in the event of a disposal of investments in subsidiaries, have not been included in computing the deferred taxes, as the Company anticipates it would liquidate those subsidiaries that can be closed on a tax free basis

The Company files corporate income tax returns in the United States, both in the Federal jurisdiction and in various State jurisdictions. The Company is subject to Federal income tax examination for calendar years 2015 through 2018 and is also generally subject to various State income tax examinations for calendar years 2015 through 2018. Photo Therapeutics Limited files in the United Kingdom. Radiancy (Israel) Limited files in Israel. The Israeli subsidiary is subject to tax examination for calendar years 2014 through 2018.

Change in Israel rates.

On January 4, 2016, the Israeli parliament passed the Law for Amendment of the Income Tax Ordinance No. 216, which, among other things reduced the standard Israeli corporate income tax rate from 26.5% to 25% effective as of January 2016. In December 2016, the Israeli parliament passed the Economic Efficiency Law (Legislative Amendments to Achieve Budget Targets for the 2017 and 2018 Budget), which set a further reduction of corporate tax from 25% to 23%. The provisions of the law included a Temporary Order stipulate that the corporate tax rate in 2017 will be 24%. As a result, the corporate tax rate that will apply in 2017 will be 24% and the corporate tax rate that will take effect from 2018 onwards will be 23%.

Change in U.K. rates.

Effective for tax periods beginning on April 1, 2015, the United Kingdom tax rate was reduced to 20%. The rate further reduced to 19% effective April 1, 2017. These changes in rate will affect the tax provision with regard to the tax attributes of Photo Therapeutics Limited, the United Kingdom subsidiary.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Unrecognized Tax Benefits. The Company is subject to income taxation in the U.S., Israel, the U.K., and Colombia. Unrecognized tax benefits reflect the difference between positions taken or expected to be taken on income tax returns and the amounts recognized in the financial statements. Resolution of the related tax positions through negotiations with the relevant tax authorities or through litigation could take years to complete. It is difficult predict the timing of resolution for tax positions since such timing is not entirely within the control of the Company.

The Company and its subsidiaries file income tax returns in all of the countries listed above.

Management conducted an analysis of the facts and law surrounding the then existing income tax uncertainties, and found that such liability as may have arisen was of a much lesser magnitude and is able to be extinguished by loss carryforwards and carrybacks.

Reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2016	$1,921
Additions / Settlements due 2017	—
Balance at December 31, 2017	$1,921
Additions / Settlements due 2018	(311)
Balance at December 31, 2018	$1,610

Note 12

Subsequent Events:

Gadsden Transaction

On March 13, 2019, the Company entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Gadsden Growth Properties, Inc., a Maryland corporation (“Gadsden”), pursuant to which, the Company will issue to Gadsden: (i) 708,485,395 shares of its common stock; (ii) a number of shares of the Company’s newly designated 7% Series A Cumulative Convertible Perpetual Preferred Stock that is equal to the number of shares of Gadsden’s 7% Series A Cumulative Convertible Perpetual Preferred Stock that are outstanding at the closing date, which is expected to be 889,075 shares; (iii) a number of shares of its newly designated Series B Non-Voting Convertible Preferred Stock that is equal to the number of shares of Gadsden’s Series B Non-Voting Convertible Preferred Stock that are outstanding at the closing date, which is expected to be 11,788,994 shares; and (iv) a number of shares of the Company’s 10% Series C Cumulative Convertible Preferred Stock that is equal to the number of shares of Gadsden’s 10% Series C Cumulative Convertible Preferred Stock that are outstanding on the closing date, which is expected to be 2,498,682 shares (collectively, the “FC Global Securities”). In consideration for the FC Global Securities, Gadsden will transfer and assign to the Company: (i) all of the Class A limited partnership interests in Gadsden Growth Properties, L.P., a Delaware limited partnership (“OPCO”), and (ii) all of the general partnership interests in OPCO which is the operating partnership of Gadsden that has all of its assets and liabilities (the “Stock Transaction”).

For accounting purposes, Gadsden is considered as acquiring the Company in the merger. Gadsden was determined to be the “accounting acquirer” based upon the terms of the Stock Transaction which results in the following: (i) Gadsden stockholders will own at least 430,306, shares of the Company’s stock (total stock less the holdback), which gives them approximately 96.28% of the common stock of the combined organization following the closing of the Stock Purchase Agreement (subject to adjustment as provided for in the Stock Purchase Agreement), (ii) Gadsden directors will hold a majority of board seats in the Company and (iii) Gadsden management will hold all key positions in the management of the Company. Consequently, as the Company is considered an operating public company, in accordance with the provisions of Accounting Standards Codification Topic 805, “Business Combinations”, the Stock Purchase Agreement will be accounted for as a reverse acquisition using the acquisition method of accounting, under which management will determine a purchase price, calculated as the respective portion of shares that the existing (prior to the Stock Purchase Agreement) Company stockholders have at the Company’s closing stock price on the date of closing. The net tangible and intangible assets acquired and liabilities assumed in connection with the transaction will be recorded at their estimated acquisition date fair values. Any excess of purchase price over fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of the Company that exist as of the date of completion of the transaction.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Stock Purchase Agreement provides that 278,178,750 shares (the “Holdback Shares”) of common stock that will be issued to Gadsden will be subject to forfeiture based on the reconciliation and adjustment of the net asset value of Gadsden’s assets and Gadsden’s proposed real estate investments that have not closed as of the closing date of the Stock Purchase Agreement (such investments being the “Scheduled Investments”).

The number of FC Global Securities being issued to Gadsden at the closing is based upon an estimated net asset value of Gadsden of $211,573 (the “Contract NAV”). The Contract NAV includes Gadsden’s assets and all of its Scheduled Investments. The Stock Purchase Agreement provides for a reconciliation and adjustment of the final net asset value of Gadsden as follows:

●	If the Contract NAV is more than the Gadsden final net asset value, then the difference (the “Shortfall”) will be settled by the transfer of shares of FC Global Common Stock, at a value equal to 3.771023733 shares of FC Global Common Stock for each $1.00 of Shortfall if the Gadsden final net asset value is $80 million or more (and 2.860407207 for each $1.00 of Shortfall to the extent that the Gadsden final net asset value is less $80 million);
●	First, the Shortfall will be paid by transfer of Holdback Shares by Gadsden to the Company and such transferred shares will be cancelled. If the amount of the Shortfall is more than the value of the Holdback Shares, then the Company will issue more shares of FC Global Common Stock to the Company’s stockholders of record as of the closing date.
●	Gadsden’s final net asset value will be determined as the fair value of the each of the assets of Gadsden on the closing date and the Scheduled Investments acquired on or prior to May 20, 2019. Such fair value will be determined in accordance with the following:

●	in accordance with United States generally accepted accounting principles, and shall be derived from the Company’s annual report on Form 10-K for either of the fiscal years ended December 31, 2019 or December 31, 2020 with Gadsden having the option to choose which such fiscal year to utilize,
●	as of the date of an appraisal from a licensed appraiser with knowledge of the applicable market that need not be a national firm, or
●	if the Gadsden asset is sold or otherwise disposed of in consideration for cash, the gross cash proceeds from the sale minus any indebtedness or other liabilities relating to the Gadsden asset being sold or otherwise disposed of that were not assumed by the purchaser and that remain indebtedness or other liabilities of the Company following the sale or other disposition.

The Stock Purchase Agreement also contains a mechanism for issuing additional shares of common stock to Gadsden or the Company’s legacy stockholders, as applicable, if there is a loss determination (as defined in the Stock Purchase Agreement). The Stock Purchase Agreement provides that no loss will be determined until the aggregate amount of losses claimed exceeds $100,000, it being acknowledged that from and after such threshold, all losses shall be subject to adjustment as set forth above.

Additionally, the Stock Purchase Agreement provides for customary pre-closing covenants of the parties, including a covenant to conduct their respective businesses in the usual, regular and ordinary course substantially consistent with past practice and to refrain from taking certain actions without the other parties’ consent. The parties have also agreed not to solicit proposals relating to specified “Competing Transactions” (as defined in the Stock Purchase Agreement) or, subject to certain exceptions relating to the receipt of unsolicited offers that may be deemed to be “Superior Competing Transaction” (as defined in the Stock Purchase Agreement), enter into discussions concerning or provide information in connection with Competing Transactions.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Consummation of the Stock Transaction is subject to various conditions, including, among others, customary conditions relating to: (i) approval of the Stock Transaction by the vote of Gadsden’s stockholders holding two-thirds of the outstanding shares of Gadsden’s common stock, Gadsden’s 7% Series A Cumulative Convertible Perpetual Preferred Stock entitled to vote thereon (on an as-converted basis) and Gadsden’s 10% Series C Cumulative Convertible Perpetual Preferred Stock entitled to vote thereon (on an as-converted basis) (collectively, the “Gadsden Stockholder Approval”); (ii) absence of injunction by any court or other tribunal of competent jurisdiction and absence of law that prevents, enjoins, prohibits or makes illegal the consummation of the Stock Transaction; (iii) receipt of all consents, approvals and authorizations legally required to be obtained to consummate the Stock Transaction; and (iv) receipt of customary legal opinions from counsel to the Company and Gadsden. The obligation of each party to consummate the Stock Transaction is also conditioned upon the other party’s representations and warranties being true and correct (subject to certain materiality exceptions), the other party having performed in all material respects its obligations under the Stock Purchase Agreement, and the absence of a material adverse effect on each party.

In addition, the obligation of Gadsden to complete the Stock Transaction is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions: the Company shall have, on a consolidated basis, not less than $800 of unrestricted cash; and the Company shall have received a letter of resignation from each member of its Board of Directors, other than the directors who are to be members of the Board after the Stock Transaction.

The Stock Purchase Agreement may be terminated at any time prior to the closing, in any of the following ways: (i) by mutual written consent of the Company and Gadsden; (ii) by either Gadsden or the Company if the Stock Transaction shall not have occurred on or prior to March 31, 2019; provided, that a party that has materially failed to comply with any obligation of such party set forth the Stock Purchase Agreement shall not be entitled to exercise its right to terminate; (iii) by Gadsden upon a breach of any representation, warranty, covenant or agreement on the part of the Company as set forth in the Stock Purchase Agreement, or if there shall have been a material adverse effect; (iv) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Gadsden as set forth in the Stock Purchase Agreement, or if there shall have been a material adverse effect; (v) by either Gadsden or the Company if any order by any governmental entity of competent authority preventing the consummation of the Stock Transaction shall have become final and nonappealable; (vi) by either Gadsden or the Company if the Gadsden Stockholder Approval shall not have been obtained; (vii) by either Gadsden or the Company prior to obtaining the Gadsden Stockholder Approval if Gadsden or the Company has delivered a notice of a Superior Competing Transaction (provided that for the termination to be effective, such party shall have paid the applicable termination fee); (viii) by Gadsden if the Company’s board of directors shall have withdrawn, qualified or modified in a manner adverse to Gadsden, or shall recommend that the Company’s stockholders approve or accept a Competing Transaction, or if the Company shall have delivered a notice of a Superior Competing Transaction or shall have publicly announced a decision to take any such action; or (ix) by the Company if Gadsden’s board of directors shall have withdrawn, qualified or modified in a manner adverse to the Company, or shall have failed to make when required, its recommendation to approve the Stock Purchase Agreement, or shall recommend that Gadsden’s stockholders approve or accept a Competing Transaction, or if Gadsden shall have delivered a notice of a Superior Competing Transaction or shall have publicly announced a decision to take any such action.

Gadsden is required to pay a termination fee of $200 if the Stock Purchase Agreement is terminated: (i) by Gadsden at any time prior to the receipt of Gadsden Stockholder Approval upon delivery of a notice of a Superior Competing Transaction; (ii) by the Company upon any of the events described in subsection (ix) of the preceding paragraph; or (iii) by the Company if Gadsden Stockholder Approval shall not have been obtained and (A) prior to such termination, a person has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the Gadsden’s stockholder meeting and (B) within twelve months of any such termination, Gadsden or any subsidiary of Gadsden shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated with any person.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

The Company is required to pay a termination fee of $250 if the Stock Purchase Agreement is terminated: (i) by the Company upon delivery of a notice of a Superior Competing Transaction; (ii) by Gadsden upon any of the events described in subsection (viii) of the paragraph above regarding termination; (iii) by Gadsden, upon a breach of certain representations, warranties, covenants or agreements on the part of the Company set forth in Stock Purchase Agreement; or (iv) or by Gadsden if Gadsden Stockholder Approval shall not have been obtained and (A) prior to such termination, a person has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the termination of the Stock Purchase Agreement and (B) within twelve months of any such termination, FC Global or any subsidiary of the Company shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated with any person.

Termination of a Merger Agreement and Withdrawal of Registration Statement.

On November 8, 2018, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with FC Merger Sub, Inc., a Maryland corporation and wholly-owned subsidiary of the Company (“FC Merger Sub”), Gadsden and OPCO, pursuant to which, subject to the terms and conditions of the Merger Agreement, FC Merger Sub agreed to merge with and into Gadsden, with Gadsden surviving the merger as a wholly-owned subsidiary of the Company, which would have been converted into Gadsden Properties, Inc., a Maryland corporation (“GPI”), immediately prior to the merger. On December 27, 2018, January 14, 2019 and January 25, 2019, the parties entered into amendments to amend certain provisions of the Merger Agreement described therein.

In connection with the proposed transaction contemplated in the Merger Agreement, on November 9, 21018, the Company and Gadsden filed a Registration Statement on Form S-4 (No. 333-228304), which includes a joint proxy statement of the Company and Gadsden that also constitutes a prospectus of GPI (as amended, the “ Registration Statement ”). The Merger Agreement contemplated the issuance of shares by the Company that would be registered under the Securities Act of 1933, as amended (the “Securities Act”), when the Registration Statement for such offering was declared effective under the Securities Act. The staff of the Securities and Exchange Commission was furloughed due to the U.S. Federal Government’s recent shutdown which resulted, among other things, that the review and expected timing for the Registration Statement has been delayed to the extent that the transaction regarding the acquisition of the Company by Gadsden requires additional amendments to the Registration Statement and the timing for the consummation of the proposed merger under the Merger Agreement is not certain.

In connection with the Stock Purchase Agreement and Stock Transaction described above, on March 13, 2019, the parties to the Merger Agreement entered into a letter agreement to terminate the Merger Agreement and the Company withdrew the Registration Statement.

FC GLOBAL REALTY INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except share and per share amounts)

Purchase of Roseville Series A Preferred Units

On January 14, 2019, the Company purchased 1,000 Series A Preferred Units of Gadsden Roseville, LLC, a Delaware limited liability company (“Roseville”), for a purchase price of $350,000 (the “Acquisition”), in accordance with an Amended and Restated Limited Liability Company Agreement of Roseville (the “LLC Agreement”), entered into among Roseville, Gadsden Realty Investments I, LLC, a wholly owned subsidiary of Gadsden (“Gadsden Investments”), and the Company, on January 14, 2019. Gadsden Investments, the other member of Roseville, owns 1,000 Common Units. Roseville is the sole owner of a parcel of approximately 9.6 acres of land located on Roseville Road in Sacramento, California that is entitled for the development of approximately 65 small lot single family detached homes.

The Series A Preferred Units entitle the Company to priority distribution rights. In accordance with the LLC Agreement, Net Cash Flow (as defined in the LLC Agreement) is distributed among the members as follows: (i) first, to the Company, an amount equal to the Series A Preferred Return then accrued and payable; (ii) second, to the Company, an amount equal to its Unreturned Capital; and (iii) then, to Gadsden Investments. “Series A Preferred Return” means an amount equal to a return that accrued on the capital contributions of the Company at 15% per annum compounded annually; provided, however, that if the Company has not received an amount equal to its Unreturned Capital on or prior to May 14, 2019, then from and after such date, the Series A Preferred Return shall accrue on its capital contributions at 25% per annum compounded annually. “Unreturned Capital” means an amount equal to the Company’s aggregate capital contributions less the aggregate distributions made to the Company.

Roseville is managed by two managers - one designated by the Company and one designated by Gadsden Investments. The current managers are Michael R. Stewart, The Company’s Chief Executive Officer, and John Hartman, Gadsden’s Chief Executive Officer. Except as otherwise provided in the LLC Agreement, actions by Roseville require the unanimous consent of the two managers.

Conversion of Series A Preferred Stock

On January 22, 2019, the remaining 27,898 shares of Series A Preferred Stock were converted into 697,450 shares of the Company’s common stock.